Exhibit 10.1

EXECUTION VERSION

FIFTH AMENDMENT AND RESTATEMENT AGREEMENT dated as of February 27, 2018 (this “Agreement”), to the Amended and Restated Credit Agreement dated as of January 3, 2011, as amended and restated by the Second Restatement Agreement dated as of June 14, 2012, by the Third Restatement Agreement dated as of March 13, 2013 and by the Fourth Restatement Agreement dated as of July 24, 2015 (the “Existing Credit Agreement”), among ASCENA RETAIL GROUP, INC., a Delaware corporation (the “Company”), the other LOAN PARTIES party hereto, the LENDERS party hereto, the ISSUING BANKS party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent and Swingline Lender.

Capitalized terms used and not otherwise defined herein have the meanings assigned to them in the Restated Credit Agreement (as defined below).

The Borrowers, the other Loan Parties, the Lenders and the Administrative Agent are parties to the Existing Credit Agreement and certain related Loan Documents, providing for Revolving Commitments in favor of the Borrowers in an aggregate principal amount of $600,000,000.

The Borrowers, the other Loan Parties, the Lenders and the Administrative Agent have agreed to amend and restate the Existing Credit Agreement to provide for, among other things, (a) the extension of the maturity of the credit facility established thereby, (b) a reduction in total Revolving Commitments of $100,000,000 and (c) certain other amendments thereto.

NOW THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

SECTION 1. Amendment and Restatement of Existing Credit Agreement. (a) Effective as of the Fifth Restatement Effective Date (as defined below), the Existing Credit Agreement (excluding, except as set forth below, the Schedules and Exhibits thereto, each of which shall, except as set forth below, remain as in effect immediately prior to the Fifth Restatement Effective Date) shall be amended and restated to be in the form attached as Exhibit A hereto (the Existing Credit Agreement, as so amended and restated, being referred to as the “Restated Credit Agreement”).

(b) (i) Effective as of the Fifth Restatement Effective Date, Schedule 2.01 to the Existing Credit Agreement is hereby amended and restated to be in the form of Schedule 2.01 hereto. Each party hereto acknowledges and agrees that, on and as of the Fifth Restatement Effective Date, Schedule 2.01 hereto sets forth all the Revolving Commitments, LC Commitments and Standby LC Commitments of all the Lenders and Issuing Banks (and no Person whose name does not appear on Schedule 2.01 hereto shall have, or shall be deemed to have, on and as of the Fifth Restatement

Effective Date, a Revolving Commitment, an LC Commitment or a Standby LC Commitment under the Restated Credit Agreement or shall be a Lender thereunder).

(ii) Each Lender and Issuing Bank party hereto acknowledges and agrees that, on and as of the Fifth Restatement Effective Date and without any further action on the part of the Lenders or the applicable Issuing Bank, all participations in Letters of Credit issued and outstanding on the Fifth Restatement Effective Date (the “Existing Letters of Credit”) shall be reallocated among the Lenders on the basis of the Applicable Percentages calculated after giving effect to the transactions contemplated by this Section 1(b) and that, in furtherance of the foregoing, on the Fifth Restatement Effective Date each Issuing Bank shall be deemed to have granted to each Lender, and each Lender shall be deemed to have acquired from each Issuing Bank, a participation in each Existing Letter of Credit issued by such Issuing Bank equal to such Lender’s Applicable Percentage, calculated after giving effect to the transactions contemplated by this Section 1(b), of the aggregate amount available to be drawn under such Existing Letter of Credit. Such participation shall be governed by the terms of Section 2.06 of the Restated Credit Agreement.

(c) Effective as of the Fifth Restatement Effective Date, (i) Exhibit D to the Existing Credit Agreement is hereby amended and restated to be in the form of Exhibit D attached hereto and (ii) Exhibit K to the Existing Credit Agreement is hereby deleted in its entirety.

SECTION 2. Representations and Warranties. The Loan Parties represent and warrant to each other party hereto that:

(a) this Agreement has been duly executed and delivered by each Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law;

(b) the representations and warranties of each Loan Party set forth in the Restated Credit Agreement and the other Loan Documents are, on and as of the Fifth Restatement Effective Date, true and correct (i) in the case of the representations and warranties qualified as to materiality, in all respects and (ii) otherwise, in all material respects, except for any representation or warranty that, by its terms, speaks as of a prior date, which representation or warranty shall be so true and correct as of such prior date; and

(c) as of the Fifth Restatement Effective Date, no Default or Event of Default has occurred and is continuing under the Restated Credit Agreement.

SECTION 3. Fifth Restatement Effective Date. The effectiveness of the amendment and restatement of the Existing Credit Agreement as contemplated by

Section 1 hereof is subject to the satisfaction of the conditions precedent set forth in Section 4.01 of the form of Restated Credit Agreement attached as Exhibit A hereto (the date on which such conditions are satisfied being called the “Fifth Restatement Effective Date”). The Administrative Agent shall notify the Company and the Lenders of the Fifth Restatement Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, unless each of the conditions precedent set forth in Section 4.01 of the Restated Credit Agreement shall have been satisfied at or prior to 5:00 p.m., New York City time, on February 27, 2018, this Agreement (other than the provisions of Sections 5 and 8, which shall survive any such termination) shall cease to be of any force or effect.

SECTION 4. Fees. The Company agrees to pay, on and subject to the substantially concurrent occurrence of, the Fifth Restatement Effective Date, to the Administrative Agent, for the account of each Lender under the Restated Credit Agreement on such date, the upfront fees as set forth in that certain engagement letter between the Company and the Administrative Agent dated as of January 10, 2018.

SECTION 5. Expenses; Indemnity. The Company agrees, whether or not the Fifth Restatement Effective Date shall occur and whether or not the Restated Credit Agreement shall become effective, to reimburse the Administrative Agent, the Arrangers and their Affiliates for their reasonable and documented out-of-pocket expenses, and to indemnify and hold harmless the Administrative Agent, the Arrangers and their Affiliates and each other Indemnitee, on the terms set forth in Section 9.03 of the form of Restated Credit Agreement attached as Exhibit A hereto, which terms are incorporated by reference into this Agreement with the same effect as if set forth in full herein.

SECTION 6. Reaffirmation. Each Loan Party hereby acknowledges that it expects to receive substantial direct and indirect benefits as a result of this Agreement and the transactions contemplated hereby. Each Loan Party hereby consents to this Agreement and the transactions contemplated hereby, and hereby (a) reaffirms and confirms its guarantees, pledges, grants of security interests and other obligations, as applicable, under the Loan Guarantee and each Collateral Document to which it is party, (b) affirms and confirms its obligations to indemnify and other commitments and obligations under the Loan Documents to which it is a party and (c) agrees that, notwithstanding the effectiveness of this Agreement and the transactions contemplated hereby, (i) the Loan Guarantee and each Collateral Document to which it is a party shall continue to be in full force and effect and (ii) all guarantees, pledges, grants and other obligations thereunder shall continue to be in full force and effect and shall accrue to the benefit of the Lender Parties. Each Loan Party hereby confirms and agrees that obligations under the Restated Credit Agreement constitute “Obligations” and “Secured Obligations” (or words of similar import) under and as used in the Loan Guarantee and each Collateral Document to which it is a party.

SECTION 7. Effect of Amendment and Restatement; No Novation. (a)Except as expressly set forth herein, this Agreement shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lender Parties under the Existing Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Existing Credit Agreement or any other Loan Document, all of which shall continue in full force and effect in accordance with the provisions thereof (it being understood and agreed that all interest and fees accruing under the Existing Credit Agreement in respect of periods prior to the Fifth Restatement Effective Date will accrue at the rates specified in the Existing Credit Agreement prior to its restatement in the form of the Restated Credit Agreement). Nothing herein shall be deemed to entitle any Loan Party to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Existing Credit Agreement, the Restated Credit Agreement or any other Loan Document in similar or different circumstances, except as expressly set forth herein.

(b) On and after the Fifth Restatement Effective Date, each reference in the Restated Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import, as used in the Restated Credit Agreement, shall refer to the Existing Credit Agreement as amended and restated in the form of the Restated Credit Agreement, and the term “Credit Agreement”, as used in each Loan Document, shall mean the Restated Credit Agreement.

(c) This Agreement shall constitute a “Loan Document” for all purposes of the Restated Credit Agreement and the other Loan Documents.

(d) Neither this Agreement nor the effectiveness of the Restated Credit Agreement shall extinguish the obligations for the payment of money outstanding under the Existing Credit Agreement or discharge or release any Guarantee thereof. Nothing herein contained shall be construed as a substitution or novation of the Obligations outstanding under the Existing Credit Agreement or the Collateral Documents, which shall remain in full force and effect, except as modified hereby. Nothing expressed or implied in this Agreement, the Restated Credit Agreement or any other document contemplated hereby or thereby shall be construed as a release or other discharge of any Loan Party under any Loan Document (as defined in the Existing Credit Agreement) from any of its obligations and liabilities thereunder.

SECTION 8. Applicable Law; Jurisdiction; Waiver of Jury Trial. THE PROVISIONS OF SECTIONS 9.09 AND 9.10 OF THE RESTATED CREDIT AGREEMENT ARE INCORPORATED INTO THIS AGREEMENT MUTATIS MUTANDIS WITH THE SAME EFFECT AS IF SET FORTH IN FULL HEREIN.

SECTION 9. Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts (and by different parties hereto on different counterparts), each of which when so executed and delivered shall be deemed an original, but all of which taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission or other electronic imaging (such as a ‘pdf’) shall be as effective as delivery of a manually executed counterpart hereof. This Agreement shall become effective when the Administrative Agent shall have received from the Company, each other Loan Party, each Lender, each Issuing Bank and the Swingline Lender either (a) a counterpart of this Agreement signed on behalf of such party or (b) evidence reasonably satisfactory to the Administrative Agent (which may include a facsimile or other electronic transmission) that such party has signed a counterpart of this Agreement.

SECTION 10. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 11. Headings. Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth above.

ASCENA RETAIL GROUP, INC.

by:	/s/ Robb Giammatteo
Name: Robb Giammatteo
Title: Executive Vice President, Chief Financial Officer and Assistant Treasurer

THE DRESS BARN, INC.

by:	/s/ Tom Calderwood
Name: Tom Calderwood
Title: Senior Vice President, Corporate Tax and Assistant Treasurer

TWEEN BRANDS, INC.

by:	/s/ Tom Calderwood
Name: Tom Calderwood
Title: Senior Vice President, Corporate Tax and Assistant Treasurer

MAURICES INCORPORATED

by:	/s/ Tom Calderwood
Name: Tom Calderwood
Title: Senior Vice President, Corporate Tax and Assistant Treasurer

CHARMING SHOPPES OF DELAWARE, INC.

by:	/s/ Robb Giammatteo
Name: Robb Giammatteo
Title: Executive Vice President and Assistant Treasurer

CSI INDUSTRIES, INC.

by:	/s/ Robb Giammatteo
Name: Robb Giammatteo
Title: Executive Vice President and Assistant Treasurer

CATHERINES, INC.

by:	/s/ Robb Giammatteo
Name: Robb Giammatteo
Title: Executive Vice President and Assistant Treasurer

CATHERINES STORES CORPORATION

by:	/s/ Robb Giammatteo
Name: Robb Giammatteo
Title: Executive Vice President and Assistant Treasurer

LANE BRYANT, INC.

by:	/s/ Robb Giammatteo
Name: Robb Giammatteo
Title: Executive Vice President and Assistant Treasurer

LANE BRYANT PURCHASING CORP.

by:	/s/ Robb Giammatteo
Name: Robb Giammatteo
Title: Executive Vice President and Assistant Treasurer

ANN INC.

by:	/s/ Robb Giammatteo
Name: Robb Giammatteo
Title: Executive Vice President and Assistant Treasurer

FOR EACH ENTITY LISTED ON SCHEDULE 1 HERETO,

by	/s/ Gary Holland
Name:Gary Holland
Title:Vice President and Assistant Secretary

Schedule 1

933 Inspiration LLC

ANN Card Services, Inc.

Annco, Inc.

AnnTaylor Distribution Services, Inc.

AnnTaylor Retail, Inc.

AnnTaylor, Inc.

Ascena Trade Services, LLC

ASNA Value Fashion LLC

C.S.F. Corp.

Catherines #5124, Inc.

Catherines #5147, Inc.

CCTM, Inc.

Charming Sales Co. One, Inc.

Charming Sales Co. Three, Inc.

Charming Sales Co. Two, Inc.

Charming Shoppes Receivables Corp.

Charming Shoppes Seller, Inc.

Charming Shoppes Street, Inc.

Charming Shoppes, Inc.

Chestnut Acquisition Sub, Inc.

Crosstown Traders, Inc.

CS Holdco II Inc.

CSGC, Inc.

CSPE, LLC

DBX, Inc.

Dress Barn Credit Management, LLC

Duluth Real Estate LLC

Etna Retail DC, LLC

Fashion Service LLC

GC Fulfillment, LLC

Lane Bryant #6243, Inc.

Lane Bryant of Pennsylvania, Inc.

Lane Bryant Outlet 4106, Inc.

Maurices Credit Management, Inc.

PSTM, Inc.

Sonsi, Inc.

Spirit of America, Inc.

Too GC, LLC

Tween Brands Agency, Inc.

Tween Brands Direct Services, Inc.

Tween Brands Investment, LLC

Tween Brands Service Co.

Winks Lane, Inc.

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent, Swingline Lender and Issuing Bank,

by	/s/ Donna DiForio
Name: Donna DiForio
Title: Authorized Officer

LENDER SIGNATURE PAGE TO THE

FIFTH AMENDMENT AND RESTATEMENT

AGREEMENT OF ASCENA RETAIL GROUP, INC.

LENDER (with each Lender that is also an Issuing Bank executing in both such capacities)

BANK OF AMERICA, N.A.

by:	/s/ Roger Malouf
Name: Roger Malouf
Title: Senior Vice President

LENDER SIGNATURE PAGE TO THE

FIFTH AMENDMENT AND RESTATEMENT

AGREEMENT OF ASCENA RETAIL GROUP, INC.

LENDER (with each Lender that is also an Issuing Bank executing in both such capacities)

WELLS FARGO BANK, NATIONAL ASSOCIATION

by:	/s/ Brent E. Shay
Name: Brent E. Shay
Title: Director

LENDER SIGNATURE PAGE TO THE

FIFTH AMENDMENT AND RESTATEMENT

AGREEMENT OF ASCENA RETAIL GROUP, INC.

LENDER (with each Lender that is also an Issuing Bank executing in both such capacities)

Fifth Third Bank

by:	/s/ Mira Gohil
Name: Mira Gohil
Title: Vice President

LENDER SIGNATURE PAGE TO THE

FIFTH AMENDMENT AND RESTATEMENT

AGREEMENT OF ASCENA RETAIL GROUP, INC.

LENDER (with each Lender that is also an Issuing Bank executing in both such capacities)

GOLDMAN SACHS BANK USA,

by:	/s/ Annie Carr
Name: Annie Carr
Title: Authorized Signatory

LENDER SIGNATURE PAGE TO THE

FIFTH AMENDMENT AND RESTATEMENT

AGREEMENT OF ASCENA RETAIL GROUP, INC.

LENDER (with each Lender that is also an Issuing Bank executing in both such capacities)

U.S. Bank National Association

by:	/s/ Thomas P. Chidester
Name: Thomas P. Chidester
Title: Vice President

LENDER SIGNATURE PAGE TO THE

FIFTH AMENDMENT AND RESTATEMENT

AGREEMENT OF ASCENA RETAIL GROUP, INC.

LENDER (with each Lender that is also an Issuing Bank executing in both such capacities)

CAPITAL ONE, NATIONAL ASSOCIATION

by:	/s/ Joe A. Sacchetti
Name: Joe A. Sacchetti
Title: Director

Schedule 2.01

Revolving Commitments

Lender	Revolving Commitment
JPMorgan Chase Bank, N.A.	$110,000,000
Bank of America, N.A.	110,000,000
Wells Fargo Bank, National Association	80,000,000
Fifth Third Bank	60,000,000
Goldman Sachs Bank USA	60,000,000
U.S. Bank National Association	40,000,000
Capital One, National Association	40,000,000

Total	$500,000,000

LC Commitments and Standby LC Commitments

Issuing Bank	LC Commitment	Standby LC Commitment (Sublimit under LC Commitment)
JPMorgan Chase Bank, N.A.	$72,200,000	$36,100,000
Bank of America, N.A.	72,200,000	36,100,000
Wells Fargo Bank, National Association	55,600,000	27,800,000

Total	$200,000,000	$100,000,000

EXHIBIT A

RESTATED CREDIT AGREEMENT

EXHIBIT A

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

January 3, 2011,

as further amended and restated as of February 27, 2018,

among

ASCENA RETAIL GROUP, INC.,

The BORROWING SUBSIDIARIES party hereto,

The other LOAN PARTIES party hereto,

The LENDERS party hereto

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

JPMORGAN CHASE BANK, N.A. and

BANK OF AMERICA, N.A.,

as Joint Bookrunners and Joint Lead Arrangers

BANK OF AMERICA, N.A. and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Syndication Agents

FIFTH THIRD BANK,

GOLDMAN SACHS BANK USA,

CAPITAL ONE, NATIONAL ASSOCIATION and

U.S. BANK NATIONAL ASSOCIATION,

as Documentation Agents

[CS&M Ref. No. 6701-814]

i

SCHEDULES:

Schedule 2.01	—	Commitments

Schedule 2.06	—	Existing Letters of Credit

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption

Exhibit B	—	Form of Borrowing Base Certificate

Exhibit C	—	Form of Borrowing Request

Exhibit D	—	Form of Compliance Certificate

Exhibit E	—	Form of Issuing Bank Agreement

Exhibit F	—	Form of Interest Election Request

Exhibit G-1	—	Form of Perfection Certificate

Exhibit G-2	—	Form of Supplemental Perfection Certificate

Exhibit H	—	Form of Joinder Agreement

Exhibit I-1	—	Form of U.S. Tax Certificate for Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes

Exhibit I-2	—	Form of U.S. Tax Certificate for Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes

Exhibit I-3	—	Form of U.S. Tax Certificate for Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes

Exhibit I-4	—	Form of U.S. Tax Certificate for Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes

Exhibit J	—	Form of Solvency Certificate

v

AMENDED AND RESTATED CREDIT AGREEMENT dated as of January 3, 2011, as amended and restated as of February 27, 2018, among ASCENA RETAIL GROUP, INC., the BORROWING SUBSIDIARIES party hereto, the other LOAN PARTIES party hereto, the LENDERS party hereto, the ISSUING BANKS party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent and Swingline Lender.

The Borrowers (such term and each other capitalized term used herein having the meaning assigned to it in Article I of this Agreement), the other Loan Parties, certain of the Lenders and the Administrative Agent are parties to the Existing Credit Agreement and certain related Loan Documents.

The Borrowers, the other Loan Parties, the Lenders and the Administrative Agent have agreed to amend and restate the Existing Credit Agreement to provide for, among other things, (a) the extension of the maturity of the credit facility established thereby, (b) a reduction in total Revolving Commitments of $100,000,000 and (c) certain other amendments hereto, all as set forth herein.

Accordingly, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto have agreed that, as of the Fifth Restatement Effective Date, the Existing Credit Agreement shall be amended and restated to be in the form of this Agreement.

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABL Priority Collateral” has the meaning set forth in the Intercreditor Agreement.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Alternate Base Rate.

“Accounts” has the meaning set forth in the Restated Security Agreement.

“Account Debtor” means any Person obligated on an Account.

“Acquired Company” means Ann Inc., a Delaware corporation.

“Acquisition Agreement” means the Agreement and Plan of Merger dated as of May 17, 2015, among the Company, Merger Sub and the Acquired Company, together with the schedules and exhibits thereto and the related disclosure letter.

“Additional Eligible Pledged Cash” means, on any date of determination, (a) cash that is on deposit in a special purpose Deposit Account established by the Company with the Administrative Agent and (b) cash that is invested in a money market fund account established by the Company and managed by the Administrative Agent or one of its Affiliates and, in each case, that is subject to the Lien of the Restated Security Agreement and a Deposit Account Control Agreement or other control agreement reasonably satisfactory to the Administrative Agent and with respect to which the Administrative Agent shall have sole dominion and control, except that withdrawals thereof by the Company shall be permitted so long as, on a pro forma basis, the Company shall be in compliance with the second sentence of Section 2.09(a). Neither Eligible Pledged Cash nor cash pledged pursuant to Section 2.06(j) shall constitute Additional Eligible Pledged Cash.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMCB, in its capacity as administrative agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Credit Exposure” means the sum of the Credit Exposures of all the Lenders; provided, that for purposes of this definition, the Credit Exposure of the Lender that is the Swingline Lender shall be deemed to exclude any amount of its Swingline Exposure in excess of its Applicable Percentage of all outstanding Swingline Loans.

“Agreement” means this Amended and Restated Credit Agreement, as modified, supplemented, amended or restated from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus  1⁄2 of 1.00% per annum and (c) the Adjusted LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in dollars with a maturity of one month plus 1.00% per annum. For purposes of clause (c) above, the Adjusted LIBO Rate on any day shall be based on the Screen Rate on such day for a deposit in dollars with a maturity of one month (or, if the Screen Rate is not available for such one month maturity, the Interpolated Screen Rate) at approximately 11:00 a.m., London time, on such day; provided that if such rate shall be less than zero, such rate shall be deemed to be zero. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14, then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company and its Subsidiaries from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977 and the UK Bribery Act 2010.

“Applicable Percentage” means, with respect to any Lender, a percentage equal to a fraction the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the total Revolving Commitments of all the Lenders (if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments at or prior to the time of determination); provided that for purposes of Section 2.20 when a Defaulting Lender shall exist, any such Defaulting Lender’s Revolving Commitment shall be disregarded in the calculation.

“Applicable Rate” means, for any day, with respect to any ABR Loan or Eurodollar Revolving Loan or the participation fee for any Standby Letter of Credit or Commercial Letter of Credit, as the case may be, the applicable rate per annum set forth in the table below under the caption “ABR Spread”, “Eurodollar Spread”, “Standby Letter of Credit Fee” or “Commercial Letter of Credit Fee”, as the case may be:

Average Daily Availability	ABR Spread	Eurodollar Spread	Standby Letter of Credit Fee	Commercial Letter of Credit Fee
Category 1 >50%	0.250%	1.250%	1.250%	0.625%
Category 2 ≤50%	0.500%	1.500%	1.500%	0.750%

The Applicable Rate shall be determined based on Average Daily Availability for the most recently ended fiscal quarter of the Company as set forth in the table above, with each change to the Applicable Rate to be effective on the first day of the first month immediately following the last day of such fiscal quarter; provided that prior to the end of the first full fiscal quarter of the Company after the Fifth Restatement Effective Date, the Applicable Rate shall be determined by reference to Category 1 in the table above. Notwithstanding the foregoing provisions of this definition, if the Borrowers shall fail to deliver any Borrowing Base Certificate by the time required under Section 5.01(h), then the Applicable Rate shall be determined by reference to Category 2 in the table above from and including the day next following the date on which such Borrowing Base

Certificate shall have been due to but excluding the day after the date on which such Borrowing Base Certificate shall have been delivered.

“Applicable Share” has the meaning set forth in Section 10.10.

“Approved Fund” means any Person (other than a natural person or a Disqualified Lender) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means JPMCB and BofA, in their capacities as joint bookrunners and joint lead arrangers for the credit facility established hereby (or, with respect to BofA, any other registered broker-dealer wholly owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date hereof).

“Asset Sale” has the meaning set forth in Section 6.05.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, with the consent of any Person whose consent is required by Section 9.04, and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability” means, at any time, an amount equal to (a) the Credit Limit then in effect minus (b) the Aggregate Credit Exposure at such time.

“Availability Period” means the period from and including the Fifth Restatement Effective Date to but excluding the earlier of the Maturity Date and the date of termination or reduction to zero of the Revolving Commitments.

“Average Daily Availability” means, with respect to any fiscal quarter, (a)(i) the sum of Availability for each day during such fiscal quarter divided by (ii) the number of days in such fiscal quarter, divided by (b)(i) the sum of the total Revolving Commitments in effect for each day during such fiscal quarter divided by (ii) the number of days in such fiscal quarter.

“Average Utilization” means, with respect to any period, (a) the sum of Utilization for each day during such period divided by (b) the number of days in such period. “Utilization” means, on any day, an amount equal to (i) the Aggregate Credit Exposure on such day, divided by (ii) the total Revolving Commitments in effect on such day.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of such EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Banking Services” means each and any of the following bank services provided to any Loan Party by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Obligations” means any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Banking Services Reserves” mean all Reserves that the Administrative Agent from time to time establishes in its Permitted Discretion for Banking Services then provided or Banking Services Obligations then outstanding.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“BofA” means Bank of America, N.A., a national banking association, in its individual capacity, and its successors.

“Borrower Representative” means the Company, in its capacity as contractual representative of the Borrowers pursuant to Article XI.

“Borrowers” means the Company and the Borrowing Subsidiaries, collectively.

“Borrowing” means (a) Revolving Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (b) a Swingline Loan, (c) a Protective Advance or (d) an Overadvance.

“Borrowing Base” means, at any time (subject to modification as provided below), an amount equal to the sum of (a) 90% of the Loan Parties’ Eligible Credit Card Accounts Receivable at such time, plus (b) the Inventory Percentage multiplied by the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered by the Administrative Agent multiplied by the Loan Parties’ Eligible Inventory, valued at the lower of cost, determined on a first-in-first-out basis, or market value, plus (c) the lesser of (i) 100% of Eligible Pledged Cash and (ii) $75,000,000, minus (d) Reserves. The Administrative Agent may, in its Permitted Discretion and with not fewer than four Business Days’ prior written notice to the Borrower Representative, reduce the advance rates set forth above, adjust Reserves or reduce one or more of the other elements used in computing the Borrowing Base. Subject to the immediately preceding sentence and the other provisions hereof (including Section 2.23) expressly providing for adjustment of, or permitting the Administrative Agent to adjust, the Borrowing Base, the Borrowing Base at any time shall be determined by reference to the Borrowing Base Certificate delivered to the Administrative Agent on or most recently prior to such day pursuant to Section 4.02(a)(iii), 5.01(h) or 6.05(h) (or, prior to the first such delivery following the Fifth Restatement Effective Date, the Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 4.01(e)); provided that if any Borrowing Base Certificate delivered under Section 4.01(e), 4.02(a)(iii), 5.01(h) or 6.05(h) shall prove to have been materially inaccurate (regardless of whether any Revolving Commitments are in effect or any amounts are outstanding hereunder when such inaccuracy is discovered), and such inaccuracy shall have resulted in the payment of any interest or fees at rates lower than those that were in fact applicable for any period (based on the actual Borrowing Base), the applicable Borrowers shall pay to the Administrative Agent, for distribution to the Lenders (or former Lenders) as their interests may appear, the accrued interest or fees that should have been paid but were not paid as a result of such inaccuracy. Notwithstanding the foregoing provisions of this definition, until the Administrative Agent shall have completed with respect to any Loan Party, whether before or after the Fifth Restatement Effective Date, an Inventory appraisal of the sort contemplated by Section 5.12, and a field examination of the sort contemplated by Section 5.13, in each case reasonably satisfactory to the Administrative Agent, no amounts attributable to Inventory or Credit Card Accounts Receivable of such Loan Party shall be included in the Borrowing Base.

“Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower Representative, in substantially the form of Exhibit B (with such changes thereto as may be required by the Administrative Agent from time to time to reflect the components of and Reserves against the Borrowing Base as provided for hereunder) or another form that is acceptable to the Administrative Agent in its Permitted Discretion.

“Borrowing Base Reporting Date” means the last day of each fiscal quarter of the Company; provided that (a) if on the last day of any fiscal month of the Company (i) any Revolving Loans shall be outstanding or (ii) the LC Exposure shall be $50,000,000 or more, then the last day of such fiscal month will also be a Borrowing Base Reporting Date and (b) during any Enhanced Borrowing Base Reporting Period, the last day of each week will also be a Borrowing Base Reporting Date.

“Borrowing Request” means a request by the Borrower Representative for a Revolving Borrowing in accordance with Section 2.03, which shall be, in the case of any such written request, in the form of Exhibit C or any other form approved by the Administrative Agent.

“Borrowing Subsidiary” means, until such time as it ceases to be a Borrowing Subsidiary pursuant to Section 2.22, each of (a) The Dress Barn Inc., a Connecticut corporation, (b) Tween Brands, Inc., a Delaware corporation, (c) Maurices Incorporated, a Delaware corporation, (d) the Acquired Company, (e) Charming Shoppes of Delaware, Inc., a Pennsylvania corporation, (f) CSI Industries, Inc., a Delaware corporation, (g) Catherines, Inc., a Delaware corporation, (h) Catherines Stores Corporation, a Tennessee corporation, (i) Lane Bryant, Inc., a Delaware corporation, (j) Lane Bryant Purchasing Corp., an Ohio corporation, and (k) any other wholly owned Restricted Subsidiary designated as a Borrowing Subsidiary pursuant to Section 2.22.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Canadian Subsidiary” means any Subsidiary that has been formed or is organized under the laws of Canada or any province or territory thereof.

“Capital Expenditures” means, for any period, (a) the additions to property, plant and equipment and other capital expenditures of the Company and the Restricted Subsidiaries that are (or would be) set forth in a consolidated statement of cash flows of the Company for such period prepared in accordance with GAAP and (b) such portion of principal payments on Capital Lease Obligations or Synthetic Lease Obligations made by the Company and its consolidated Restricted Subsidiaries during such period as is attributable to additions to property, plant and equipment that have not otherwise been reflected on the consolidated statement of cash flows as additions to property, plant and equipment for such period; provided that the term “Capital Expenditures” shall not include (i) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (A) insurance proceeds paid on account of the loss of or damage to the assets being replaced, restored, or repaired or (B) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (iii) the purchase of plant, property or equipment or software to the extent financed with the net proceeds of any sale, transfer, lease, or other disposition (including pursuant to a Sale/Leaseback Transaction or by way of merger or consolidation) of any asset of the Company or any Restricted Subsidiary, including any sale or issuance to a Person other than the Company or any Restricted Subsidiary of Equity Interests in any Subsidiary, but excluding sales of Inventory in the ordinary course of business, (iv) expenditures that constitute rental expenses under operating leases of real or personal property, (v) expenditures that are accounted for as capital expenditures by the Company or any

Restricted Subsidiary and that actually are paid for by a Person other than the Company or any Restricted Subsidiary and for which neither the Company nor any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period), (vi) the book value of any asset owned by the Company or any Restricted Subsidiary prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (A) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period in which such expenditure actually is made and (B) such book value shall have been included in Capital Expenditures when such asset was originally acquired, or (vii) expenditures that constitute Permitted Acquisitions.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“CFC” means (a) any Person that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code, and (b) each subsidiary of any Person described in clause (a).

“CFC Holdco” means a Domestic Subsidiary with no material assets other than equity interests of one or more Foreign Subsidiaries that are CFCs.

“Change in Control” means (a) any transaction (including a merger or consolidation) the result of which is that any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than the Permitted Investor, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power of all classes of the voting stock of the Company and/or warrants or options to acquire such voting stock, calculated on a fully diluted basis, and the percentage of the aggregate voting power represented by such voting stock of the Company owned by such “person” or “group” then or at any time thereafter exceeds the percentage of the aggregate voting power represented by the voting stock of the Company owned by the Permitted Investor or (b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Change in Law” means the occurrence, after the Fourth Restatement Effective Date, of any of the following: (a) the adoption or taking effect of any rule, regulation, treaty or other law, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.

“Charges” has the meaning set forth in Section 9.16.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans, Protective Advances or Overadvances.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means any and all assets, whether real or personal, tangible or intangible, on which Liens are purported to be granted pursuant to the Collateral Documents as security for the Secured Obligations.

“Collateral Access Agreement” has the meaning set forth in the Restated Security Agreement.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Administrative Agent shall have received from the Company and each Designated Subsidiary (i) either (A) a counterpart of this Agreement and a counterpart of the Restated Security Agreement, in each case, duly executed and delivered on behalf of such Person or (B) in the case of any Person that becomes a Designated Subsidiary after the Fourth Restatement Effective Date, (1) a Joinder Agreement and (2) instruments in the form specified in the Restated Security Agreement, in each case, duly executed and delivered on behalf of such Person, (ii) an ABL Intercreditor Agreement Acknowledgement in the form referred to in the Intercreditor Agreement, duly executed and delivered on behalf of such Person, and (iii) in the case of any Person that becomes a Designated Subsidiary after the Fourth Restatement Effective Date, such documents and opinions with respect to the Company or such Designated Subsidiary as may reasonably be requested by the Administrative Agent;

(b) the Administrative Agent shall have received all such Deposit Account Control Agreements and other Collateral Documents required to be provided to it under the Restated Security Agreement, duly executed by the parties thereto, and evidence that all Credit Card Notifications required to be provided pursuant to Section 5.16 have been provided;

(c) all Equity Interests owned by or on behalf of any Loan Party shall have been pledged pursuant to, and to the extent required by, the Restated Security Agreement, but, in the case of Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in any first-tier CFC or CFC Holdco, the Loan Parties shall not be required to pledge more than 65% of such Equity Interests entitled to vote of any such first-tier CFC or CFC Holdco or enter into any pledge agreement governed by the laws of any jurisdiction outside the United States of America (for the avoidance of doubt, in the case of Equity Interests in any Subsidiary of a CFC or CFC Holdco, the Loan Parties shall not be required to pledge any of such Equity Interests of such Subsidiary of a CFC or CFC Holdco), and the Administrative Agent shall, to the extent required by the Restated Security Agreement, have received certificates or other instruments representing all such certificated Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(d) (i) all Indebtedness of the Company and any Subsidiary and (ii) all Indebtedness of any other Person, in each case, that is owing to any Loan Party in a principal amount of $5,000,000 or more (other than (A) intercompany liabilities incurred in the ordinary course of business in connection with the cash management operations of the Company and its Restricted Subsidiaries or (B) Indebtedness to the extent constituting Excluded Property (as defined in the Restated Security Agreement)) shall be evidenced by a promissory note and shall have been pledged pursuant to the Restated Security Agreement, and the Administrative Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(e) all documents and instruments, including UCC financing statements, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to perfect the Liens intended to be created by the Collateral Documents with the priority required by the Collateral Documents shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording;

(f) the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property (or, in the case of any Mortgage existing on the Fifth Restatement Effective Date, counterparts of an amendment to (or amendment and restatement of) such Mortgage, in form and substance reasonably satisfactory to the Administrative Agent, duly executed and delivered by the record owner of the applicable Mortgaged Property), (ii) a policy or policies of title insurance, naming the Administrative Agent as the insured for the benefit of the Lender Parties, issued by a nationally recognized title insurance company reasonably acceptable to the Administrative Agent insuring the Lien of each such Mortgage as a valid and enforceable Lien on the Mortgaged Property described therein, free of any other Liens except as permitted under Section 6.02, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request (or, in the case of any such policy of title insurance in effect on the Fifth Restatement Effective Date in respect of a Mortgage existing on such date, “date-down” and mortgage modification endorsement(s) to such existing policy, which shall amend the description therein of the insured Mortgage to include the amendment (or amendment and restatement) of such Mortgage referred to in clause (i) above, and otherwise be in form and substance reasonably satisfactory to the Administrative Agent), (iii) a completed “Life of Loan” Federal Emergency Management Agency standard flood hazard determination obtained by the Administrative Agent with respect to the Mortgaged Property encumbered by such Mortgage and, if any Mortgaged Property is a Flood Hazard Property, the Flood Insurance Documents with respect thereto, and (iv) such surveys, abstracts, appraisals, legal opinions and other documents as the Administrative Agent may reasonably request with respect to any such Mortgage (or amendment or amendment and restatement thereof referred to in clause (i) above) or Mortgaged Property; and

(g) each Loan Party shall have obtained all material consents and approvals required in connection with the execution and delivery of all Collateral Documents to which it is a party and the performance of its obligations thereunder.

Notwithstanding the foregoing, any Designated Subsidiary formed or acquired after the Fifth Restatement Effective Date shall not be required to comply with the foregoing requirements prior to the time specified in Section 5.03. The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance or, subject to the requirements of applicable law, legal opinions, appraisals, surveys or other deliverables with respect to, particular assets of the Loan Parties, or the provision of Guarantees by any Restricted Subsidiary, if and for so long as the Administrative Agent, in consultation with the Company, reasonably determines that the cost of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance or, subject to the requirements of applicable law, legal opinions, appraisals, surveys or other deliverables in respect of such assets, or providing such Guarantees, shall be excessive in view of the benefits to be obtained by the Lenders therefrom. The Administrative Agent may, in its sole discretion, grant extensions of time for the creation and perfection of security interests in (including delivery of promissory notes as required by clause (d) above) or the obtaining of title insurance or, subject to the requirements of applicable law, legal opinions, appraisals, surveys or other deliverables with respect to particular assets or the provision of any Guarantee by any Designated Subsidiary (including extensions beyond the Fifth

Restatement Effective Date or in connection with assets acquired, or Designated Subsidiaries formed or acquired, after the Fifth Restatement Effective Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Collateral Documents, it being acknowledged and agreed that the Administrative Agent shall take the cooperation of and constraints upon third party providers into consideration when making such determination.

With respect to any Mortgaged Property as to which a Mortgage is required to be executed and delivered after the Fifth Restatement Effective Date, notwithstanding anything to the contrary set forth in this definition or elsewhere in this Agreement, no such Mortgage shall be required to be executed and delivered until and unless (a) the Administrative Agent shall have received the items referred to in clause (f)(iii) of the second preceding paragraph (it being understood that the Loan Parties shall be required to deliver such items otherwise in accordance with the terms of the Loan Documents), and shall have provided copies thereof to the Lenders, (b) the Administrative Agent shall have provided copies of all documents referred to in clause (a) above received by it to the Lenders and (c) prior to the contemplated date of effectiveness of such Mortgage (as notified by the Administrative Agent to the Lenders), the Administrative Agent shall not have been advised in writing by any Lender that such Lender has not yet completed its flood insurance due diligence and flood insurance compliance with respect to such Mortgaged Property (with each Lender agreeing to complete such due diligence and compliance as promptly as practicable following receipt of the documents as referred to in clause (b) above)).

“Collateral Documents” means the Restated Security Agreement, each Collateral Access Agreement, each Credit Card Notification, each Deposit Account Control Agreement, each Mortgage, each IP Security Agreement and each other document granting a Lien upon any assets of any Loan Party as security for payment of the Secured Obligations.

“Commercial LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Commercial Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements relating to Commercial Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers at such time. The Commercial LC Exposure of any Lender at any time shall be its Applicable Percentage of the total Commercial LC Exposure at such time, adjusted to give effect to any reallocation under Section 2.20 of the Commercial LC Exposures of Defaulting Lenders in effect at such time.

“Commercial Letter of Credit” means a Letter of Credit that is (a) designated as a Commercial Letter of Credit by the Borrower Representative at the time of, or prior to, the issuance thereof, (b) issued to provide for the payment of the purchase price for goods or services purchased by the Company or any Restricted Subsidiary and (c) intended to be drawn when such purchase price is due and payable and not merely upon the occurrence of a default or other contingency.

“Communications” means, collectively, any written notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein that is distributed to the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to Section 9.01, including through the Platform.

“Company” means Ascena Retail Group, Inc., a Delaware corporation.

“Compliance Certificate” means a Compliance Certificate in the form of Exhibit D or any other form approved by the Administrative Agent.

“Concentration Account” has the meaning set forth in the Restated Security Agreement.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Cash Interest Expense” means, for any period, the excess of (a) the sum of (i) total interest expense (including that portion attributable to Capital Lease Obligations in accordance with GAAP and capitalized interest) of the Company and its Restricted Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of the Company and its Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Swap Agreements, but excluding, however, any amount not payable in cash (including amortization of deferred financing costs, debt issuance costs or other financing fees) and any amounts referred to in Section 2.12 payable on or before the Fourth Restatement Effective Date, (ii) to the extent not reflected in cash interest expense pursuant to clause (a)(i) above, bank fees and costs of surety bonds in connection with financing activities and administrative agency fees and rating agency fees for ratings required pursuant to any Indebtedness paid by the Company or any Restricted Subsidiary during such period, (iii) any interest paid in cash and accrued during such period in respect of Indebtedness of the Company or any Restricted Subsidiary that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP, plus (iv) any cash payments made by the Company or any Restricted Subsidiary during such period in respect of non-cash amounts attributable to accretion or amortization of debt discounts or accrued interest (including interest payable in kind) amortized or accrued in a previous period, minus (b) cash interest income of the Company and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus (a) without duplication and to the extent deducted (and not added back) in determining such Consolidated Net Income, the sum for the Company and the Restricted Subsidiaries of (i) consolidated interest expense (and, to the extent not reflected therein, bank and letter of credit fees and costs of surety bonds in connection with financing activities and administrative agency fees and rating agency fees for ratings required pursuant to any Indebtedness) for such period (including imputed interest expense in respect of Capital Lease Obligations and Synthetic Lease Obligations), (ii) consolidated income tax expense for such period, including state, franchise, excise and similar taxes and foreign withholding taxes paid or accrued, including any penalties and interest relating thereto, (iii) all amounts attributable to depreciation and amortization for such period, (iv) any extraordinary, unusual or non-recurring charges for such period, (v) any non-cash compensation charges, including charges arising from restricted stock and stock-option grants, for such period, (vi) any other non-cash charges (other than the write-down or write-off of current assets, any additions to bad debt reserve or bad debt expense or any accruals for estimated sales discounts, returns or allowances) for such period, (vii) any losses for such period attributable to early extinguishment of Indebtedness or obligations under any Swap Agreement, (viii) any costs, fees, losses and expenses paid in connection with, and other unusual or non-recurring charges (or losses) relating to, the Transactions for such period, (ix) restructuring costs, charges or reserves, business optimization costs, charges or reserves (including any operating expenses directly attributable to the implementation of cost savings initiatives), recruiting fees, retention fees, signing bonuses, fees of restructuring or business optimization consultants, integration and non-recurring severance, relocation, consolidation, transition, integration or other similar charges and expenses, contract termination costs, excess pension charges, system establishment charges, closure or transition costs, expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, fees, expenses or charges relating to curtailments or modifications to pension and post-retirement employee benefit plans and litigation settlements or losses outside the ordinary course of business; provided that the aggregate amount added back pursuant to this clause (ix) for any four fiscal quarter period of the Company, when aggregated with the amount of any increase for such period in Consolidated EBITDA pursuant to clause (b) of the definition of the term “Pro Forma Basis” (other than such pro forma adjustments, and add backs pursuant to this clause (ix), related to the Transactions (as defined in the Existing Credit Agreement) reflected in the model provided by the Company to the Arrangers on July 10, 2015), shall not exceed 20% of Consolidated EBITDA for such period (prior to giving effect to any increase pursuant to such clause (b) or this clause (ix)), (x) costs, fees, losses, expenses, premiums or penalties incurred during such period in connection with Permitted Acquisitions (whether or not consummated), other Investments consisting of acquisitions of assets or equity constituting a business unit, line of business, division or entity (whether or not consummated) and permitted Asset Sales (whether or not consummated), other than Asset Sales effected in the ordinary course of business, (xi) any fees, expenses or charges incurred during such period in connection with any permitted issuance of debt, equity securities or any refinancing transactions (whether or not consummated and including amendments and modifications thereto), (xii) the excess of rent expense in respect of operating leases in accordance with GAAP for such period over cash rent expense in respect of operating leases for such period (to the extent exceeding cash rent) and (xiii) to the extent not included in the calculation of Consolidated Net Income, any expenses, charges or losses for such period that are covered by insurance or indemnification or refunding or are otherwise subject to reimbursement from a third party if the Company has made a reasonable determination that such amounts will be reimbursed within 365 days of such determination; provided that if such amounts are not actually reimbursed during such projected 365 day period, they shall be subtracted in determining Consolidated EBITDA for each subsequent fiscal period which includes the fiscal quarter in which such 365 day period ends, plus (b) to the extent not included in the calculation of Consolidated Net Income, proceeds of business interruption insurance, and minus (c) without duplication, the sum for the Company and the Restricted Subsidiaries of (i) to the extent not deducted in determining such Consolidated Net Income, all cash payments made during such period on account of non-cash charges that were or would have been added to Consolidated Net Income pursuant to clauses (a)(iv), (a)(v) or (a)(vi) above in such period or in a previous period, (ii) to the extent included in determining such Consolidated Net Income, (A) any extraordinary, unusual or non-recurring gains and all non-cash items of income (other than normal accruals in the ordinary course of business) for such period and (B) any gains for such period attributable to early extinguishment of Indebtedness or obligations under any Swap Agreement, all determined on a consolidated basis in accordance with GAAP and (iii) the amount, if any, by which cash rent expense for such period exceeded rent expense in respect of operating leases in accordance with GAAP for such period; provided that Consolidated EBITDA shall be calculated so as to exclude the effect of any gain or loss that represents after-tax gains or losses attributable to any sale, transfer or other disposition of assets by the Company or any Restricted Subsidiary, other than dispositions of inventory and other dispositions in the ordinary course of business. For purposes of calculating Consolidated EBITDA (except, other than as set forth in the definition of Fixed Charge Coverage Ratio, for purposes of determining compliance with Section 6.12) for any period, if during such period the Company or any Restricted Subsidiary shall have consummated a material Pro Forma Event since the first day of such period, Consolidated EBITDA for such period shall be calculated on a Pro Forma Basis after giving effect thereto.

“Consolidated EBITDAR” means, for any period, Consolidated EBITDA for such period plus, without duplication and to the extent deducted (and not added back) in determining such Consolidated EBITDA, Consolidated Rental Expense for such period, all as determined on a consolidated basis in accordance with GAAP.

“Consolidated Fixed Charges” means, for any period, the sum, without duplication, of (a) Consolidated Cash Interest Expense for such period, (b) Consolidated Rental Expense for such period, (c) mandatory principal prepayments (other than arising from an asset sale or from the refinancing of such Indebtedness with long-term Indebtedness (excluding Loans)) and scheduled principal payments on Indebtedness made during such period, (d) expense for income taxes paid in cash during such period, (e) Restricted Payments paid in cash during such period pursuant to Section 6.08(a)(iii), 6.08(a)(vi), 6.08(a)(vii) and 6.08(a)(viii), (f) the aggregate amount of principal payments on Capital Lease Obligations during such period and (g) mandatory cash contributions to any Plan during such period, all calculated for the Company and the Restricted Subsidiaries on a consolidated basis.

“Consolidated Net Income” means, for any period, the net income or loss of the Company and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded

(a) the income of any Person (other than the Company) that is not a Restricted Subsidiary except to the extent of the amount of cash dividends or similar cash distributions actually paid by such Person to the Company or, subject to clauses (b) and (c) below, any of the Restricted Subsidiaries during such period, (b) the income of, and any amounts referred to in clause (a) above paid to, any Restricted Subsidiary (other than a Loan Party) to the extent that, on the date of determination, the declaration or payment of cash dividends or similar cash distributions by such Restricted Subsidiary is restricted by operation of the terms of its organizational documents or any agreement, instrument, judgment, decree, statute, rule or regulation applicable to such Restricted Subsidiary, (c) the income or loss of, and any amounts referred to in clause (a) above paid to, any Restricted Subsidiary that is not wholly owned by the Company to the extent such income or loss or such amounts are attributable to the noncontrolling interest in such Restricted Subsidiary and (d) the effects of purchase accounting adjustments or the cumulative effect of a change in accounting principles.

“Consolidated Rental Expense” means, for any period, the aggregate minimum rental expense of the Company and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, in respect of all rental obligations under operating leases for real property.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Covenant Period” means any period (a) commencing at any time when Availability shall have been less than the greater of (i) 10.0% of the Credit Limit and (ii) $37,500,000 for three consecutive Business Days and (b) ending when Availability shall have been at least equal to the greater of (i) 10.0% of the Credit Limit and (ii) $37,500,000 for 30 consecutive days.

“Credit Card Accounts Receivable” means any receivables due to any Loan Party from a credit card issuer or a credit card processor in connection with purchases of Inventory of such Loan Party on (a) credit cards issued by Visa, MasterCard, American Express, Discover and any other credit card issuers that are reasonably acceptable to the Administrative Agent, (b) private label credit cards of any Loan Party issued through the Company’s credit card program with any credit card issuer or manager of a credit card program approved in writing by the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed) or (c) debit cards and mall cards issued by issuers or providers that are reasonably acceptable to the Administrative Agent, in each case which have been earned by performance by such Loan Party but not yet paid to such Loan Party by such credit card issuer or credit card processor.

“Credit Card Agreement” means any agreement between a Loan Party, on the one hand, and a credit card issuer or a credit card processor (including any credit card processor that processes purchases of Inventory from a Loan Party through debit cards or mall cards), on the other hand.

“Credit Card Notifications” means each Credit Card Notification, in form and substance reasonably satisfactory to the Administrative Agent, executed by one or more Loan Parties and delivered by such Loan Parties to credit card issuers or credit card processors that are party to any Credit Card Agreement.

“Credit Exposure” means, as to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and the sum of such Lender’s LC Exposure, Swingline Exposure, Protective Advance Exposure and Overadvance Exposure at such time.

“Credit Limit” means, at any time, the lesser of (a) total Revolving Commitments then in effect and (b) the Borrowing Base then in effect.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that has (a) failed, within three Business Days of the date required to be funded or paid, (i) to fund any portion of its Loans, (ii) to fund any portion of its participations in Letters of Credit, Swingline Loans, Protective Advances or Overadvances or (iii) to pay to any Loan Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) has not been satisfied, (b) notified any Borrower, the Administrative Agent, any Issuing Bank, the Swingline Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good-faith determination that a condition precedent (specifically identified in such writing, including, if applicable, by reference to a specific Default) to funding a Loan cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by the Administrative Agent made in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with the terms of this Agreement relating to its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit, Swingline Loans, Protective Advances or Overadvances, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s receipt of such certification in form and substance satisfactory to the Administrative Agent, (d) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, provided that a Lender shall not be a Defaulting Lender under this clause (d) solely by virtue of the ownership or acquisition of any Equity Interest in such Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender, or (e) has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action.

“Deposit Accounts” has the meaning set forth in the Restated Security Agreement.

“Deposit Account Control Agreement” has the meaning set forth in the Restated Security Agreement.

“Designated Jurisdiction” means any country, region or territory to the extent that such country, region or territory itself is the subject of any Sanction.

“Designated Noncash Consideration” means the fair market value of noncash consideration received by the Company or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to a certificate of a Financial Officer of the Company delivered to the Administrative Agent setting forth the basis of such valuation, less the amount of cash and Permitted Investments received in connection with a subsequent sale of such Designated Noncash Consideration.

“Designated Persons” means any Person or entity listed on a Sanctions list.

“Designated Subsidiary” means each Subsidiary other than an Excluded Subsidiary.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Section 3.06 of the Disclosure Letter.

“Disclosure Letter” means the letter from the Company to the Lenders delivered on the Fifth Restatement Effective Date.

“Disqualified Lender” means any banks, financial institutions and other institutional lenders and any competitors (or Known Affiliates of competitors) of the Company and its Subsidiaries, in each case, that have been specified to the Arrangers by the Company in writing prior to the Signing Date; provided that upon reasonable notice to the Administrative Agent after the Signing Date, the Company shall be permitted to supplement in writing such list of Persons that are Disqualified Lenders to the extent such supplemented Person is or becomes a competitor or a Known Affiliate of a competitor of the Company and its Subsidiaries, which supplement shall be in the form of a list provided to the Administrative Agent and become effective upon delivery by the Company to the Administrative Agent, but which supplement shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation in the Revolving Commitments or Loans or become a Lender pursuant to Section 2.09(e).

“Disqualified Stock” means any Equity Interests which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the date that is 91 days after the Maturity Date (determined as of the date of issuance thereof or, in the case of any such Equity Interests outstanding on the Fifth Restatement Effective Date, the Fifth Restatement Effective Date), or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) cash, (ii) debt or (iii) any Equity Interests referred to in (a) above, in each case at any time prior to the date that is 91 days after the Maturity Date (determined as of the date of issuance thereof or, in the case of any such Equity Interests outstanding on the Fifth Restatement Effective Date, the Fifth Restatement Effective Date). Notwithstanding the foregoing, any Equity Interests that would constitute Disqualified Stock solely because holders of the Equity Interests have the right to require the issuer of such Equity Interests to repurchase such Equity Interests upon the occurrence of a change in control or an asset sale will not constitute Disqualified Stock if the terms of such Equity Interests provide that the issuer may not repurchase or redeem any such Equity Interests pursuant to such provisions unless such repurchase or redemption is permitted under the terms of this Agreement.

“Document” means a document as such term is defined in the UCC, including all bills of lading, warehouse receipts or other documents of title, now owned or hereafter acquired by any Loan Party.

“Documentation Agents” means Fifth Third Bank, Goldman Sachs Bank USA, Capital One, National Association and U.S. Bank National Association.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of the Company that is organized under the laws of the United States, any state of the United States or the District of Columbia, except for a Subsidiary directly or indirectly owned by a CFC.

“Dominion Period” means any period during which (a) any Event of Default has occurred and is continuing or (b) Availability shall have been less than the greater of (i) 10.0% of the Credit Limit and (ii) $50,000,000 for five consecutive

Business Days; provided that if a Dominion Period shall have commenced and (A) no Event of Default described in clause (a) of this definition shall be continuing and (B) Availability shall have been at least equal to the greater of (1) 10.0% of the Credit Limit and (2) $50,000,000 for a period of 30 consecutive days, the Borrower Representative may, but not more than twice during each period of 12 consecutive months, request that the Administrative Agent discontinue the applicable Dominion Period, and the Administrative Agent will promptly comply with such request and will provide notification of such discontinuance to the Loan Parties’ credit card issuers, credit card processors and such other parties as necessary or appropriate.

“EEA Financial Institution” means (a) any financial institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, (i) a natural person, (ii) a Defaulting Lender or (iii) the Company or any Subsidiary or any other Affiliate of the Company; provided that in no event shall a Disqualified Lender be an Eligible Assignee.

“Eligible Credit Card Accounts Receivable” means, at any time, the Credit Card Accounts Receivable of a Loan Party that the Administrative Agent determines in its Permitted Discretion are eligible as the basis for (i) the extension of Revolving Loans and Swingline Loans and (ii) the issuance of Letters of Credit. Without limiting the Administrative Agent’s discretion provided herein, Eligible Credit Card Accounts Receivable shall not include any Credit Card Account Receivable:

(a) which is not earned or does not represent the bona fide amount due to a Loan Party from a credit card processor or a credit card issuer that originated in the ordinary course of business of the applicable Loan Party;

(b) which is not owned by a Loan Party or to which a Loan Party does not have good or marketable title;

(c) in which the payee of such Credit Card Account Receivable is a Person other than a Loan Party;

(d) which does not constitute an “Account” (as defined in the UCC);

(e) which has been outstanding for more than five Business Days (or, in the case of American Express, 15 Business Days) from the date of sale;

(f) with respect to which the applicable credit card issuer, credit card processor or debit card or mall card issuer or provider has (i) applied for, suffered, or consented to the appointment of any receiver, interim receiver, custodian, trustee, monitor, administrator, sequestrator or liquidator of its assets, (ii) had possession of all or a material part of its property taken by any receiver, interim receiver, custodian, trustee, monitor, administrator, sequestrator or liquidator, (iii) filed, or had filed against it (but only so long as any such involuntary filing has not been stayed or vacated), any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state, provincial, territorial or federal bankruptcy laws, (iv) admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent or (vi) ceased operation of its business;

(g) which is not a valid, legally enforceable obligation of the applicable credit card issuer or credit card processor with respect thereto;

(h) which is not subject to a properly perfected first priority security interest in favor of the Administrative Agent (for the benefit of the Lender Parties);

(i) which is subject to any Lien, other than (i) a Lien in favor of the Administrative Agent (for the benefit of the Lender Parties), (ii) any Permitted Encumbrances contemplated by the applicable processor agreements and for which appropriate Reserves (as determined by the Administrative Agent in its Permitted Discretion) have been established and (iii) a Lien permitted by Section 6.02(i) to the extent such Liens are subject to, and subordinate and junior to the Liens securing the Secured Obligations under, the Intercreditor Agreement;

(j) with respect to which (i) any covenant has been breached or (ii) any representation or warranty is not true in all material respects, in each case to the extent contained in this Agreement, the Restated Security Agreement or in the credit card agreements relating to such Credit Card Account Receivable; provided that each such representation and warranty shall be true and correct in all respects to the extent already qualified by a materiality standard;

(k) which is subject to risk of set-off, recoupment, non-collection or not being processed due to unpaid and/or accrued credit card processor fee balances, to the extent of the lesser of the balance of the applicable Credit Card Accounts Receivable or the unpaid credit card processor fees;

(l) which the Administrative Agent in its Permitted Discretion determines may not be paid by reason of the applicable credit card processor’s, credit card issuer’s or debit card or mall card issuer’s or provider’s inability to pay;

(m) which represents a deposit or partial payment in connection with the purchase of Inventory of such Loan Party;

(n) which is not subject to a Credit Card Notification; or

(o) which does not meet such other usual and customary eligibility criteria for Credit Card Accounts Receivable in the Loan Parties’ industry generally as the Administrative Agent in its Permitted Discretion may determine from time to time;

provided, however, that the Administrative Agent shall not add any additional eligibility criteria (or amend any then-existing eligibility criteria to make the same more restrictive) without giving at least four Business Days’ prior notice to the Borrower Representative.

In the event that (a) a Financial Officer of any Loan Party has actual knowledge that any credit card issuer, credit card processor or debit card or mall card issuer or provider with respect to Eligible Credit Card Accounts Receivable ceases to comply with the requirements of clause (f) above or (b) a Credit Card Account Receivable in an amount in excess of $1,000,000 which was previously an Eligible Credit Card Account Receivable ceases to be an Eligible Credit Card Account Receivable hereunder (other than by reason of clause (l) or (o) above), the applicable Loan Party or the Borrower Representative shall notify the Administrative Agent thereof promptly, and in any event not later than the time of submission to the Administrative Agent of the next Borrowing Base Certificate; provided that, other than as required for the purpose of preparing Borrowing Base Certificates, such Financial Officers shall have no affirmative duty to monitor, audit or otherwise investigate the status of any such issuers, processors or providers or Credit Card Accounts Receivable other than as explicitly set forth in the Loan Documents.

In determining the amount of an Eligible Credit Card Account Receivable, the face amount of a Credit Card Account Receivable may, in the Administrative Agent’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that any Loan Party may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) applicable to such Credit Card Account Receivable, (ii) the aggregate amount of all cash received in respect of such Credit Card Account Receivable but not yet applied by any Loan Party to reduce the amount of such Credit Card Account Receivable and (iii) the amount of all customary fees and expenses in connection with any credit card arrangement. Standards of eligibility may be made more restrictive from time to time solely by the Administrative Agent in the exercise of its Permitted Discretion, with any such changes to be effective four Business Days after delivery of notice thereof to the Borrower Representative and the Lenders.

“Eligible Inventory” means, at any time, the Inventory of a Loan Party which the Administrative Agent determines in its Permitted Discretion is eligible as the basis for (i) the extension of Revolving Loans and Swingline Loans and (ii) the issuance of Letters of Credit. Without limiting the Administrative Agent’s discretion provided herein, Eligible Inventory shall not include any Inventory:

(a) which is not subject to a first priority perfected Lien in favor of the Administrative Agent (for the benefit of the Lender Parties), regardless of location;

(b) which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent (for the benefit of the Lender Parties), (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent (for the benefit of the Lender Parties) or (iii) a Lien permitted by Section 6.02(i) to the extent such Lien is subject to, and subordinate and junior to the Liens securing the Secured Obligations under, the Intercreditor Agreement;

(c) which is unmerchantable, defective, damaged or unfit for sale (as such terms are customarily used in the Loan Parties’ industry), or is not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or is unacceptable due to age, type, category and/or quantity, in each case, consistent with the usage of such terms in the most recent inventory appraisal received by the Administrative Agent as contemplated hereby;

(d) with respect to which any covenant, representation, or warranty contained in this Agreement or the Restated Security Agreement has been breached or is not true or which does not conform in all material respects to all standards imposed by any applicable Governmental Authority having regulatory authority over such goods;

(e) in which any Person other than such Loan Party shall (i) have any direct or indirect ownership, interest or title to such Inventory or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

(f) which is not finished goods or which constitutes packaging and shipping material, samples, prototypes, displays or display items, bill-and-hold goods, goods that are returned or marked for return, repossessed goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business (for the avoidance of doubt, sales in the ordinary course of business includes clearance sales);

(g) which is not located in the United States or Puerto Rico or is in transit with a common carrier from vendors and suppliers; provided that an amount of Inventory in transit not greater than 30% of the total Revolving Commitments then in effect shall not be excluded from being Eligible Inventory pursuant to this clause (g) so long as, except as otherwise agreed by the Administrative Agent in its Permitted Discretion, such Inventory (i) is either (A) in transit from outside the United States or in transit within the United States, and in each case subject to a negotiable Document showing a Loan Party or, if requested by the Administrative Agent, the Administrative Agent as consignee, which Document is in the possession of a Loan Party or such other Person as the Administrative Agent shall approve or, if requested by the Administrative Agent, the Administrative Agent, or (B) in transit within the United States or, if approved by the Administrative Agent in writing, in transit from outside the United States, and in each case subject to a non-negotiable Document, (ii) in the case of Inventory in transit from outside the United States and, if requested by the Administrative Agent, in the case of Inventory in transit within the United States, is subject to a duly executed Collateral Access Agreement or other bailee agreement reasonably satisfactory to the Administrative Agent from the customs broker, freight-forwarder or other handler in possession of such Inventory, (iii) has been identified to the applicable sales contract and title to such Inventory has passed to such Loan Party, (iv) is not sold by a vendor that has a right to reclaim, divert shipment of, repossess, stop delivery, claim any reservation of title or otherwise assert Lien rights against the Inventory, or with respect to which any Loan Party is in default of any obligations, (v) is subject to purchase orders and other sale documentation satisfactory to the Administrative Agent, (vi) has not been in transit for more than 45 days from the date such Inventory first became Eligible Inventory, (vii) is covered by insurance policies (including, without limitation, marine cargo insurance) reasonably acceptable to the Administrative Agent, (viii) is being handled by a customs broker, freight-forwarder or other handler that has delivered a customs broker agreement or other lien waiver acceptable to the Administrative Agent, (ix) the common carrier with respect to which is not an Affiliate of the applicable vendor or supplier and (x) the customs broker with respect to which is not an Affiliate of any Loan Party; provided that, upon the request of the Administrative Agent, the Company shall promptly deliver to the Administrative Agent copies of all of the documents referred to in this clause (g);

(h) which is located in any location leased by the applicable Loan Party (other than any retail store of such Loan Party located in a jurisdiction that does not provide for a common law or statutory landlord’s lien on the personal property of tenants that would be prior or superior to that of the Administrative Agent) unless (i) the lessor has delivered to the Administrative Agent a Collateral Access Agreement or (ii) a Rent Reserve has been established by the Administrative Agent in its Permitted Discretion;

(i) which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor) and is not evidenced by a Document (other than bills of lading to the extent permitted pursuant to clause (g) above), unless (i) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may require or (ii) an appropriate Reserve has been established by the Administrative Agent in its Permitted Discretion; provided that up to $10,000,000 at any one time of such Inventory described in this clause (i) and not meeting the requirements of the preceding subclauses (i) and (ii) may be included as Eligible Inventory to the extent such Inventory is being held for not more than 60 days in a warehouse pending delivery to a store upon the initial opening thereof (including the initial opening after the renovation or remodeling of a store);

(j) which is being processed offsite at a third party location or outside processor, or is in-transit to or from said third party location or outside processor;

(k) which is the subject of a consignment by a Loan Party as consignor;

(l) which contains or bears any intellectual property rights licensed to a Loan Party unless the Administrative Agent is satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;

(m) which is not reflected in a current perpetual inventory report of the applicable Loan Party (unless such Inventory is reflected in a report to the Administrative Agent as “in transit” Inventory);

(n) for which reclamation rights have been asserted by the seller;

(o) which has been acquired from a Sanctioned Person; or

(p) which does not meet such other eligibility criteria for Inventory as the Administrative Agent in its Permitted Discretion may determine from time to time;

provided, however, that the Administrative Agent shall not add any additional eligibility criteria (or amend any then-existing eligibility criteria to make the same more restrictive) without giving at least four Business Days’ prior notice to the Borrower Representative; provided further that in determining the value of the Eligible Inventory, such value shall be reduced by, without duplication, any amounts representing (i) Vendor Rebates; (ii) costs included in Inventory relating to advertising; (iii) to the extent determined by the Administrative Agent in its Permitted Discretion to be appropriate, the shrink reserve; (iv) the unreconciled discrepancy between the general inventory ledger and the perpetual inventory ledger, to the extent the general inventory ledger reflects less Inventory than the perpetual inventory ledger; and (v) a reserve for Inventory which is designated or demanded to be returned to or retained by the applicable vendor or which is recognized as damaged or off quality by the applicable Loan Party.

In the event that a Financial Officer of any Loan Party has actual knowledge that Inventory at any location having a fair market value of $7,500,000 or more which was previously Eligible Inventory ceases to be Eligible Inventory hereunder (other than by reason of clause (p) above), such Loan Party or the Borrower Representative shall promptly notify the Administrative Agent thereof; provided that the Loan Parties shall not be required to deliver an updated Borrowing Base Certificate until such time as submission to the Administrative Agent of the next Borrowing Base Certificate is required hereunder; provided further that the Administrative Agent may, in its reasonable discretion, upon receipt of such notice as set forth above, adjust the Borrowing Base to reflect such change in Eligible Inventory.

“Eligible Pledged Cash” means, on any date of determination, the aggregate amount of cash as of such date (including cash represented by shares in any money market fund) that (a) is on deposit in the Eligible Pledged Cash Account and subject to a duly perfected first priority Lien in favor of the Administrative Agent and (b) does not constitute (i) cash pledged pursuant to Section 2.06(j) or (ii) Term Loan Priority Collateral (as defined in the Intercreditor Agreement).

“Eligible Pledged Cash Account” means (a) a special purpose Deposit Account established by the Company with the Administrative Agent or (b) shares representing immediately withdrawable cash in a money market fund managed by the Administrative Agent or one of its Affiliates, in either case subject to the Lien of the Restated Security Agreement and to a Deposit Account Control Agreement or other control agreement reasonably satisfactory to the Administrative Agent, designated by the Company and the Administrative Agent as the “Eligible Pledged Cash Account”, and withdrawals from which are subject to the provisions of Section 2.23.

“Eligible Successor Agent” means a bank or financial institution that is organized under the laws of the United States or any State or district thereof with an office in New York, New York which has a combined capital surplus of at least $200,000,000.

“Enhanced Borrowing Base Reporting Period” means any period (a) commencing at any time when Availability shall be less than the greater of (i) 12.5% of the Credit Limit and (ii) $50,000,000 and (b) ending when Availability shall have been equal to or greater than the greater of (i) 12.5% of the Credit Limit and (ii) $50,000,000 for a period of 30 consecutive days.

“Enhanced Financial Reporting Period” means any period (a) commencing at any time when Availability shall be less than the greater of (i) 15% of the Credit Limit and (ii) $62,500,000 and (b) ending when Availability shall have been equal to or greater than the greater of (i) 17.5% of the Credit Limit and (ii) $70,000,000 for a period of 30 consecutive days.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, land surface and subsurface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means all applicable federal, state, and local laws (including common law), regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders) issued by, and binding agreements with, any Governmental Authority, in each case, relating to pollution or protection of the Environment, human health and safety (to the extent related to exposure to toxic or hazardous substances, materials or wastes), or the presence, Release of, or exposure to, toxic or hazardous substances, materials or wastes, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, toxic or hazardous substances, materials or wastes.

“Environmental Liability” means any liability, claim, action, suit, agreement, judgment or order arising under or relating to any Environmental Law for any obligation, damages, injunctive relief, losses, fines, penalties, fees, expenses (including reasonable fees and expenses of attorneys and consultants) or costs, whether contingent or otherwise, including those arising from or relating to: (a) compliance or non-compliance with any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the presence, Release or threat of Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest (other than, prior to the date of such conversion, any Indebtedness that is convertible into any such Equity Interests).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or 414(o) of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) any failure by any Plan to satisfy the minimum funding requirements of Section 412 or 430 of the Code or

Section 302 or 303 of ERISA with respect to such Plan, in each case whether or not waived, or any failure by any Loan Party or any ERISA Affiliate to make a required contribution to a Multiemployer Plan, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination that any Plan is in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (e) the incurrence by any Loan Party or any ERISA Affiliate of any liability under Title IV of ERISA (other than PBGC premiums due but not delinquent under Section 4007 of ERISA), (f) the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan under Section 4042 of ERISA, (g) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan, (h) a complete withdrawal or partial withdrawal by any Loan Party or any ERISA Affiliate from any Plan or Multiemployer Plan, (i) the receipt by any Loan Party or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability, or a determination that a Multiemployer Plan is insolvent, within the meaning of Title IV of ERISA, or in “endangered” or “critical” status, within the meaning of Section 305 of ERISA or Section 432 of the Code, (j) a failure by any Loan Party or any ERISA Affiliate to pay when due (after expiration of any applicable grace period) any installment payment with respect to Withdrawal Liability, (k) the imposition of a Lien upon any Loan Party or any ERISA Affiliate pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or (l) the occurrence of a non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) with respect to which any Loan Party or any ERISA Affiliate is a “disqualified person” (within the meaning of Section 4975 of the Code) or a “party in interest” (within the meaning of Section 406 or Section 3(14) of ERISA) or could otherwise reasonably be expected to be liable.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Events of Default” has the meaning set forth in Article VII.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Excluded Deposit Account” means (a) any Deposit Account that is an operating account maintained by any Loan Party solely for the use of one of its retail stores (or a group of 125 or fewer retail stores) in which payments received from customers are deposited and which is not an account to which amounts held in other deposit accounts of the Loan Parties are swept, provided that (i) such Loan Party shall cause all amounts on deposit in such Deposit Account (other than amounts reasonably determined by such Loan Party to be required for the operating needs of the retail store or stores to which such Deposit Account relates) to be swept on each business day into one or more Deposit Accounts that are not Excluded Deposit Accounts and (ii) no such Deposit Account shall contain payment of or in respect of any Credit Card Account Receivable of any Loan Party, (b) any Deposit Account that is a zero balance disbursement account the funds in which are used solely for the payment of salaries and wages, (c) any Deposit Account that is a zero balance disbursement account the funds in which are used solely for payment of medical or insurance reimbursement, workers’ compensation and similar expenses, (d) any escrow account to the extent the creation of a security interest therein would violate any agreement with a Person other than the Company or a Subsidiary, and (e) any fiduciary or trust account.

“Excluded Subsidiary” means (a) any Subsidiary that is not a wholly-owned Subsidiary of the Company, (b) any Foreign Subsidiary of the Company, (c) any Subsidiary that is a CFC or a CFC Holdco, (d) any Subsidiary of any CFC or CFC Holdco, (e) any Subsidiary that is prohibited or restricted by applicable law, rule or regulation or by a contractual obligation in existence on the Fourth Restatement Effective Date (or, to the extent such Subsidiary is acquired and/or formed after the Fourth Restatement Effective Date, in existence at the time of such acquisition or formation) from providing a Guarantee of the Obligations (solely (i) for so long as such prohibition or restriction remains in existence and (ii) so long as such prohibition or restriction did not arise in contemplation of or in connection with such acquisition or formation) or if such Guarantee would require governmental (including regulatory) consent, approval, license or authorization unless such consent, approval, license or authorization has been received (but without obligation to seek the same), (f) any Subsidiary that is a not-for-profit organization, (g) any Unrestricted Subsidiary, (h) any Restricted Subsidiary that is an Immaterial Subsidiary (unless the Company otherwise elects), and (i) any other Restricted Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Company), the cost or other consequences of becoming a Loan Guarantor shall be excessive in view of the benefits to be obtained by the Lenders therefrom. In no event shall (i) any Borrowing Subsidiary be an Excluded Subsidiary or (ii) any Subsidiary of the Company that is a “Loan Party” (under and as defined in the Term Credit Agreement), or that is otherwise a guarantor of, or has otherwise provided security for, the obligations under the Term Credit Agreement or any other Material Indebtedness of the Company or any Restricted Subsidiary that is not a CFC, a CFC Holdco or a Foreign Subsidiary, be an Excluded Subsidiary.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Revolving Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Revolving Commitment (other than pursuant to an assignment request by the Company under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in such Loan or Revolving Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Existing Acquired Company Credit Agreement” means the Fourth Amended and Restated Credit Agreement, dated as of December 19, 2012, by and among AnnTaylor, Inc., Annco, Inc., AnnTaylor Distribution Services, Inc., AnnTaylor Retail, Inc., Ann Card Services, Inc., ANN Canada Inc., the financial institutions from time to time parties thereto, Bank of America, N.A., as administrative and collateral agent, JPMorgan Chase Bank, N.A., as syndication agent and Wells Fargo Bank, National Association as documentation agent, as amended from time to time.

“Existing Credit Agreement” means the Amended and Restated Credit Agreement dated as of January 3, 2011, as further amended and restated by the Second Restatement Agreement dated as of June 14, 2012, and by the Third Restatement Agreement dated as of March 13, 2013, as further amended by the First Amendment dated as of December 19, 2013, as further amended and restated by the Fourth Restatement Agreement, and as further amended by the First Amendment dated as of October 31, 2016, among the Company, the Borrowing Subsidiaries party thereto, the other Loan Parties, certain of the Lenders and the Administrative Agent, as in effect immediately prior to the Fifth Restatement Effective Date.

“Existing Letters of Credit” means the letters of credit referred to on Schedule 2.06.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Fourth Restatement Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future Treasury regulations or other official administrative interpretations thereof, any agreements entered into pursuant to current Section 1471(b) of the Code (or any amended or successor version described above), and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement between a non-U.S. jurisdiction and the United States of America.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that such rate shall in no event be less than zero.

“Fifth Restatement Agreement” means the Fifth Amendment and Restatement Agreement dated as of February 27, 2018, among the Company, the other

Loan Parties, the Lenders, the Swingline Lender, the Issuing Banks and the Administrative Agent.

“Fifth Restatement Effective Date” means the date on which the conditions set forth in Section 4.01 are satisfied (or waived in accordance with Section 9.02 of the Existing Credit Agreement) and the Existing Credit Agreement is amended and restated to be in the form of this Agreement.

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of such Person.

“Fixed Charge Coverage Ratio” means, for any period, the ratio of (a) (i) Consolidated EBITDAR for such period minus (ii) Capital Expenditures for such period (except to the extent financed with long-term Indebtedness (excluding Loans)), to (b) Consolidated Fixed Charges for such period. In the event that the Company or any Restricted Subsidiary shall have completed a Material Acquisition or a Material Disposition during the relevant period, the Fixed Charge Coverage Ratio shall be determined for such period on a Pro Forma Basis.

“Flood Hazard Property” means any Mortgaged Property that includes a “Building” (as defined in 12 CFR Chapter III, Section 339.2) that on the relevant date of determination is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area.

“Flood Insurance Documents” means, with respect to any Mortgaged Property that is a Flood Hazard Property, (a) the applicable Loan Party’s written acknowledgment of receipt of written notification from the Administrative Agent as to the fact that such Mortgaged Property is a Flood Hazard Property and as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (b) (i) copies of the applicable Loan Party’s application for a flood insurance policy, together with proof of premium payment, (ii) a declaration page confirming that flood insurance has been issued or (iii) such other evidence of flood insurance as shall be reasonably satisfactory to the Administrative Agent.

“Flood Insurance Laws” means, collectively, (a) National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973), as now or hereafter in effect or any successor statute thereto, (b) the Flood Insurance Reform Act of 2004, as now or hereafter in effect or any successor statute thereto, (c) the Biggert-Waters Flood Insurance Reform Act of 2012, as now or hereafter in effect or any successor statute thereto, and (d) Regulation H of the Board of Governors.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary of the Company, other than a Domestic Subsidiary.

“Fourth Restatement Agreement” means the Fourth Amendment and Restatement Agreement dated as of July 24, 2015, among the Company, the other Loan Parties, the Lenders, the Swingline Lender, the Issuing Banks and the Administrative Agent.

“Fourth Restatement Effective Date” means August 21, 2015.

“Funding Accounts” means the deposit account(s) of the Borrowers to which the Administrative Agent or the Swingline Lender is authorized by the Borrowers (or by the Borrower Representative on their behalf) to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.

“GAAP” means generally accepted accounting principles in the United States of America, applied in accordance with the consistency requirements thereof.

“Gift Card Reserve” means, at any time, the sum of (a) a percentage determined from time to time by the Administrative Agent in the exercise of its Permitted Discretion of the aggregate remaining amount at such time of outstanding gift certificates and gift cards sold by the Loan Parties entitling the holder thereof to use all or a portion of the certificate or gift card to pay all or a portion of the purchase price of Inventory and (b) a percentage determined from time to time by the Administrative Agent in the exercise of its Permitted Discretion of the aggregate amount at such time of outstanding customer deposits and merchandise credits entitling the holder thereof to use all or a portion of such deposit or credit to pay all or a portion of the purchase price of Inventory.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state, local, county, provincial or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount, as of any date of determination, of any Guarantee shall be the principal amount outstanding on such date of Indebtedness or other obligation guaranteed thereby (or, in the case of (i) any Guarantee the terms of which limit the monetary exposure of the guarantor or (ii) any Guarantee of an obligation that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such Guarantee (as determined, in the case of clause (i), pursuant to such terms or, in the case of clause (ii), reasonably and in good faith by the chief financial officer of the Company)).

“Guaranteed Obligations” has the meaning set forth in Section 10.01.

“Hazardous Materials” means any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any applicable Environmental Law, including, without limitation, any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances or mold.

“Immaterial Subsidiary” means, at any date of determination, any Restricted Subsidiary (other than the Acquired Company or any Borrowing Subsidiary) that, at the last day of the most recently ended fiscal quarter of the Company for which financial statements have been delivered pursuant to Section 5.01(a) or (b), accounted for less than (x) 5.0% of Total Assets at such date and (y) less than 5.0% of the consolidated revenues of the Company and its Restricted Subsidiaries for the four fiscal quarter period ended on such date; provided that, notwithstanding the above, “Immaterial Subsidiary” shall exclude any of the Company’s Restricted Subsidiaries designated in writing to the Administrative Agent, by a responsible officer of the Company (which the Company shall be required to designate (and hereby undertakes to designate)) to the extent necessary to ensure that Immaterial Subsidiaries, in the aggregate, accounted for, at the last day of any fiscal quarter of the Company for which financial statements have theretofore been most recently delivered pursuant to Section 5.01(a) or (b), less than 10.0% of Total Assets at such date and less than 10.0% of consolidated revenues of the Company and its Restricted Subsidiaries for the four fiscal quarter period ending on such date. For purposes of this definition, any calculation of Total Assets or the consolidated revenues of the Company and its Restricted Subsidiaries at the last day of the most recently ended fiscal quarter of the Company for which financial statements have been delivered pursuant to Section 5.01(a) or (b), or for the four fiscal quarter period ended on such date, shall be determined on a Pro Forma Basis after giving effect to any Pro Forma Event occurring during such four fiscal quarter period or thereafter and on or prior to the date of determination.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (excluding trade accounts payable incurred in the ordinary course of business), (d) all obligations of such

Person in respect of the deferred purchase price of property or services (excluding (i) current accounts payable incurred in the ordinary course of business, (ii) deferred compensation payable to directors, officers or employees of the Company or any Restricted Subsidiary and (iii) any purchase price adjustment or earnout incurred in connection with an acquisition, except to the extent that the amount payable pursuant to such purchase price adjustment or earnout is, or becomes, payable), (e) all Capital Lease Obligations and Synthetic Lease Obligations of such Person, (f) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (g) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (h) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person (but only to the extent of the lesser of (x) the amount of such Indebtedness and (y) the fair market value of such property, if such Indebtedness has not been assumed by such Person), (i) net payments that would have to be made in the event of an early termination in respect of any outstanding Swap Agreement, (j) all obligations of such Persons with respect to the redemption, repayment or repurchase of Disqualified Stock (excluding accrued dividends) and (k) all Guarantees by such Person of Indebtedness of others. The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor by contract, as a matter of law or otherwise as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. It is acknowledged and agreed that private label and corporate letters of credit issued by the Company or any Subsidiary for the making of payment for the purchase of Inventory in the ordinary course of business (and in respect of which no Issuing Bank or other financial institution is an issuer thereof or has any disbursement obligations thereunder) do not constitute Indebtedness of the Company or such Subsidiary.

“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), all Other Taxes.

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Information Materials” means the information package prepared for Lenders relating to the Borrowers and the Transactions and dated January 11, 2018, and all other written materials relating to the Borrowers and the Transactions (as defined in this Agreement) provided to the Lenders in connection with the syndication of the Revolving Commitments under this Agreement or the solicitation of consents to the amendment and restatement of the Existing Credit Agreement effected hereby.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of August 21, 2015, among JPMorgan Chase Bank, N.A., as ABL collateral agent, Goldman Sachs Bank USA, as term collateral agent, each additional junior obligations agent party thereto and each additional pari passu obligations agent party thereto, with such changes therefrom as are contemplated or permitted by Section 9.19.

“Interest Coverage Ratio” means as of any date of determination the ratio of (a) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Company most recently ended on or prior to such date to (b) Consolidated Cash Interest Expense for such four-fiscal quarter period.

“Interest Election Request” means a request by the Borrower Representative to convert or continue a Revolving Borrowing in accordance with Section 2.08, which shall be, in the case of any such written request, in the form of Exhibit F or any other form reasonably approved by the Administrative Agent.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan, a Protective Advance or an Overadvance), the first Business Day of each calendar quarter and the Maturity Date, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, such day or days prior to the last day of such Interest Period as shall occur at intervals of three months’ duration after the first day of such Interest Period, and the Maturity Date, and (c) with respect to any Swingline Loan, Protective Advance or Overadvance, the day that such Loan is required to be repaid and the Maturity Date.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender, twelve months) thereafter, as the Borrower Representative may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Screen Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, a rate per annum which results from interpolating on a linear basis between (a) the Screen Rate for the longest maturity for which a Screen Rate is available that is shorter than such Interest Period and (b) the Screen Rate for the shortest maturity for which a Screen Rate is available that is longer than such Interest Period, in each case at 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Inventory” has the meaning set forth in the Restated Security Agreement.

“Inventory Percentage” means 90%; provided, that on not more than one occasion during any calendar year, the Company may deliver to the Administrative Agent a notice electing to have the Inventory Percentage increased to 92.5% for a period of 90 days identified in such notice, in which case, for purposes of any determination of the Borrowing Base as of a date within such specified period, the Inventory Percentage shall be 92.5%.

“Investment” means, with respect to a specified Person, any direct or indirect acquisition or investment by such Person in any other Person, in the form of (a) the purchase or other acquisition (including without limitation by merger or otherwise) of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of the Company and the Restricted Subsidiaries, intercompany loans, advances or Indebtedness (i) in each case, having a term (inclusive of any roll-over or extensions of terms) not exceeding 364 days in the aggregate and made in the ordinary course of business and (ii) in the case of intercompany loans, advances or Indebtedness owing by a Restricted Subsidiary that is not a Loan Party to a Loan Party, in an aggregate principal amount not to exceed $50,000,000) or (c) the purchase or other acquisition (in one transaction or a series of transactions, including without limitation by merger or otherwise) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, division, product or line of business of such Person. For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent changes in the value of such Investment, net of any return representing a return of capital with respect to such Investment.

“IP Security Agreements” has the meaning set forth in the Restated Security Agreement.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means (a) each of JPMCB, BofA and Wells Fargo Bank, in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i), and (b) solely with respect to any Existing Letter of Credit, any Lender that shall have issued such Letter of Credit. An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.06 with respect to such Letters of Credit).

“Issuing Bank Agreement” means an Issuing Bank Agreement between an Issuing Bank, the Administrative Agent and the Company substantially in the form of Exhibit E.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit H executed by a Restricted Subsidiary and the Administrative Agent.

“JPMCB” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

“Known Affiliates” of any Person means, as to such Person, known Affiliates of such Person readily identifiable as such by name, but excluding any Affiliate that is a bona fide debt fund or investment vehicle that is primarily engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds or similar extensions of credit or securities in the ordinary course and with respect to which the Disqualified Lender does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity.

“LC Collateral Account” has the meaning set forth in Section 2.06(j).

“LC Commitment” means, as to any Issuing Bank, the maximum permitted amount of the LC Exposure that may be attributable to Letters of Credit issued by such Issuing Bank. The initial amount of each Issuing Bank’s LC Commitment is set forth on Schedule 2.01 or in such Issuing Bank’s Issuing Bank Agreement.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of the Commercial LC Exposure and the Standby LC Exposure. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time, adjusted to give effect to any reallocation under Section 2.20 of the LC Exposures of Defaulting Lenders in effect at such time.

“Lender Parties” means (a) the Administrative Agent, (b) the Arrangers, (c) the Syndication Agents, (d) the Documentation Agents, (e) the Lenders, (f) the Issuing Banks, (g) Lenders and their Affiliates to whom any Banking Services Obligations are owing, (h) Lenders and their Affiliates to whom Swap Obligations constituting Secured Obligations hereunder are owing, (i) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (j) the permitted successors and assigns of the foregoing.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or an amendment referred to in Section 2.09(e), other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means each Existing Letter of Credit and any letter of credit issued pursuant to this Agreement. It is acknowledged that private label letters of credit issued by the Company or any Subsidiary do not constitute Letters of Credit (it being further acknowledged that no Issuing Bank is an issuer of any such private label letter of credit or has any disbursement obligations thereunder).

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, a rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period as displayed on the Reuters screen page that displays such rate (currently page LIBOR01) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) (the “Screen Rate”) at 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period. If no Screen Rate shall be available for a particular Interest Period but Screen Rates shall be available for maturities both longer and shorter than such Interest Period, then the LIBO Rate for such Interest Period shall be the Interpolated Screen Rate. Notwithstanding the foregoing, if the LIBO Rate, determined as provided above in this definition, would be less than zero, the LIBO Rate shall for all purposes of this Agreement be zero.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, charge, security interest or other encumbrance in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Limited Condition Acquisition” means any acquisition or permitted Investment by the Company or a Subsidiary the consummation of which is not conditioned on the availability of, or on obtaining, third party financing.

“Liquidity” means, at any time, the sum of (a) Availability in excess of the greater of (i) $100,000,000 and (ii) 20% of the Credit Limit and (b) the amount of Additional Eligible Pledged Cash at such time.

“Loan Documents” means this Agreement, the Fifth Restatement Agreement, the Collateral Documents, the Intercreditor Agreement, any agreement referred to in Section 2.06(i), any amendment referred to in Section 2.09(e) and, except for purposes of Section 9.02, any promissory notes issued pursuant to this Agreement, any Letter of Credit applications and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, the Administrative Agent or any other Lender Party and including all other pledges, powers of attorney, consents, assignments, contracts, notices and letter of credit agreements whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Administrative Agent or any other Lender Party in connection with the Agreement or the transactions contemplated thereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Guarantee” means Article X of this Agreement.

“Loan Guarantor” means the Company and each Subsidiary (including each Borrowing Subsidiary) that is a party to this Agreement.

“Loan Parties” means the Company and the Subsidiary Loan Parties.

“Loans” means the loans and advances made by the Lenders or the Administrative Agent pursuant to this Agreement, including Swingline Loans, Overadvances and Protective Advances.

“Material Acquisition” means any acquisition, or a series of related acquisitions, of (a) Equity Interests in any Person if, after giving effect thereto, such Person will become a Restricted Subsidiary or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person; provided that the aggregate consideration therefor (including Indebtedness assumed in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment but excluding earnout or similar payments) and all other consideration payable in connection therewith) exceeds $50,000,000.

“Material Adverse Effect” means a material adverse effect on (a) the results of operations, assets, business or financial condition of the Company and the Restricted Subsidiaries, taken as a whole, (b) the ability of the Loan Parties to perform any of their monetary obligations under the Loan Documents or (c) the rights of or benefits available to the Administrative Agent, the Issuing Banks or the Lenders under the Loan Documents.

“Material Disposition” means any sale, transfer or other disposition, or a series of related sales, transfers or other dispositions, of (a) all or substantially all the issued and outstanding Equity Interests in any Person that are owned by the Company or any Restricted Subsidiary or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person; provided that the aggregate consideration therefor (including Indebtedness assumed by the transferee in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment but excluding earnout or similar payments) and all other consideration payable in connection therewith) exceeds $50,000,000.

“Material Indebtedness” means Indebtedness (other than the Loans, Letters of Credit and the Loan Guarantee), or obligations in respect of one or more Swap Agreements, of any one or more of the Company and the Restricted Subsidiaries in an aggregate principal amount exceeding $75,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any

Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means each Borrowing Subsidiary and each other Restricted Subsidiary that is not an Immaterial Subsidiary.

“Maturity Date” means February 27, 2023; provided that, on the date that is 91 days prior to the final scheduled maturity of any Indebtedness outstanding under the Term Credit Agreement, the Maturity Date shall be automatically modified to be such date unless, on such date, (a) the aggregate principal amount of Indebtedness then outstanding under the Term Credit Agreement that has final scheduled maturity, or weighted average life to maturity, prior to May 29, 2023 shall be not more than $150,000,000 (such aggregate principal amount then or at any time thereafter outstanding being referred to as the “Short-Dated TLB Amount”) and (b) the Liquidity shall be at least equal to the Short-Dated TLB Amount.

“Maximum Liability” has the meaning set forth in Section 10.09.

“Maximum Rate” has the meaning set forth in Section 9.16.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents or other security document granting a Lien on any Mortgaged Property to secure the Secured Obligations. Each Mortgage shall be in form and substance reasonably satisfactory to the Administrative Agent.

“Mortgaged Property” means each parcel of real property (together with any adjoining or other parcels of real property integral to the operation of any facility owned by any Loan Party; provided that such additional parcels of real property shall not constitute Mortgaged Property if the applicable Loan Party is unable to deliver a Mortgage encumbering such additional parcels despite using commercially reasonable efforts to deliver them) located in the United States of America owned in fee by a Loan Party, and the improvements thereto, that (together with such improvements) has a fair market value of $10,000,000 or more on the Fifth Restatement Effective Date or at the time of acquisition thereof by any Loan Party or, with respect to real property owned by a Subsidiary that becomes a Loan Party after the Fifth Restatement Effective Date, at the time such Subsidiary becomes a Loan Party.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA that is or was, during the past six years, maintained or sponsored by any Loan Party or ERISA Affiliate or to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the past six years has made or been obligated to make contributions.

“National Flood Insurance Program” means the program created pursuant to the Flood Insurance Laws.

“Net Orderly Liquidation Value” means, with respect to Inventory of any Person, the orderly liquidation value thereof, as determined on a basis consistent in all material respects with the inventory appraisals most recently delivered to the Administrative Agent prior to the Fifth Restatement Effective Date pursuant to the Existing Credit Agreement by an appraiser acceptable to the Administrative Agent (with such adjustments as shall be deemed appropriate to reflect events or changes in circumstances after the dates of such appraisals), net of all costs of liquidation thereof.

“Non-Paying Guarantor” has the meaning set forth in Section 10.10.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day; provided that if both such rates are not published for any day that is a Business Day, the NYFRB Rate shall be the rate quoted for such day for a federal funds transaction at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided that the NYFRB Rate shall in no event be less than zero.

“Obligated Party” has the meaning set forth in Section 10.02.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to any Lender, the Administrative Agent, any Arranger, any Documentation Agent, any Syndication Agent, any Issuing Bank or any Indemnitee arising under the Loan Documents, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest (at the rate stated herein, including default interest), fees, costs, expenses and indemnities that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any bankruptcy or insolvency laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees costs, expenses and indemnities are allowed claims in such proceeding.

“OFAC” means the United States Treasury Department Office of Foreign Assets Control.

“Original Effective Date” means November 25, 2009.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Overadvance” has the meaning set forth in Section 2.05(b).

“Overadvance Exposure” means, at any time, the sum of the aggregate principal amount of all outstanding Overadvances at such time. The Overadvance Exposure of any Lender at any time shall be its Applicable Percentage of the total Overadvance Exposure at such time, adjusted to give effect to any reallocation under Section 2.20 of the Overadvance Exposures of Defaulting Lenders in effect at such time.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by US-managed banking offices of depository institutions (as such composite rate shall be determined by the New York Federal Reserve Bank as set forth on its public website from time to time) and published on the next succeeding Business Day as an Overnight Bank Funding Rate (from and after such date as the New York Federal Reserve Bank shall commence to publish such composite rate).

“Participant Register” has the meaning set forth in Section 9.04(c)(ii).

“Participants” has the meaning set forth in Section 9.04(c)(i).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub.L. No. 107-56 (Signed into law October 26, 2001)).

“Paying Guarantor” has the meaning set forth in Section 10.10.

“Payment Conditions” means, at the time of determination with respect to a specified transaction or payment, that (a) no Event of Default then exists or would arise as a result of the consummation of such transaction or the making of such payment, (b) average Availability, determined on a Pro Forma Basis after giving effect to such transaction or payment, shall be, at all times during the period commencing on the 30th day before such transaction or payment through and including the date of the consummation of such transaction or the making of such payment (and immediately after giving effect thereto), not less than the greater of (i) 15% of the Credit Limit then in effect and (ii) $62,500,000, (c) the Fixed Charge Coverage Ratio, computed on a Pro Forma Basis after giving effect to such transaction or payment, for the most recent period of four fiscal quarters of the Company for which financial statements shall have been delivered pursuant to Section 5.01(a) or (b) prior to the consummation of such transaction or the making of such payment, shall be not less than 1.00 to 1.00; provided that the provisions of this clause (c) shall not be applicable if the average Availability, determined on a Pro Forma Basis after giving effect to such transaction or payment, shall be, at all times during the period commencing on the 30th day before such transaction or payment through and including the date of the consummation of such transaction or the making of such payment (and immediately after giving effect thereto), not less than the greater of (i) 17.5% of the Credit Limit then in effect and (ii) $70,000,000, and (d) in each case, the Company shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Company in form and detail reasonably satisfactory to the Administrative Agent setting forth a reasonably detailed calculation of such Availability and, if applicable, the Fixed Charge Coverage Ratio.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions under ERISA.

“Perfection Certificate” means a certificate in the form of Exhibit G-1 or any other form reasonably acceptable to the Administrative Agent.

“Permitted Acquisition” means the purchase or other acquisition by the Company or any Restricted Subsidiary of Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person if (a) in the case of any purchase or other acquisition of Equity Interests in a Person, such Person will be, upon the consummation of such acquisition, a Restricted Subsidiary, in each case including as a result of a merger or consolidation between any Restricted Subsidiary and such Person, or (b) in the case of any purchase or other acquisition of other assets, such assets will be owned by the Company or a Restricted Subsidiary; provided that the aggregate consideration paid in all Permitted Acquisitions by the Loan Parties (other than in the form of Equity Interests (other than Disqualified Stock) of the Company) in respect of Equity Interests in Persons that do not become Loan Parties and assets that are not owned by Loan Parties shall not, except as otherwise permitted by another provision of Section 6.04, exceed $100,000,000.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet delinquent or are being contested in compliance with Section 5.06;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law (other than any Lien imposed pursuant to Section 430(k) of the Code or Section 303(k) of ERISA), arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.06;

(c) pledges and deposits made (i) in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations (other than any Lien imposed pursuant to Section 430(k) of the Code or Section 303(k) of ERISA) and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Company or any Restricted Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above or reimbursement or indemnification obligations to insurance carriers providing property, casualty or liability insurance to the Company and its Restricted Subsidiaries;

(d) pledges and deposits made (i) to secure the performance of bids, trade contracts (other than Indebtedness for borrowed money), leases (other than Capital Lease Obligations), statutory obligations (other than any Lien imposed pursuant to Section 430(k) of the Code or Section 303(k) of ERISA), surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Company or any Restricted Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f) easements, zoning restrictions, rights-of-way, site plan agreements, development agreements, operating agreements, cross-easement agreements, reciprocal easement agreements and other encumbrances and exceptions to title on real property that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Company or any Restricted Subsidiary or the ordinary operation of such real property;

(g) customary rights of setoff upon deposits of cash in favor of banks and other depository institutions and Liens of a collecting bank arising under the UCC in respect of payment items in the course of collection;

(h) Liens arising from precautionary UCC financing statement filings (or similar filings under applicable law) regarding operating leases or consignments;

(i) Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property subject to any lease (other than Capital Lease Obligations), license or sublicense or concession agreement permitted by this Agreement;

(j) Liens arising in the ordinary course of business in favor of custom and forwarding agents and similar Persons in respect of imported goods and merchandise in the custody of such Persons;

(k) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(l) Liens or rights of setoff against credit balances of the Company or any Restricted Subsidiary with credit card issuers or credit card processors to secure obligations of the Company or such Restricted Subsidiary, as the case may be, to any such credit card issuer or credit card processor incurred in the ordinary course of business as a result of fees and chargebacks;

(m) Liens on Equity Interests of any joint venture (i) securing obligations of such joint venture or (ii) pursuant to the relevant joint venture agreement; and

(n) other Liens that are contractual rights of set-off;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness, other than Liens referred to in clause (c) or (d) above securing letters of credit, bank guarantees or similar instruments.

“Permitted Investments” means:

(a) marketable direct obligations issued or unconditionally guaranteed by the United States Government, the Government of Canada or the UK government, or issued by an agency thereof and backed by the full faith and credit of the United States Government, the Government of Canada or the UK government, as the case may be, in each case maturing within two years after the date of acquisition thereof;

(b) marketable direct obligations issued by any state of the United States of America or any province of Canada, the UK or any member of the European Union or any political subdivision of any such state or province or any public instrumentality thereof, in each case maturing within two years after the date of acquisition thereof and, at the time of acquisition, having a rating of at least A by S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from such other nationally recognized rating services acceptable to the Administrative Agent);

(c) commercial paper maturing no more than one year after the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then the highest rating from such other nationally recognized rating services acceptable to the Administrative Agent);

(d) certificates of deposit or bankers acceptances denominated in US Dollars, Canadian Dollars, Sterling or Euro and maturing within one year after the date of acquisition thereof issued by any Lender or any other commercial bank organized under the laws of the United States of America or Canada or any state or province thereof or the District of Columbia, or the UK, in each case having combined capital and surplus of not less than $250,000,000 (or the foreign currency equivalent thereof);

(e) repurchase agreements of the Administrative Agent, any Lender or any other commercial bank organized under the laws of the United States of America or Canada or any state or province thereof or the District of Columbia, or the UK, in each case having combined capital and surplus of not less than $250,000,000 (or the foreign currency equivalent thereof);

(f) overnight investments with the Administrative Agent, any Lender or any other commercial bank organized under the laws of the United States of America or Canada or any state or province thereof or the District of Columbia, or the UK, in each case having combined capital and surplus of not less than $250,000,000 (or the foreign currency equivalent thereof);

(g) other readily marketable instruments issued or sold by the Administrative Agent, any Lender or any other commercial bank organized under the laws of the United States of America or Canada or any state or province thereof or the District of Columbia, or the UK, in each case having combined capital and surplus of not less than $250,000,000 (or the foreign currency equivalent thereof);

(h) shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (g) above;

(i) funds invested in brokerage accounts with nationally recognized brokerage houses or money market accounts; and

(j) in the case of investments by any Foreign Subsidiary or investments made in a country outside the United States, other customarily utilized high quality investments in the country where such Foreign Subsidiary is located or in which such investment is made that would customarily constitute “cash equivalents”.

“Permitted Investor” means David Jaffe (or any member of his family that is actively involved in the management of the Company).

“Permitted Term Indebtedness” means Indebtedness of the Company, and the Guarantees thereof by any Loan Party, provided that (a) the stated final maturity of such Indebtedness shall not be earlier than the Maturity Date, (b) no Subsidiary that is not a Loan Party shall guarantee obligations of the Company under such Indebtedness, (c) such Indebtedness shall not be secured by any Lien on any assets of the Company or any of the Subsidiaries other than assets that constitute Collateral and (d) if such Indebtedness or any Guarantee thereof is secured, the administrative agent, collateral agent, trustee and/or any similar representative (in each case, as determined by the Administrative Agent) acting on behalf of the holders of such Indebtedness shall become party to the Intercreditor Agreement and Liens on the ABL Priority Collateral securing such Indebtedness and Guarantees shall be junior and subordinate to the Liens thereon securing the Secured Obligations pursuant to the Intercreditor Agreement. As of the Fifth Restatement Effective Date, Indebtedness under the Term Credit Agreement constitutes Permitted Term Indebtedness.

“Permitted Unsecured Debt” means Indebtedness of any Loan Party (including any Guarantee thereof by a Loan Party) so long as (a) no portion of such Indebtedness has a scheduled maturity prior to the date that is 91 days after the final Maturity Date in effect at the time of the incurrence of such Indebtedness, (b) except as contemplated by the final proviso to Section 6.01(a)(xii), no Subsidiary of the Company that is not a Loan Party is an obligor in respect of such Indebtedness, (c) the terms and conditions of such Indebtedness (other than interest rates, fees and call protection) are not, taken as a whole, more restrictive than the terms of the Term Credit Agreement (as in effect on the Fifth Restatement Effective Date) (as determined in good faith by the Borrowers) and (d) such Indebtedness is not secured by any Liens.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee pension benefit plan”, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), (a) that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and (b) (i) in respect of which any Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA and/or (ii) that is or was, within the past six years, maintained or sponsored by any Loan Party or ERISA Affiliate or to which any Loan Party or ERISA Affiliate makes or is obligated to make contributions, or during the past six years, has made or been obligated to make contributions.

“Platform” has the meaning set forth in Section 9.01(d).

“Post-Closing Letter Agreement” means the Post-Closing Letter Agreement dated the Fifth Restatement Effective Date, between the Company and the Administrative Agent.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Forma Basis” means, with respect to any computation hereunder required to be made on a pro forma basis giving effect to the Transactions, any proposed Investment or other acquisition (including any Permitted Acquisition), any Material Disposition, any Restricted Payment or any payment of or in respect of any Indebtedness (collectively, “Pro Forma Events”), computation thereof after giving pro forma effect to adjustments in connection with such Pro Forma Event that are either (a) in accordance with Regulation S-X under the Securities Act or (b) set forth in a certificate of a Financial Officer of the Company delivered to the Administrative Agent and believed in good faith by the Company to be probable based on actions taken or to be taken within 12 months following the consummation of the relevant Pro Forma Event; provided that the aggregate amount of any increase in Consolidated EBITDA resulting from adjustments pursuant to this clause (b) for any four fiscal quarter period of the Company, when aggregated with the amount of any add-back to Consolidated EBITDA pursuant to clause (a)(ix) of the definition of the term “Consolidated EBITDA” for such period (other than such pro forma adjustments, and add backs pursuant to such clause (a)(ix), related to the Transactions (as defined in the Existing Credit Agreement) reflected in the model provided by the Company to the Arrangers on July 10, 2015), shall not exceed 20% of Consolidated EBITDA for such period (prior to giving effect to any increase pursuant to such clause (a)(ix) or this clause (b)), in each case, using, for purposes of making such computation, the consolidated financial statements of the Company and the Restricted Subsidiaries (and, to the extent applicable, the historical financial statements of any entities or assets so acquired or to be acquired, or so disposed or to be disposed), which shall be reformulated as if such Pro Forma Event (and, in the case of any pro forma computations made hereunder to determine whether such Pro Forma Event is permitted to be consummated hereunder, to any other Pro Forma Event consummated since the first day of the period covered by any component of such pro forma computation and on or prior to the date of such computation), and any Indebtedness or other liabilities incurred in connection with any such Pro Forma Event, had been consummated and incurred at the beginning of such period. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Swap Agreement applicable to such Indebtedness if such Swap Agreement has a remaining term in excess of 12 months).

“Pro Forma Event” has the meaning set forth in the definition of the term “Pro Forma Basis.”

“Protective Advance” has the meaning set forth in Section 2.04(a).

“Protective Advance Exposure” means, at any time, the sum of the aggregate principal amount of all outstanding Protective Advances at such time. The Protective Advance Exposure of any Lender at any time shall be its Applicable Percentage of the total Protective Advance Exposure at such time, adjusted to give effect to any reallocation under Section 2.20 of the Protective Advance Exposures of Defaulting Lenders in effect at such time.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Recipient” means the Administrative Agent, any Lender, any Issuing Bank or any combination thereof (as the context requires).

“Refinancing Indebtedness” means, in respect of any Indebtedness (the “Original Indebtedness”), any Indebtedness that extends, renews or refinances such Original Indebtedness (or any Refinancing Indebtedness in respect thereof); provided that (a) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of such Original Indebtedness except by an amount no greater than accrued and unpaid interest, fees, expenses and prepayment premium, if any, with respect to such Original Indebtedness; (b) the stated final maturity of such Refinancing Indebtedness shall not be earlier than that of such Original Indebtedness; (c) the Weighted Average Life to Maturity of any Refinancing Indebtedness shall be no shorter than the remaining Weighted Average Life to Maturity of such Original Indebtedness; (d) such Refinancing Indebtedness shall not constitute an obligation (including pursuant to a Guarantee) of any Subsidiary that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to become pursuant to the terms of the Original Indebtedness) an obligor in respect of such Original Indebtedness and shall constitute an obligation of such Subsidiary only to the extent of their obligations in respect of such Original Indebtedness; and (e) such Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Original Indebtedness (or would have been required to secure such Original Indebtedness pursuant to the terms thereof).

“Register” has the meaning set forth in Section 9.04(b).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the Environment or within or upon any building, structure, facility or fixture.

“Rent Reserve” means, with respect to any leased store, warehouse distribution center, regional distribution center or depot where any Inventory subject to Liens arising by operation of law is located, a reserve equal to two months’ rent at such store, warehouse distribution center, regional distribution center or depot.

“Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the Loan Parties’ assets from information furnished by or on behalf of the Loan Parties, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.

“Required Lenders” means, at any time, Lenders having aggregate Credit Exposure and unused Revolving Commitments representing more than 50% of the sum of the total Credit Exposure and unused Revolving Commitments at such time; provided, that for purposes of this definition, (a) the Credit Exposure of the Lender that is the Swingline Lender shall be deemed to exclude any amount of its Swingline Exposure in excess of its Applicable Percentage of all outstanding Swingline Loans, adjusted to give effect to any reallocation under Section 2.20 of the Swingline Exposures of Defaulting Lenders in effect at such time, and (b) the unused Revolving Commitment of such Lender shall be determined without regard to any such excess amount.

“Reserves” means any and all reserves which the Administrative Agent deems necessary, in its Permitted Discretion, to maintain (including, without limitation, reserves for accrued and unpaid interest on the Secured Obligations, Rent Reserves, Gift Card Reserves, Banking Services Reserves and reserves for loyalty programs, reserves for consignee’s, warehousemen’s and bailee’s charges, reserves for dilution of Accounts, reserves for Inventory shrinkage, reserves for customs charges and shipping charges and other foreign landing costs related to any Inventory in transit, reserves for Swap Obligations, reserves for contingent liabilities of any Loan Party, reserves for uninsured losses of any Loan Party, reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation and reserves for taxes, fees, assessments, and other governmental charges) with respect to the Collateral or any Loan Party.

“Restated Security Agreement” means that certain Amended and Restated Pledge and Security Agreement, dated as of the Fourth Restatement Effective Date, between the Loan Parties and the Administrative Agent, for the benefit of the Lender Parties, as amended and in effect from time to time.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Restricted Subsidiary, or any payment or distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, exchange, conversion, cancellation or termination of any Equity Interests in the Company or any Restricted Subsidiary.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit, Protective Advances, Overadvances and Swingline Loans hereunder, expressed as an amount representing the maximum permitted aggregate amount of such Lender’s Credit Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or amendment referred to in Section 2.09(e) pursuant to which such Lender shall have assumed or acquired its Revolving Commitment, as applicable. The aggregate amount of the Lenders’ Revolving Commitments as of the Fifth Restatement Effective Date is $500,000,000.

“Revolving Loan” means a Loan made pursuant to Section 2.01.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., or any successor to its rating agency business.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Company or any Restricted Subsidiary whereby the Company or such Restricted Subsidiary sells or transfers such property to any Person and the Company or any Restricted Subsidiary leases such property, or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, from such Person or its Affiliates.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of Designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any Person or Persons described in the preceding clauses (a) and (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or any EU member state or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the United States Securities and Exchange Commission.

“Secured Obligations” means all Obligations, together with all (a) Banking Services Obligations and (b) Swap Obligations owing to one or more Lenders or their respective Affiliates; provided that at or prior to the time that any transaction relating to such Swap Obligation is executed, the Lender or an Affiliate thereof party thereto (if other than JPMCB or an Affiliate thereof) shall have delivered written notice to the Administrative Agent that such a transaction has been entered into and that it constitutes a Secured Obligation entitled to the benefits of the Collateral Documents.

“Securities Act” means the United States Securities Act of 1933.

“Senior Secured Indebtedness” means, as of any date, the excess of (a) the sum, without duplication, of (i) the aggregate principal amount of Indebtedness of the Company and the Restricted Subsidiaries outstanding as of such date that is secured by any Lien on any asset of the Company or any Restricted Subsidiary (other than Indebtedness of any Foreign Subsidiary that is not Guaranteed by, or otherwise recourse to the Company or any Domestic Subsidiary that is secured by a Lien only on assets of one or more Foreign Subsidiaries), in the amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but without giving effect to any election to value any Indebtedness at “fair value,” as described in Section 1.04(b), or any other accounting principle that results in the amount of any such Indebtedness (other than zero coupon Indebtedness) as reflected on such balance sheet to be below the stated principal amount of such Indebtedness), (ii) the aggregate amount of Capital Lease Obligations and Synthetic Lease Obligations of the Company and the Restricted Subsidiaries outstanding as of such date (other than Capital Lease Obligations and Synthetic Lease Obligations of any Foreign Subsidiary that is not Guaranteed by, or otherwise recourse to, the Company or any Domestic Subsidiary), determined on a consolidated basis, and (iii) the aggregate obligations of the Company and the Restricted Subsidiaries as an account party in respect of letters of credit or letters of guaranty that are secured by any Lien on any asset of the Company or any Restricted Subsidiary (other than any such obligations of any Foreign Subsidiary that is not Guaranteed by, or otherwise recourse to, the Company or any Domestic Subsidiary), other than contingent obligations in respect of any letter of credit or letter of guaranty to the extent such letter of credit or letter of guaranty does not support Indebtedness over (b) the aggregate amount of unrestricted cash and cash equivalents of the Company and its Restricted Subsidiaries that would be reflected on a consolidated balance sheet of the Company in accordance with GAAP on such date (other than the cash proceeds of any Indebtedness being incurred on such date).

“Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Senior Secured Indebtedness as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Company most recently ended on or prior to such date.

“Settlement” has the meaning set forth in Section 2.05(d).

“Settlement Date” has the meaning set forth in Section 2.05(d).

“Short-Dated TLB Amount” has the meaning set forth in the definition of the term “Maturity Date”.

“Signing Date” means July 24, 2015.

“Specified Indebtedness” means any Subordinated Indebtedness, any Permitted Unsecured Debt or any secured Indebtedness that is not secured on a pari passu basis with the Secured Obligations and any Refinancing Indebtedness in respect of any of the foregoing; provided that Indebtedness under the Term Credit Agreement or Permitted Term Indebtedness (or any Refinancing Indebtedness in respect thereof, except to the extent constituting Subordinated Indebtedness, Permitted Unsecured Debt or Indebtedness that is secured solely on a junior basis with the Secured Obligations) shall constitute Specified Indebtedness solely for purposes of Section 6.08(c).

“Standby LC Commitment” means, as to any Issuing Bank, the maximum permitted amount of the Standby LC Exposure that may be attributable to Standby Letters of Credit issued by such Issuing Bank. The initial amount of each Issuing Bank’s

Standby LC Commitment is set forth on Schedule 2.01 or in such Issuing Bank’s Issuing Bank Agreement.

“Standby LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Standby Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements relating to Standby Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers at such time. The Standby LC Exposure of any Lender at any time shall be its Applicable Percentage of the total Standby LC Exposure at such time, adjusted to give effect to any reallocation under Section 2.20 of the Standby LC Exposures of Defaulting Lenders in effect at such time.

“Standby Letter of Credit” means all Letters for Credit other than Commercial Letters of Credit.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, established by the Board of Governors to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person which is subordinated in right of payment to the Secured Obligations.

“subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date and (b) any other Person (i) of which Equity Interests representing more than 50% of the equity value or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any direct or indirect subsidiary of the Company.

“Subsidiary Loan Party” means each Restricted Subsidiary that is a party to this Agreement as a Borrower or a Loan Guarantor (including any such Subsidiary that becomes a party hereto as a Loan Guarantor pursuant to the Fourth Restatement Agreement or a Joinder Agreement) and is a party to the Restated Security Agreement.

“Supermajority Lenders” means, at any time, Lenders having aggregate Credit Exposure and unused Revolving Commitments representing more than 66 2⁄3% of the sum of the total Credit Exposure and unused Revolving Commitments at such time; provided, that for purposes of this definition, (a) the Credit Exposure of the Lender that is the Swingline Lender shall be deemed to exclude any amount of its Swingline Exposure in excess of its Applicable Percentage of all outstanding Swingline Loans, adjusted to give effect to any reallocation under Section 2.20 of the Swingline Exposures of Defaulting Lenders in effect at such time, and (b) the unused Revolving Commitment of such Lender shall be determined without regard to any such excess amount.

“Supplemental Perfection Certificate” means a certificate in the form of Exhibit G-2 or any other form approved by the Administrative Agent.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or any Subsidiary shall be a Swap Agreement.

“Swap Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be the sum of (a) its Applicable Percentage of the aggregate principal amount of all Swingline Loans outstanding at such time (excluding, in the case of the Lender that is the Swingline Lender, Swingline Loans made by it and outstanding at such time to the extent that the other Lenders shall not have funded their participations in such Swingline Loans), adjusted to give effect to any reallocation under Section 2.20 of the Swingline Exposures of Defaulting Lenders in effect at such time, and (b) in the case of the Lender that is the Swingline Lender, the aggregate principal amount of all Swingline Loans made by such Lender and outstanding at such time to the extent that the other Lenders shall not have funded their participations in such Swingline Loans.

“Swingline Lender” means JPMCB, in its capacity as lender of Swingline Loans hereunder, and its successors and assigns in such capacity.

“Swingline Loan” has the meaning set forth in Section 2.05(a).

“Syndication Agents” means BofA and Wells Fargo Bank, National Association.

“Synthetic Lease” means, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. Federal income Tax purposes, other than any such lease under which such Person is the lessor.

“Synthetic Lease Obligations” means, as to any Person, an amount equal to the sum, without duplication, of (a) the obligations of such Person to pay rent or other amounts under any Synthetic Lease which are attributable to principal and (b) the amount of any purchase price payment under any Synthetic Lease assuming the lessee exercises the option to purchase the leased property at the end of the lease term. For purposes of Section 6.02, a Synthetic Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Credit Agreement” means the Term Credit Agreement, dated as of August 21, 2015, among the Company, AnnTaylor Retail, Inc., certain lenders and Goldman Sachs Bank USA, as administrative agent, as the same may be amended, modified, restated and/or supplemented from time to time in accordance with the terms of the Intercreditor Agreement and this Agreement.

“Term Priority Collateral” has the meaning set forth in the Intercreditor Agreement.

“Total Assets” means, at any date of determination, the consolidated total assets of the Company as of the last day of the most recent fiscal quarter of the Company for which financial statements have been (or are required to have been) delivered pursuant to Section 5.01(a) or (b), as adjusted to (i) exclude amounts attributable to Unrestricted Subsidiaries and (ii) give effect to any Pro Forma Event occurring since such date.

“Transactions” means (a) the execution, delivery and performance by the Loan Parties of the Fifth Restatement Agreement, this Agreement and the other Loan Documents, the borrowings hereunder, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, (b) the creation and perfection of the security interests provided for in the Collateral Documents and (c) the payment of all fees, commissions, costs and expenses in connection with the foregoing.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the perfection of security interests created by the Collateral Documents.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is, (a) an obligation to reimburse an Issuing Bank for drawings not yet made under a Letter of Credit issued by it, (b) any other obligation (including any guarantee) that is contingent in nature at such time or (c) an obligation to provide collateral to secure any of the foregoing types of obligations.

“Unrestricted Subsidiary” means any Subsidiary of the Company designated by the Company as an Unrestricted Subsidiary pursuant to Section 5.17 subsequent to the Fourth Restatement Effective Date. In no event shall any Borrowing Subsidiary be an Unrestricted Subsidiary.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.17(f)(ii)(B)(3).

“Vendor Rebates” means credits earned from vendors for volume purchases that reduce net inventory costs for the Loan Parties.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding principal amount of such Indebtedness.

“Wells Fargo Bank” means Wells Fargo Bank, National Association, a national banking association, in its individual capacity, and its successors.

“wholly-owned”, when used in reference to a subsidiary of any Person, means that all the Equity Interests in such subsidiary (other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) are owned, beneficially and of record, by such Person, another wholly-owned subsidiary of such Person or any combination thereof.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders, writs and decrees, of all Governmental Authorities. Except as otherwise provided herein and unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including this Agreement and the other Loan Documents) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), and all references to any statute shall be construed as referring to all rules, regulations, rulings and official interpretations promulgated or issued thereunder, (c) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature used herein shall be construed in accordance with GAAP as in effect from time to time; provided that (a) if the Borrower Representative notifies the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the Fifth Restatement Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower Representative that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided that the Borrower Representative, on the one hand, and the Administrative Agent and Lenders, on the other hand, agree to negotiate in good faith with respect to any proposed amendment to eliminate or adjust for the effect of any such change in GAAP; and (b) notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Statement of Financial Accounting Standards 159, The Fair Value Option for Financial Assets and Financial Liabilities, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of the Company or any Restricted Subsidiary at “fair value”, as defined therein, and (ii) any change in GAAP occurring after the Fourth Restatement Effective Date as a result of the adoption of any proposals set forth in the Proposed Accounting Standards Update, Leases (Topic 840), issued by the Financial Accounting Standards Board on August 17, 2010, or any other proposals issued by the Financial Accounting Standards Board in connection therewith, in each case if such change would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) was not required to be so treated under GAAP as in effect on the Fourth Restatement Effective Date.

SECTION 1.05. Classification of Actions. For purposes of determining compliance at any time with the covenants set forth in Article VI (or, in each case, any defined terms used therein), in the event that the subject transaction meets the criteria of more than one of the categories of transactions permitted pursuant to the Sections (or related defined terms) in Article VI, the Company may, in its sole discretion, classify the applicable transaction (or any portion thereof) under such Section (or defined term); it being understood that the Company may divide and include such transaction under one or more of the clauses of such Section (or any relevant portion thereof or of the applicable related defined term) that permit such transaction.

SECTION 1.06. Limited Condition Acquisitions. Notwithstanding anything herein to the contrary, with respect to any Limited Condition Acquisition and any Pro Forma Event to be made in connection with a Limited Condition Acquisition, at the Company’s option, any Senior Secured Leverage Ratio or Interest Coverage Ratio test or dollar threshold required for consummation of such Limited Condition Acquisition or such other transaction shall be determined, and any Default or Event of Default blocker shall be tested, as of the date the definitive acquisition agreement for such Limited Condition Acquisition is entered into and calculated as if such Limited Condition Acquisition and other Pro Forma Events in connection therewith were consummated on such date; provided that if the Company has made such an election, in connection with measuring compliance with any Section of Article VI following such date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the definitive agreement for such Limited Condition Acquisition is terminated, any Senior Secured Leverage Ratio or Interest Coverage Ratio shall be calculated on a Pro Forma Basis assuming such Limited Condition Acquisition and other Pro Forma Events in connection therewith have been consummated, except that (other than solely with respect to the incurrence test under which such Limited Condition Acquisition or other transaction in connection therewith is being made) Consolidated EBITDA, Total Assets and Consolidated Net Income of any target of such Limited Condition Acquisition can only be used in the determination of the relevant ratios and baskets if and when such Limited Condition Acquisition has closed.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender, severally and not jointly, agrees to make Revolving Loans to the Borrowers in dollars from time to time during the Availability Period in an aggregate principal amount that will not result in (a) the Credit Exposure of any Lender exceeding such Lender’s Revolving Commitment or (b) the Aggregate Credit Exposure exceeding the Credit Limit, subject to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances and Overadvances pursuant to the terms of Section 2.04 or 2.05, as applicable. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02. Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans of the same Type made by the Lenders ratably in accordance with their respective Revolving Commitments. Any Protective Advance, any Swingline Loan and any Overadvance shall be made in accordance with the procedures set forth in Section 2.04 or 2.05, as applicable.

(b) Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower Representative may request in accordance herewith. Each Protective Advance, Swingline Loan or Overadvance shall be an ABR Loan. Each Lender at its option may make any Eurodollar Revolving Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate principal amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that a Eurodollar Revolving Borrowing that results from a continuation of an outstanding Eurodollar Revolving Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing. At the time each ABR Revolving Borrowing is made, such

Borrowing shall be in an aggregate principal amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that, without affecting the Borrowing Base limitation set forth in Section 2.01, an ABR Revolving Borrowing may be in an aggregate principal amount that is equal to the entire unused balance of the Revolving Commitments then in effect or that is required to finance the repayment of a Protective Advance as contemplated by Section 2.04(a) or the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Each Protective Advance or Overadvance may be in such principal amount as shall be determined by the Administrative Agent in accordance with Section 2.04 or 2.05, as applicable. Revolving Borrowings of more than one Type may be outstanding at the same time.

(d) Notwithstanding any other provision of this Agreement, the Borrower Representative shall not be entitled to request, or to elect to convert to or continue, any Eurodollar Revolving Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower Representative shall notify the Administrative Agent of such request either in writing (delivered by e-mail, hand or facsimile) or by telephone (a) in the case of a Eurodollar Revolving Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Revolving Borrowing, not later than 12:00 p.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by e-mail, hand delivery or facsimile to the Administrative Agent of an executed written Borrowing Request. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the name of the applicable Borrower;

(ii) the aggregate amount of the requested Borrowing and the manner in which the proceeds of such Borrowing are to be disbursed (which shall be consistent with Section 2.07);

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(v) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) in the case of any ABR Revolving Borrowing requested to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e), the identity of the Issuing Bank that made such LC Disbursement.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the applicable Borrower(s) shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Revolving Loan to be made as part of the requested Revolving Borrowing.

SECTION 2.04. Protective Advances. (a) Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time during the Availability Period, in the Administrative Agent’s sole discretion (but shall have absolutely no obligation) to make Loans in dollars to the Borrowers, on behalf of all Lenders, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations or (iii) to pay any other amounts required to be paid by the Borrowers pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.03) and other sums payable under the Loan Documents which have not been paid by the Borrowers after written demand therefor (any of such Loans are herein referred to as “Protective Advances”); provided that the aggregate principal amount of Protective Advances outstanding at any time shall not exceed (i) $30,000,000 in the aggregate or (ii) together with the aggregate principal amount of Overadvances outstanding at such time pursuant to Section 2.05, $45,000,000 in the aggregate; provided further that no Protective Advance may be made if, after giving effect thereto, any Lender’s Credit Exposure shall exceed its Revolving Commitment. Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied. The Protective Advances shall be secured by the Liens in favor of the Administrative Agent in and to the Collateral and shall constitute Obligations hereunder. All Protective Advances shall be ABR Borrowings. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. At any time that there is sufficient Availability and the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent may request the Lenders to make Revolving Loans to repay a Protective Advance. At any other time the Administrative Agent may require the Lenders to fund their risk participations as described in Section 2.04(b).

(b) The Administrative Agent may by notice given not later than 12:00 p.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of any Protective Advance outstanding. Such notice shall specify the aggregate principal amount of the Protective Advance in which the Lenders will be required to participate and each Lender’s Applicable Percentage of such Protective Advance. Each Lender hereby absolutely and unconditionally agrees to pay, promptly upon receipt of notice as provided above (and in any event, if such notice is received by 12:00 p.m., New York City time, on a Business Day, no later than 5:00 p.m., New York City time, on such Business Day and if received after 12:00 p.m., New York City time, on a Business Day, no later than 10:00 a.m., New York City time, on the immediately succeeding Business Day), to the Administrative Agent such Lender’s Applicable Percentage of such Protective Advance. Each Lender acknowledges and agrees that its obligation to acquire participations in Protective Advances pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including nonsatisfaction of any of the conditions precedent set forth in Section 4.02, the occurrence and continuance of a Default or any reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Revolving Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders pursuant to this paragraph). From and after the date, if any, on which any Lender has paid in full for its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender its Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance; provided that any such payment or proceeds so distributed shall be repaid to the Administrative Agent if and to the extent such payment or proceeds is required to be refunded to the Borrowers for any reason. The purchase of participations in any Protective Advance pursuant to this paragraph shall not constitute a Loan and shall not relieve the Borrowers of their obligation to repay such Protective Advance.

SECTION 2.05. Swingline Loans and Overadvances. (a) The Administrative Agent, the Swingline Lender and the Lenders agree that in order to facilitate the administration of this Agreement and the other Loan Documents, promptly after the Borrower Representative requests an ABR Revolving Borrowing pursuant to Section 2.03, the Swingline Lender may in its discretion (but shall have absolutely no obligation to) elect to have the terms of this Section 2.05(a) apply to such Borrowing Request by advancing, on behalf of the Lenders and in the amount and on the date requested, same day funds to the Borrowers to the Funding Account(s) (each such Loan made solely by the Swingline Lender pursuant to this Section 2.05(a) is referred to in this Agreement as a “Swingline Loan”), with settlement among the Swingline Lender and the other Lenders as to the Swingline Loans to take place on a periodic basis as set forth in Section 2.05(d). Each Swingline Loan shall be subject to all the terms and conditions applicable to other ABR Loans funded by the Lenders, except that all payments thereon shall be payable to the Swingline Lender solely for its own account. The aggregate principal amount of Swingline Loans outstanding at any time shall not exceed $30,000,000. The Swingline Lender shall not make any Swingline Loan if the requested Swingline Loan would exceed Availability (before giving effect to such Swingline Loan) or would result in the Credit Exposure of any Lender exceeding such Lender’s Revolving Commitment. All Swingline Loans shall be ABR Borrowings.

(b) Any provision of this Agreement to the contrary notwithstanding, at the request of the Borrower Representative, the Administrative Agent may in its sole discretion (but shall have absolutely no obligation to) make Loans to the Borrowers, on behalf of the Lenders, in amounts that exceed Availability (any such Loans are herein referred to collectively as “Overadvances”); provided that the aggregate principal amount of Overadvances outstanding at any time shall not exceed (i) $30,000,000 in the aggregate or (ii) together with the aggregate principal amount of Protective Advances outstanding at such time pursuant to Section 2.04, $45,000,000 in the aggregate; provided further that no Overadvance may be made if, after giving effect thereto, any Lender’s Credit Exposure shall exceed its Revolving Commitment. The Overadvances shall be secured by the Liens in favor of the Administrative Agent in and on the Collateral and shall constitute Obligations hereunder. All Overadvances shall be ABR Borrowings. The Borrowers shall be required to repay each Overadvance no later than the 60th day after the date of the making thereof. The Administrative Agent’s authorization to make Overadvances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof.

(c) The Swingline Lender and the Administrative Agent may by notice given not later than 12:00 p.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of any Swingline Loan or Overadvance, respectively, outstanding. Such notice shall specify the aggregate principal amount of the Swingline Loan or Overadvance, respectively, in which the Lenders will be required to participate and each Lender’s Applicable Percentage of such Swingline Loan or Overadvance. Each Lender hereby absolutely and unconditionally agrees to pay, promptly upon receipt of notice as provided above (and in any event, if such notice is received by 12:00 p.m., New York City time, on a Business Day, no later than 5:00 p.m., New York City time, on such Business Day and if received after 12:00 p.m., New York City time, on a Business Day, no later than 10:00 a.m., New York City time, on the immediately succeeding Business Day), to the Administrative Agent, for the account of the Swingline Lender or the account of the Administrative Agent, as applicable, such Lender’s Applicable Percentage of such Swingline Loan or Overadvance. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans and Overadvances pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including nonsatisfaction of any of the conditions precedent set forth in Section 4.02, the occurrence and continuance of a Default or any reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Revolving Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders pursuant to this paragraph). From and after the date, if any, on which any Lender has paid in full for its participation in any Swingline Loan or Overadvance purchased hereunder, the Swingline Lender or the Administrative Agent, as applicable, shall promptly distribute to such Lender its Applicable Percentage of all payments of principal and interest and all proceeds of Collateral thereafter received by the Swingline Lender or the Administrative Agent, as applicable, in respect of such Swingline Loan or Overadvance; provided that any such payment or proceeds so distributed shall be repaid to the Swingline Lender or the Administrative Agent, as applicable, if and to the extent such payment or proceeds shall be required to be refunded to the Borrowers for any reason. The purchase of participations in any Swingline Loan or Overadvance pursuant to this paragraph shall not constitute a Loan and shall not relieve the Borrowers of their obligation to repay such Swingline Loan or Overadvance.

(d) The Administrative Agent, on behalf of the Swingline Lender, shall request settlement (a “Settlement”) with the Lenders on at least a weekly basis or on any earlier date that the Administrative Agent elects, by notifying the Lenders of such requested Settlement by facsimile, telephone, or e-mail no later than 1:00 p.m., New York City time, on the date of such requested Settlement (the “Settlement Date”). Each Lender (other than the Swingline Lender) shall transfer the amount of such Lender’s Applicable Percentage of the outstanding principal amount of the applicable Swingline Loan with respect to which Settlement is requested to the Administrative Agent, to such account of the Administrative Agent as the Administrative Agent may designate, not later than 3:00 p.m., New York City time, on such Settlement Date. Settlements may occur during the existence of a Default and whether or not the applicable conditions precedent set forth in Section 4.02 have then been satisfied. Such amounts transferred to the Administrative Agent shall be applied against the amounts of the Swingline Lender’s Swingline Loans and, together with Swingline Lender’s Applicable Percentage of such Swingline Loan, shall constitute Revolving Loans of such Lenders, respectively. If any such amount is not transferred to the Administrative Agent by any Lender on such Settlement Date, the Swingline Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.07.

SECTION 2.06. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower Representative may request the issuance of Letters of Credit in dollars for its own account or for the account of another Loan Party, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Availability Period. The Company unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the account of a Loan Party that is not a Borrower as provided in the first sentence of this paragraph, the Company will be fully responsible for the reimbursement of LC Disbursements, the payment of interest thereon and the payment of fees due under Section 2.12(b) to the same extent as if it were the sole account party in respect of such Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrowers to, or entered into by the Borrowers with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit (other than an automatic renewal permitted pursuant to paragraph (c) of this Section), the Borrower Representative shall e-mail, hand deliver or send by facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the recipient) to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the applicable Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the total LC Exposure shall not exceed $200,000,000, (ii) the total Standby LC Exposure shall not exceed $100,000,000, (iii) the portion of the LC Exposure attributable to Letters of Credit issued by any Issuing Bank will not exceed the LC Commitment of such Issuing Bank, (iv) the portion of the Standby LC Exposure attributable to Letters of Credit issued by any Issuing Bank will not exceed the Standby LC Commitment of such Issuing Bank, (v) the Credit Exposure of any Lender exceeding such Lender’s Revolving Commitment and (vi) the Aggregate Credit Exposure shall not exceed the Credit Limit. An Issuing Bank shall not be under any obligation to issue, amend, renew or extend any Letter of Credit if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing, amending, renewing or extending such Letter of Credit, or any law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Fifth Restatement Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Fifth Restatement Effective Date and which such Issuing Bank in good faith deems material to it, or if the issuance, amendment, renewal or extension of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date as in effect on the date of the issuance of such Letter of Credit (or such renewal or extension thereof); provided that, if the applicable Issuing Bank shall so agree, a Letter of Credit may expire at a later date if the applicable Borrower shall have deposited cash collateral in an LC Collateral Account pursuant to Section 2.06(j) in an amount equal to 103% of the undrawn face amount of such Letter of Credit. Any Letter of Credit may provide by its terms that it may be automatically extended for additional successive one year periods on terms reasonably acceptable to the applicable Issuing Bank. Any Letter of Credit providing for automatic extension shall be extended upon the then current expiration date without any further action by any Person unless the applicable Issuing Bank shall have given notice to the applicable beneficiary (with a copy to the applicable Borrower) of the election by such Issuing Bank not to extend such Letter of Credit, such notice to be given not fewer than 30 days prior to the then current expiration date of such Letter of Credit unless otherwise agreed to by the applicable Issuing Bank; provided that no Letter of Credit may be extended automatically or otherwise beyond the date that is five Business Days prior to the Maturity Date in effect at the time thereof (other than in accordance with this paragraph).

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrowers on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrowers for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit, the expiration of any Letter of Credit on a date after the Maturity Date due to the operation of the proviso in the definition of the term “Maturity Date”, the nonsatisfaction of any of the conditions precedent set forth in Section 4.02, the occurrence and continuance of a Default, any reduction or termination of the Revolving Commitments or any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Section 3.14 of ISP 98 or any successor publication of the International Chamber of Commerce) permits a drawing to be made under such Letter of Credit after the expiration thereof or of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrowers shall, following notice of such LC Disbursement to the Borrower Representative, reimburse such LC Disbursement by paying to the Administrative Agent or such Issuing Bank an amount equal to such LC Disbursement not later than 2:00 p.m., New York City time, on the date that such LC Disbursement is made, if the Borrower Representative shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower Representative prior to such time on such date, then not later than 2:00 p.m., New York City time, on (i) the Business Day that the Borrower Representative receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower Representative receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrowers may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or, if the Swingline Lender shall have elected to apply the terms of Section 2.05(a) to such requested Borrowing, the resulting Swingline Loan. If the Borrowers fail to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrowers in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrowers, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders pursuant to this paragraph), and the Administrative Agent shall promptly pay to such Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrowers of their obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrowers’ joint and several obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section is absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not substantially comply with the terms of such Letter of Credit, (iv) any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Section 3.14 of ISP 98 or any successor publication of the International Chamber of Commerce) permits a drawing to be made under such Letter of Credit after the stated expiration date thereof or of the Revolving Commitments or (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder. None of the Administrative Agent, the Lenders or the Issuing Banks, or any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of

Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any other act, failure to act or other event or circumstance; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by any Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of bad faith, gross negligence or willful misconduct on the part of an Issuing Bank (with such absence to be presumed unless otherwise determined by a court of competent jurisdiction in a final and nonappealable judgment), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Each Issuing Bank shall promptly notify the Administrative Agent and the Borrower Representative by telephone (confirmed by e-mail or facsimile) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers reimburse such LC Disbursement in full, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrowers fail to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be paid to the Administrative Agent for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment, and shall be payable on demand or, if no demand has been made, on the date on which the Borrowers reimburse the applicable LC Disbursement in full.

(i) Replacement of the Issuing Banks. Any Issuing Bank may be replaced at any time by written agreement among the Borrower Representative, the Administrative

Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower Representative receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders (the “LC Collateral Account”), an amount in cash equal to 103% of the LC Exposure as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (h) or (i) of Article VII. The Borrowers shall also deposit cash collateral in accordance with this paragraph as and to the extent required by Section 2.11(b) or 2.20. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account and the Borrowers hereby grant the Administrative Agent a security interest in the LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall, notwithstanding anything to the contrary herein or in the Collateral Documents, be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other Obligations (but subject to, in the case of any such application at a time when any Lender is a Defaulting Lender (but only if, after giving effect thereto, the remaining cash collateral shall be less than the aggregate LC Exposure of all the Defaulting Lenders that has not been reallocated to non-Defaulting Lenders pursuant to Section 2.20), the consent of each Issuing Bank). If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three Business Days after all Events of Default have been cured or waived. If any Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.11(b), such amount (to the extent not applied as aforesaid) shall be returned to such Borrower as and to the extent that, after giving effect to such return, the Borrowers would remain in compliance with Section 2.11(b) and no Event of Default shall have occurred and be continuing. If any Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.20, such amount (to the extent not applied as aforesaid) shall be returned to such Borrower as promptly as practicable to the extent that, after giving effect to such return, no Issuing Bank shall have any exposure in respect of any outstanding Letter of Credit that is not fully covered by the Revolving Commitments of the non-Defaulting Lenders and/or the remaining cash collateral and no Event of Default shall have occurred and be continuing.

(k) Existing Letters of Credit. Each Existing Letter of Credit shall be deemed to be a Letter of Credit issued hereunder for all purposes hereof and of the other Loan Documents, and no issuance or similar fees (as distinguished from ongoing participation or fronting fees) will be required in connection with the Existing Letters of Credit. Without limiting the foregoing, (i) each such Existing Letter of Credit shall be included in the calculation of the LC Exposure, (ii) all liabilities of the Borrowers and the other Loan Parties with respect to such Existing Letters of Credit shall constitute Obligations and (iii) each Lender shall have reimbursement obligations with respect to such Existing Letters of Credit as provided in this Section 2.06. Notwithstanding any other provision contained in this Section 2.06, no Existing Letter of Credit that has not been issued by an Issuing Bank referred to in clause (a) of the definition of such term may be renewed or extended.

(l) Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancelations and all disbursements and reimbursements, (ii) reasonably prior to the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the stated amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and amount of such LC Disbursement, (iv) on any Business Day on which the Borrowers fail to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(m) LC Exposure Determination. For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.

SECTION 2.07. Funding of Borrowings. (a) Each Lender shall make each Revolving Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower Representative by promptly crediting the amounts so received, in like funds, to the Funding Account(s); provided that ABR Revolving Loans made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank and (ii) a Protective Advance or an Overadvance shall be retained by the Administrative Agent.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Revolving Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance on such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of a payment to be made by the Borrowers, the interest rate applicable to ABR Revolving Loans. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Revolving Loan included in such Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.08. Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in the applicable Borrowing Request or as otherwise provided in Section 2.03. Thereafter, the Borrower Representative may elect to convert such Borrowing to a Revolving Borrowing of a different Type or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower Representative may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, Overadvances or Protective Advances, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower Representative shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrowers were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by e-mail, hand delivery or facsimile to the Administrative Agent of an executed written Interest Election Request. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrower and the Revolving Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration.

(c) Promptly following receipt of an Interest Election Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(d) If the Borrower Representative fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Revolving Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower Representative (provided that no such notice shall be required in the case of an Event of Default under clause (h) or (i) of Article VII), then, so long as an Event of Default is continuing (i) no outstanding Revolving

Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09. Termination and Reduction of Revolving Commitments; Increase in Revolving Commitments. (a) Unless previously terminated, the Revolving Commitments shall automatically terminate on the Maturity Date. After the first determination of the Short-Dated TLB Amount, the Company will not permit Liquidity at any time to be less than the Short-Dated TLB Amount at such time.

(b) The Borrowers may at any time terminate the Revolving Commitments upon (i) the payment in full of all outstanding Loans and any LC Disbursements, together with accrued and unpaid interest thereon and on any LC Disbursements, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the applicable Issuing Bank of a cash deposit (or at the discretion of such Issuing Bank a back up standby letter of credit reasonably satisfactory to such Issuing Bank) equal to 103% of the portion of the LC Exposure attributable to such Letter of Credit as of such time), (iii) the payment in full of all accrued and unpaid fees and (iv) the payment in full of all reimbursable expenses and all other Obligations outstanding at such time.

(c) The Borrowers may from time to time reduce the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrowers shall not reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the Aggregate Credit Exposure would exceed the Credit Limit.

(d) The Borrower Representative shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) or (c) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower Representative pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower Representative may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower Representative (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments shall be permanent. Each reduction of the Revolving Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Commitments.

(e) (i) The Borrowers shall have the right to increase the total Revolving Commitments by obtaining additional Revolving Commitments, either from one or more of the Lenders or from one or more other lending institutions (which shall be Eligible Assignees); provided that (i) no Lender hereunder shall have any obligation to provide any such requested increase, (ii) any such request for an increase shall be in a minimum amount of $10,000,000, (iii) the aggregate amount of all additional Revolving Commitments obtained under this paragraph shall not exceed $200,000,000, (iv) the Administrative Agent and each Issuing Bank shall have approved the identity of any such new Lender, such approval not to be unreasonably withheld, conditioned or delayed; provided that the Administrative Agent and each Issuing Bank shall be deemed to have approved the identity of any such new Lender unless such Person shall object thereto by written notice to the Company within five Business Days after receiving a notice identifying such new Lender and stating that such approval shall be deemed to occur if no such objection is provided to the Company within such five Business Day period, (v) any such new Lender shall assume all the rights and obligations of a “Lender” hereunder, and (vi) the procedure described in paragraph (e)(ii) of this Section shall have been satisfied.

(ii) Any amendment hereto for such an increase or addition shall be in form and substance satisfactory to the Administrative Agent and shall only require the written signatures of the Administrative Agent, the Borrowers and the Lender(s) being added or increasing their Revolving Commitments. As a condition precedent to such an increase, the Borrower Representative shall deliver to the Administrative Agent (A) a certificate of each Loan Party signed by an authorized officer of such Loan Party (1) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (2) certifying that, before and after giving effect to such increase, (x) the representations and warranties contained in Article III and the other Loan Documents are true and correct in all material respects (or in all respects if qualified by materiality), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and (y) no Event of Default exists (provided, that with respect to any increase in the Revolving Commitments to provide funds for a Limited Condition Acquisition, such certificate will be required only to certify that no payment or bankruptcy Event of Default exists or will exist after giving effect to such acquisition and the related extensions of credit hereunder and that customary “Sungard” representations and warranties shall be true and correct in all material respects (or in all respects if qualified by materiality) after giving effect to such acquisition and such extensions of credit), (B) an opinion of counsel to the Loan Parties as to the power and authority of the Loan Parties to effect such increase and such other customary and related matters as the Administrative Agent may reasonably request and (C) a reaffirmation agreement, in form and substance reasonably satisfactory to the Administrative Agent, executed and delivered by the Loan Parties; provided further that no such increase shall become effective unless (x) the Administrative Agent shall have determined that it has received, with respect to each Mortgage Property, (1) a completed “Life of Loan” Federal Emergency Management Agency standard flood hazard determination with respect to such Mortgage Property, as required by Flood Insurance Laws, and (2) in the case of any Flood Hazard Property, all Flood Insurance Documents with respect thereto, (y) the Administrative Agent shall have provided copies of all documents referred to in clause (x) above received by it to the Lenders and (z) prior to the contemplated date of effectiveness of such increase (as notified by the

Administrative Agent to the Lenders), the Administrative Agent shall not have been advised in writing by any Lender that such Lender has not yet completed its flood insurance due diligence and flood insurance compliance (with each Lender agreeing to complete such due diligence and compliance as promptly as practicable following receipt of the documents as referred to in clause (y) above)).

(iii) On the Business Day following any such increase, all outstanding ABR Revolving Borrowings shall be reallocated, pursuant to procedures reasonably determined by the Administrative Agent, among the Lenders (including any newly added Lenders) in accordance with the Lenders’ respective revised Applicable Percentages. Eurodollar Revolving Borrowings outstanding at the time of such increase shall be reallocated, pursuant to procedures reasonably determined by the Administrative Agent, among the Lenders in accordance with the Lenders’ respective Applicable Percentages in effect at the time upon the expiration of the then applicable Interest Periods.

SECTION 2.10. Repayment of Loans; Evidence of Debt. (a) The Borrowers hereby unconditionally promise to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date and (ii) to the Administrative Agent the then unpaid principal amount of each Protective Advance and Overadvance on the earliest of (A) the Maturity Date, (B) demand by the Administrative Agent therefor and (C) in the case of any Overadvance, the 60th day after the date of the making thereof.

(b) On each Business Day during any Dominion Period, the Administrative Agent shall apply all funds credited to a Concentration Account on such Business Day or the immediately preceding Business Day (at the discretion of the Administrative Agent, whether or not immediately available), first, to prepay any Protective Advances and Overadvances that may be outstanding and, second, to prepay the Revolving Loans and Swingline Loans and to cash collateralize outstanding LC Exposure.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e) The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the

Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to pay any amounts due hereunder in accordance with the terms of this Agreement.

(f) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11. Prepayment of Loans. (a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (c) of this Section.

(b) In the event and on each occasion that the total Credit Exposure exceeds the lesser of (i) the sum of (A) the Borrowing Base then in effect, (B) the Protective Advance Exposure and (C) the Overadvance Exposure and (ii) the total Revolving Commitments then in effect, the Borrowers shall prepay the Revolving Loans and/or Swingline Loans (or, if no such Borrowings are outstanding, deposit cash collateral in the LC Collateral Account in accordance with Section 2.06(j)) in an aggregate amount equal to such excess.

(c) The Borrower Representative shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by e-mail, hand delivery or facsimile) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

SECTION 2.12. Fees. (a) The Borrowers agree to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue on the Fifth Restatement Effective Date and each day thereafter on the amount of the unused Revolving Commitment of such Lender on such day at a rate per annum equal to the applicable rate set forth in the table below based on Average Utilization during the most recently ended fiscal quarter of the Company, with each change in the applicable rate to be effective on the first day of the first month immediately following the last day of such fiscal quarter; provided that prior to the end of the first full fiscal quarter of the Company after the Fifth Restatement Effective Date, the commitment fee shall accrue at 0.25% per annum.

Average Utilization	Commitment Fee
≥ 35%	0.20%
< 35%	0.25%

Accrued commitment fees shall be payable in arrears on the first Business Day of each January, April, July and October, commencing on the first such date to occur after the Fifth Restatement Effective Date, and on the date on which the Revolving Commitments terminate. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, the Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure, the Protective Advance Exposure and Overadvance Exposure of such Lender shall be disregarded for such purpose).

(b) The Borrowers agree to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participation in each Standby Letter of Credit or Commercial Letter of Credit at the Applicable Rate for a Letter of Credit of such type, in each case on the average daily amount of the portion of such Lender’s LC Exposure attributable to such Letter of Credit (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Fifth Restatement Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate of 0.07% per annum, on the average daily amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Fifth Restatement Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of each calendar month shall be payable on the first Business Day of the next succeeding month, commencing on the first such date to occur after the Fifth Restatement

Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Banks pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrowers agree to pay to the Administrative Agent, for its own account, fees in the amounts and payable at the times separately agreed upon between the Company and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances (absent manifest error in the amount paid).

SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan, but excluding Protective Advances and Overadvances) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Each Protective Advance and Overadvance shall bear interest at the Alternate Base Rate plus the Applicable Rate for ABR Revolving Loans plus 2% per annum.

(d) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrowers hereunder is not paid when due (after giving effect to any applicable grace period), whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% per annum plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section.

(e) Accrued interest on each Loan (for ABR Loans, accrued through the last day of the prior calendar quarter) shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest. (a) If prior to the commencement of any Interest Period for a Eurodollar Revolving Borrowing:

(i) the Administrative Agent determines in good faith (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(ii) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice (which may be telephonic) thereof to the Borrower Representative and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist (which notification shall be made promptly after the Administrative Agent obtains knowledge of the cessation of such circumstances), (A) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective, and such Revolving Borrowing shall be continued as an ABR Borrowing, and (B) any Borrowing Request for a Eurodollar Revolving Borrowing shall be treated as a request for an ABR Revolving Borrowing.

(b) If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in paragraph (a)(i) of this Section have arisen (including because the Screen Rate is not available or published on a current basis) and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in paragraph (a)(i) of this Section have not arisen but the supervisor for the administrator of the Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Screen Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Company shall endeavor to establish an alternate rate of interest to the Adjusted LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans denominated in dollars in the United States at such time, and the Administrative Agent and the Company shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable; provided that if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement. Such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this paragraph (but, in the case of the circumstances described in clause (ii) above, only to the extent the Screen Rate for such Interest Period is not available or published at such time on a current basis), (x) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Revolving Borrowing shall be ineffective, and such Borrowing shall be continued as an ABR Revolving Borrowing, and (y) any Borrowing Request for a Eurodollar Revolving Borrowing shall be treated as a request for an ABR Revolving Borrowing.

SECTION 2.15. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank;

(ii) impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of the term “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any Loan), or to increase the cost to such Lender or other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, from time to time upon request of such Lender or other Recipient, the Borrowers will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs or expenses incurred or reduction suffered. Notwithstanding the foregoing, if the Company reasonably believes that any such Taxes were not correctly or legally asserted, the applicable Recipient will use commercially reasonable efforts to cooperate with the Company to obtain a refund of such Taxes so long as such efforts would not, in the sole determination of such Recipient exercised in good faith, result in any non-reimbursable additional costs, expenses or risks or be otherwise disadvantageous to it.

(b) If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has had or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Revolving Commitment of such Lender or the Loans made by, or participations in Letters of Credit or Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy or liquidity), then, from time to time upon request of such Lender or such Issuing Bank, the Borrowers will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as well as a reasonably detailed description of the occurrence giving rise to such event, as specified in paragraph (a) or (b) of this Section delivered to the Borrower Representative shall be conclusive absent manifest error. The Borrowers shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or expenses incurred or reductions suffered more than 180 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower Representative of the Change in Law giving rise to such increased costs or expenses or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that if the Change in Law giving rise to such increased costs or expenses or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) Notwithstanding the above, a Lender or an Issuing Bank will not demand compensation for any increased cost or reduction set forth in this Section 2.15 at any time if it is not the general practice and policy of such Lender or Issuing Bank to demand such compensation from similarly situated borrowers in similar circumstances under agreements containing provisions permitting such compensation to be claimed at such time.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(c) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower Representative pursuant to Section 2.19, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense (excluding any loss of margin) attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan (but not including the Applicable Rate applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate such Lender would bid if it were to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the London interbank market. A certificate of any Lender delivered to the Borrower Representative and setting forth and explaining in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

SECTION 2.17. Taxes. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Evidence of Payment. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower Representative by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 30 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c)(ii) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Status of Lenders.(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower Representative and the Administrative Agent, at the time or times reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower Representative or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower Representative or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower Representative or the Administrative Agent as will enable the Borrower Representative or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing:

(A) any Lender that is a U.S. Person shall deliver to the Borrower Representative and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding Tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section

881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and that no payments in connection with any Loan Document are effectively connected with the Foreign Lender’s conduct of a U.S. trade or business (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower Representative or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Representative and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Representative or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Representative or the Administrative Agent as may be necessary for the Borrower Representative and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Fourth Restatement Effective Date.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall promptly update such form or certification or promptly notify the Borrower Representative and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Defined Terms. For purposes of this Section, the term “Lender” shall include any Issuing Bank, and the term “applicable law” includes FATCA.

(i) Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or Issuing Banks, the termination of the Revolving Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(j) FATCA Grandfathering. For purposes of determining withholding Taxes imposed under FATCA, from and after the Fourth Restatement Effective Date, the Borrowers and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Loans as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

SECTION 2.18. Payments Generally; Allocation of Proceeds; Sharing of Set-offs. (a) The Borrowers shall make each payment required to be made by them hereunder or under any other Loan Document on or prior to the time expressly required hereunder or under such other Loan Document for such payment or, if no such time is expressly required, on or prior to 3:00 p.m., New York City time, on the date when due, in immediately available funds, without any defense, setoff, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 10 South Dearborn Street, 22nd Floor, Chicago, Illinois, or by wire transfer using the Administrative Agent’s wire instructions, except that payments required to be made directly to an Issuing Bank or the Swingline Lender shall be so made and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payment received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder or under any other Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars.

(b) Any proceeds of Collateral received by the Administrative Agent (i) not constituting (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrowers), (B) amounts to be applied from a Concentration Account during any Dominion Period (which shall be applied in accordance with Section 2.10(b)) or (C) so long as no Event of Default shall have occurred and be continuing, amounts which are received into any Concentration Account (which shall be deposited to the Borrowers’ Funding Account in accordance with the Restated Security Agreement) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements then due to the Administrative Agent and the Issuing Banks from the Borrowers (other than in connection with Banking Services or Swap Obligations), second, to pay any fees or expense reimbursements then due to the Lenders from the Borrowers (other than in connection with Banking Services or Swap Obligations), third, to pay interest due in respect of the Protective Advances and Overadvances, fourth, to pay the principal of the Protective Advances and Overadvances, fifth, to pay interest then due and payable on the Loans (other than the Protective Advances and Overadvances) ratably, sixth, to prepay principal on the Loans (other than the Protective Advances and Overadvances) and unreimbursed LC Disbursements ratably, seventh, to pay an amount to the Administrative Agent equal to 103% of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid LC Disbursements, to be held as cash collateral for such Obligations, eighth, to payment of any amounts owing with respect to Banking Services and Swap Obligations, ninth, to the payment of any other Secured Obligations due to the Administrative Agent or any Lender, and tenth, any excess to be returned to Borrower Representative; provided, that if and to the extent that it would be unlawful for any Subsidiary Loan Party to secure any Swap Obligation under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary Loan Party’s failure for any reason (and after giving effect to the guarantees by the other Loan Guarantors of the Secured Obligations of such Subsidiary Loan Party) to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the security interests created by the Loan Documents in the assets of such Subsidiary Loan Party become effective with respect to such Swap Obligation, no proceeds of Collateral of such Subsidiary Loan Party will be applied pursuant to clause eighth of the preceding sentence to the payment of such Swap Obligation. Notwithstanding any other provision of this Agreement, unless so directed by the Borrower Representative, or unless a Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Eurodollar Loan, except (a) on the expiration date of the Interest Period applicable to such Eurodollar Loan or (b) in the event, and only to the extent, that there are no outstanding ABR Loans and, in any such event, the Borrowers shall pay the break funding payment required in accordance with Section 2.16.

(c) At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, reimbursable expenses (including, without limitation, all reimbursements of fees and expenses pursuant to Section 9.03) and other sums payable under the Loan Documents may be paid from the proceeds of Borrowings made hereunder, whether made following a request by the Borrower Representative pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of any Borrower maintained with the Administrative Agent. Each Borrower hereby irrevocably authorizes (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest, fees or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loans and Overadvances, but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees and expenses pursuant to Section 9.03) and that all such Borrowings shall be deemed to have been requested pursuant to Section 2.03, 2.04 or 2.05, as applicable, and (ii) the Administrative Agent to charge any deposit account of any Borrower (other than, so long as no Dominion Period is in effect or no Event of Default shall have occurred or be continuing, any Excluded Deposit Account) maintained with the Administrative Agent for each payment of principal, interest, fees or any other amount due under the Loan Documents.

(d) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements, Swingline Loans, Protective Advances or Overadvances resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements, Swingline Loans, Protective Advances or Overadvances and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall notify the Administrative Agent of such fact and shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements, Swingline Loans, Protective Advances and Overadvances of other Lenders to the extent necessary so that the amount of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amounts of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements, Swingline Loans, Protective Advances and Overadvances; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (for the avoidance of doubt, as in effect from time to time) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans or participations in LC Disbursements, Swingline Loans, Protective Advances or Overadvances to any Person that is an Eligible Assignee (as such term is defined from time to time). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(e) Unless the Administrative Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f) If any Lender shall fail to make any payment required to be made by it hereunder to or for the account of the Administrative Agent, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations in respect of such payment until all such unsatisfied obligations have been discharged and/or (ii) hold any such amounts in a segregated account as cash collateral for, and apply any such amounts to, any future payment obligations of such Lender hereunder to or for the account of the Administrative Agent.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such

Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

(b) If (i) any Lender requests compensation under Section 2.15, (ii) the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) any Lender becomes a Defaulting Lender or (iv) any Lender has failed to consent to a proposed amendment or waiver that under Section 9.02 requires the consent of all the Lenders (or all the affected Lenders or Supermajority Lenders) and with respect to which the Required Lenders shall have granted their consent, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent by the Borrower Representative, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or 2.17) and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment and delegation); provided that (A) the Borrowers shall have received the prior written consent of the Administrative Agent, the Swingline Lender and the Issuing Banks, which consent shall not unreasonably be withheld, conditioned or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, Swingline Loans, Protective Advances and Overadvances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts), (C) in the case of any such assignment and delegation resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments, (D) in the case of any such assignment and delegation resulting from the failure to provide a consent, the assignee shall have given such consent and, as a result of such assignment and delegation and any contemporaneous assignments and delegations and consents, the applicable amendment or waiver can be effected and (E) such assignment and delegation does not conflict with applicable law. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver or consent by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation have ceased to apply. Each party hereto agrees that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower Representative, the Administrative Agent and the assignee (subject to any required consents referred to above) and that the Lender required to make such assignment and delegation need not be a party thereto.

SECTION 2.20. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) commitment fees shall cease to accrue on the unused portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b) the Revolving Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders, all affected Lenders, the Required Lenders or the Supermajority Lenders have taken or may take any action hereunder or under any other Loan Documents (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that any waiver, amendment or other modification requiring the consent of all Lenders or all Lenders affected thereby shall, except as otherwise provided in Section 9.02, require the consent of such Defaulting Lender in accordance with the terms hereof;

(c) if any Swingline Exposure, LC Exposure, Protective Advance Exposure and Overadvance Exposure exists at the time such Lender becomes a Defaulting Lender, then:

(i) such Defaulting Lender’s Swingline Exposure (other than any portion thereof with respect to which such Defaulting Lender shall have funded its participation as contemplated by Section 2.05(c)), LC Exposure (other than any portion thereof attributable to unreimbursed LC Disbursements with respect to which such Defaulting Lender shall have funded its participation as contemplated by Section 2.06(d)), Protective Advance Exposure (other than any portion thereof with respect to which such Defaulting Lender shall have funded its participation as contemplated by Section 2.04(b)) and Overadvance Exposure (other than any portion thereof with respect to which such Defaulting Lender shall have funded its participation as contemplated by Section 2.05(c)) shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages, but only to the extent the sum of all non-Defaulting Lenders’ Revolving Credit Exposures (excluding, in the case of the Swingline Lender, any amount of its Swingline Exposure that exceeds its Applicable Percentage of the aggregate principal amount of the outstanding Swingline Loans) plus such Defaulting Lender’s Swingline Exposure, LC Exposure, Protective Advance Exposure and Overadvance Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent, without prejudice to any rights or remedies of the Borrowers against such Defaulting Lender, (A) first, prepay the portion of such Defaulting Lender’s Overadvance Exposure (other than any portion thereof referred to in the parenthetical in such clause (i)) that has not been so reallocated, (B) second, prepay the portion of such Defaulting Lender’s Protective Advance Exposure that has not been so reallocated, (C) third, prepay the portion of such Defaulting Lender’s Swingline Exposure that has not been so reallocated and (D) fourth, cash collateralize such Defaulting Lender’s LC Exposure (other than any portion thereof referred to in the parenthetical in such clause (i)) that has not been so reallocated in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii) if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any letter of credit participation fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s cash collateralized LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if any portion of the LC Exposure of such Defaulting Lender is reallocated pursuant to clause (c)(i) above, then the fees payable to the Lenders pursuant to Section 2.12(b) shall be adjusted to give effect to such reallocation; and

(v) if any portion of such Defaulting Lender’s LC Exposure (other than any portion thereof referred to in the parenthetical in clause (i) above) is neither cash collateralized nor reallocated pursuant to clause (c)(i) or (c)(ii) above, then, without prejudice to any rights or remedies of the applicable Issuing Bank or any Lender hereunder, all letter of credit participation fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Banks (and allocated among them ratably based on the amount of such Defaulting Lender’s LC Exposure attributable to Letters of Credit issued by each Issuing Bank) until such LC Exposure is cash collateralized and/or reallocated; and

(d) the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend, renew, extend or increase any Letter of Credit, in each case, unless it is satisfied that the related exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral provided by the Borrowers in accordance with clause (c) of this Section, and participating interests in any such newly issued, amended, renewed, extended or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with clause (c)(i) of this Section (and Defaulting Lenders shall not participate therein).

In the event and on the date that each of the Administrative Agent, the Company, each Issuing Bank and the Swingline Lender agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure, LC Exposure, Protective Advance Exposure and Overadvance Exposure of the other Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold Revolving Loans in accordance with its Applicable Percentage.

SECTION 2.21. Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations, the Administrative Agent, any Issuing Bank or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside or determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement and the other Loan Documents shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent, such Issuing Bank or such Lender. The provisions of this Section shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent, any Issuing Bank or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section shall survive the termination of this Agreement.

SECTION 2.22. Borrowing Subsidiaries. The Company may designate any Restricted Subsidiary that is a wholly owned Domestic Subsidiary of the Company as a Borrowing Subsidiary upon five Business Days’ notice to the Administrative Agent and the Lenders (such notice to include the name, primary business address and tax identification number of such proposed Borrowing Subsidiary). Upon proper notice and receipt by the Administrative Agent of such agreements (including a Joinder Agreement executed by such Restricted Subsidiary in accordance with Section 9.18), documents and legal opinions as the Administrative Agent may reasonably request and subject to the Administrative Agent’s determining in consultation with the Lenders that designating such Restricted Subsidiary as a Borrowing Subsidiary would not cause any Lender to suffer any economic, legal or regulatory disadvantage, such Restricted Subsidiary shall be a Borrowing Subsidiary and a party to this Agreement and the other Loan Documents. A Subsidiary shall cease to be a Borrowing Subsidiary hereunder at such time as the Company gives notice to the Administrative Agent and the Lenders of its intention to terminate such Subsidiary as a Borrowing Subsidiary; provided that any such termination shall not be effective (other than to terminate such Borrowing Subsidiary’s right to make further Borrowings or, except to the extent such Subsidiary remains a Loan Party after such termination, to obtain Letters of Credit) and such Subsidiary shall remain a Borrowing Subsidiary until such time as all Loans to such Borrowing Subsidiary and accrued interest thereon and all other amounts then due from such Borrowing Subsidiary have been paid in full and, unless such Subsidiary shall remain a Loan Party after such termination, no Letter of Credit issued for the account of such Borrowing Subsidiary shall be outstanding.

SECTION 2.23. Eligible Pledged Cash Account. The Company may from time to time, on any Business Day, deposit or cause to be deposited cash in dollars into the Eligible Pledged Cash Account, and on the Business Day following the delivery by the Borrower Representative to the Administrative Agent of a notice setting forth the amount so deposited and certifying that the amount so deposited constitutes Eligible Pledged Cash, the Borrowing Base shall be adjusted to include the aggregate amount of Eligible Pledged Cash after giving effect to such deposit (subject to the limit in the definition of “Borrowing Base” on the amount of Eligible Pledged Cash includible therein). The Company may, upon written notice to the Administrative Agent and subject to the provisions of the applicable Deposit Account Control Agreement or other control agreement, withdraw cash from the Eligible Pledged Cash Account if (a) no Default shall exist immediately prior to such withdrawal or would exist immediately after giving effect thereto and (b) no Dominion Period, and no conditions that will result in a Dominion Period solely by reason of the passage of time, shall be in effect immediately after giving effect to such withdrawal and to the adjustment of the Borrowing Base provided for in the next sentence (and upon each withdrawal of cash from the Eligible Pledged Cash Account, the Company shall be deemed to represent that the conditions set forth in the preceding clauses (a) and (b) are satisfied). At the time of any withdrawal of cash from the Eligible Pledged Cash Account, the Borrowing Base shall be adjusted with immediate effect to include only the aggregate amount of Eligible Pledged Cash after giving effect to such withdrawal (subject to the limit in the definition of “Borrowing Base” on the amount of Eligible Pledged Cash includible therein). At the time of any termination of the Deposit Account Control Agreement or other control agreement entered into in respect of the Eligible Pledged Cash Account, unless such agreement shall have been replaced by another effective Deposit Account Control Agreement or other control agreement reasonably satisfactory to the Administrative Agent, the Borrowing Base shall be adjusted with immediate effect to exclude Eligible Pledged Cash. Interest or profits, if any, on amounts deposited in the Eligible Pledged Cash Account shall accumulate in such account and constitute Eligible Pledged Cash.

ARTICLE III

Representations and Warranties

Each Loan Party represents and warrants to the Lenders on the Fifth Restatement Effective Date (and will be deemed to represent at such other times as are specified in this Agreement) as follows:

SECTION 3.01. Organization; Powers. The Company and each Restricted Subsidiary is duly organized, validly existing and (to the extent the concept is applicable in such jurisdiction and, in the case of any Restricted Subsidiary other than a Borrowing Subsidiary, except where the failure to be so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect) in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability; Benefit to Loan Parties. (a) The Transactions, insofar as they are to be carried out by each Loan Party, are within such Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, shareholder or other equityholder action. This Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b) Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of each of the other Loan Parties and (ii) the credit extended by the Lenders to the Borrowers hereunder. Each Loan Party has determined that execution, delivery and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, will be of direct and indirect benefit to such Loan Party, and is in its best interest.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created under the Loan Documents, (b) will not violate any applicable law, including any order of any Governmental Authority, (c) will not violate the charter, by-laws or other organizational documents of the Company or any Restricted Subsidiary, (d) will not violate or result in a default under any indenture or agreement (including the Term Credit Agreement or other instrument binding upon the Company or any Restricted Subsidiary or any of their assets), or give rise to a right thereunder to require any payment to be made by the Company or any Restricted Subsidiary, and (e) will not result in the creation or imposition of any Lien on any asset of the Company or any Restricted Subsidiary, except Liens created pursuant to the Loan Documents or Liens created in connection with Term Credit Agreement, in the case of clauses (a) (as to the Transactions other than the entry into the Loan Documents), (b) and (d) above, except for a failure to obtain or make, violation, default or payment, as applicable, which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.04. Financial Condition; No Material Adverse Effect. (a) The Loan Parties have heretofore furnished to the Lenders (i) the consolidated balance sheets and related consolidated statements of operations, comprehensive income, equity and cash flows of the Company and its consolidated Subsidiaries as of and for the fiscal years ended July 29, 2017, July 30, 2016 and July 25, 2015, in each case, audited by and accompanied by the unqualified opinion of Deloitte & Touche LLP, independent registered public accounting firm, and (ii) the unaudited consolidated balance sheets and related consolidated statements of operations, comprehensive income and cash flows of the Company and its consolidated Subsidiaries as of and for each of the fiscal quarters and the portion of the fiscal year ended October 28, 2017. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) Since July 29, 2017, there has been no event, development or circumstance that has had, or would reasonably be expected to have, a Material Adverse Effect.

SECTION 3.05. Properties. (a) The Company and each Restricted Subsidiary has good title to, or valid leasehold interests in, all its tangible property material to its business (including its Mortgaged Properties), except for defects in title that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect and Liens expressly permitted by Section 6.02.

(b) (i) The Company and each Restricted Subsidiary owns, is licensed to use, or otherwise has the right to use, all trademarks, service marks, tradenames, trade dress, copyrights, patents, designs and other intellectual property material to its business, and (ii) the conduct of their respective businesses, including the use thereof by the Company and the Restricted Subsidiaries in their respective businesses, does not infringe upon the rights of any other Person, except for any such infringements or any such failure to own, license or have the right to use that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(c) Section 3.05 of the Disclosure Letter sets forth the address of each real property that is owned in fee by the Loan Parties as of the Fifth Restatement Effective Date and, with respect to any such real property that constitutes a Mortgaged Property, the proper jurisdiction for the filing of a Mortgage in respect thereof. As of the Fifth Restatement Effective Date, neither the Company nor any Restricted Subsidiary (i) has received written notice from a condemning authority of any pending or contemplated condemnation proceeding affecting all or any material portion of any Mortgaged Property or has entered into any agreement for the sale or disposition thereof in lieu of condemnation, or (ii) is subject to any right of first refusal, option or other contractual right to sell, transfer or otherwise dispose of any Mortgaged Property or any interest therein that is not of record.

SECTION 3.06. Litigation and Environmental Matters. (a) Except for the Disclosed Matters, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrowers, threatened against the Company or any Restricted Subsidiary (i) as to which there is a reasonable likelihood of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any of the Loan Documents or the Transactions.

(b) Except for the Disclosed Matters or matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any Restricted Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any

Environmental Liability or (iv) knows of any reasonable basis for any Environmental Liability to be imposed on or asserted against the Company or any Restricted Subsidiary.

SECTION 3.07. Compliance with Laws and Agreements. (a) The Company and each Restricted Subsidiary is in compliance with all laws, including all orders of Governmental Authorities, applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect (it being agreed that this Section does not apply to any law which is specifically addressed in Section 3.06(b), 3.07(b), 3.08, 3.09, 3.10 or 3.14). No Event of Default has occurred and is continuing.

(b) The Borrowers have implemented and maintain in effect policies and procedures designed to ensure compliance in all material respects by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Company, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrowers, their respective directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (i) the Company, any Subsidiary or, to the knowledge of the Borrowers, any of their respective directors, officers or employees, or (ii) to the knowledge of the Borrowers any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

SECTION 3.08. Investment Company Status. No Loan Party is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes. The Company and each Subsidiary has (a) timely filed or caused to be filed all Tax returns and reports required to have been filed, except to the extent that the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, and (b) paid or caused to be paid all Taxes required to have been paid by it (including in its capacity as withholding agent), except (i) any Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which the Company or such Subsidiary has set aside on its books reserves with respect thereto to the extent required by GAAP or (ii) to the extent that the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. There is no current or proposed tax assessment, deficiency or other claim against the Company or any of the Subsidiaries that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA; Labor Matters. (a) Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur, (ii) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA, and (iii) each Plan is in compliance with the applicable provisions of ERISA, the Code and other applicable laws. On the Fifth Restatement Effective Date, the excess of the present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of preparing the audited financial statements set forth in the Company’s most recent Annual Report on Form 10-K), as of the date of the most recent financial statements reflecting such amounts, over the fair market value of the assets of such Plan, if any, could not be reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) there are no strikes, lockouts, slowdowns or any other labor disputes against the Company or any Restricted Subsidiary pending or, to the knowledge of the Borrowers, threatened, (ii) the hours worked by and payments made to employees of the Company and the Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act of 1938 or any other applicable Federal, state, local or foreign law dealing with such matters, (iii) all payments due from the Company or any Restricted Subsidiary, or for which any claim may be made against the Company or any Restricted Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Company or such Restricted Subsidiary to the extent required by GAAP and (iv) the consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Company or any Restricted Subsidiary is bound.

(c) None of the Borrower or any of its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA).

SECTION 3.11. Disclosure. Neither the Information Materials nor any of the other reports, financial statements, certificates or other written information (other than forward-looking information, management projections or information of a general economic or industry nature) furnished by or on behalf of the Company or any Restricted Subsidiary to the Administrative Agent, any Arranger or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), when delivered and taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to forecasts and projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed by them to be reasonable at the time made and at the time so furnished and, if furnished prior to the Fifth Restatement Effective Date, as of the Fifth Restatement Effective Date (it being understood that such forecasts and projections may vary from actual results and that such variances may be material).

SECTION 3.12. Subsidiaries and Joint Ventures. Section 3.12 of the Disclosure Letter sets forth, as of the Fifth Restatement Effective Date, the name, type of organization and jurisdiction of organization of, and the percentage of each class of Equity Interests owned by the Company or any Subsidiary in, (a) each Subsidiary and (b) each joint venture in which the Company or any Subsidiary owns any Equity Interests, and identifies each Designated Subsidiary. All the issued and outstanding Equity Interests in each Subsidiary owned by any Loan Party have been (to the extent such concepts are relevant with respect to such Equity Interests) duly authorized and validly issued and are fully paid and non assessable (except as such rights may arise under mandatory provisions of applicable statutory law that may not be waived and not as a result of any rights contained in organizational documents). Except as set forth in Section 3.12 of the Disclosure Letter, as of the Fifth Restatement Effective Date, there is no existing option, warrant, call, right, commitment or other agreement to which the Company or any Subsidiary is a party requiring, and there are no Equity Interests in any Subsidiary outstanding that upon exercise, conversion or exchange would require, the issuance by any Subsidiary of any additional Equity Interests or other securities exercisable for, convertible into, exchangeable for or evidencing the right to subscribe for or purchase any Equity Interests in any Subsidiary.

SECTION 3.13. Insurance. Section 3.13 of the Disclosure Letter sets forth a description of all insurance maintained by or on behalf of the Company and the Restricted Subsidiaries as of the Fifth Restatement Effective Date. As of the Fifth Restatement Effective Date, all premiums due and payable in respect of such insurance have been paid. The Loan Parties believe that the insurance maintained by or on behalf of the Company and the Restricted Subsidiaries is adequate.

SECTION 3.14. Federal Reserve Regulations. Neither the Company nor any Restricted Subsidiary is principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors), or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, in any manner or for any purpose that would entail a violation of Regulations T, U or X of the Board of Governors.

SECTION 3.15. Solvency. The fair value of the assets of the Company and its consolidated Subsidiaries, taken as a whole, is now, and will be following the incurrence of the Obligations hereunder, greater than the amount that will be required to pay the total liability on existing debts, as such debts become absolute and matured. The present fair saleable value of the property of the Company and its consolidated Subsidiaries, taken as a whole, is now, and will be following the incurrence of the Obligations hereunder, greater than the amount that will be required to pay the probable liability on existing debts as they become absolute and matured. After giving effect to the incurrence of the Obligations and the consummation of the other Transactions on the Fifth Restatement Effective Date, the Company and its consolidated Subsidiaries, taken as a whole, are able to pay their debts, as such debts become absolute and matured. The incurrence of the Obligations hereunder and the consummation of the other Transactions on the Fifth Restatement Effective Date will not leave the Company and its consolidated Subsidiaries, taken as a whole, with property remaining in their hands constituting “unreasonably small capital” (it being understood and agreed that “unreasonably small capital” depends upon the nature of the particular business or businesses conducted or to be conducted, and that this conclusion is based on current assumptions regarding the needs and anticipated needs for capital of the businesses conducted or anticipated to be conducted by Company in light of projected financial statements and available credit capacity, which current assumptions are not unreasonable in light of the circumstances applicable thereto).

SECTION 3.16. Collateral Matters. (a) The Restated Security Agreement creates in favor of the Administrative Agent, for the benefit of the Lender Parties, a valid and enforceable security interest in the Collateral (as defined therein) and (i) when the Collateral constituting certificated securities (as defined in the UCC) is delivered to the Administrative Agent, together with instruments of transfer duly endorsed in blank, the security interest created under the Restated Security Agreement will constitute a fully perfected security interest in all right, title and interest of the pledgors thereunder in such Collateral, prior and superior in right to any other Person, and (ii) when financing statements in appropriate form are filed in the applicable filing offices, the security interest created under the Restated Security Agreement will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the remaining Collateral (as defined therein) to the extent perfection can be obtained by filing UCC financing statements, prior and superior to the rights of any other Person, except for rights secured by Liens permitted under Section 6.02.

(b) Each Mortgage has created or, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the benefit of the Lender Parties, a legal and valid security interest in all the applicable mortgagor’s right, title and interest in and to the Mortgaged Properties subject thereto and the proceeds thereof, and when the Mortgages have been filed in the jurisdictions specified therein, the Mortgages will constitute a fully perfected and enforceable security interest in all right, title and interest of the mortgagors in the Mortgaged Properties and the proceeds thereof, prior and superior in right to any other Person, but subject to Liens permitted under Section 6.02.

(c) Upon the recordation of the IP Security Agreements with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and the filing of the financing statements referred to in paragraph (a) of this Section, the security interest created under the Restated Security Agreement will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the Restated Security Agreement) in which a security interest may be perfected by filing in the United States of America, in each case prior and superior in right to any other Person, but subject to Liens permitted under Section 6.02 (it being understood that subsequent recordings in the United States Patent and Trademark Office or the United States Copyright Office may be necessary to perfect a security interest in such Intellectual Property acquired by the Loan Parties after the Fourth Restatement Effective Date).

(d) It is understood that, to the extent the actions referred to in the foregoing paragraphs of this Section have already been taken with the results envisioned by such paragraphs, no further action shall be required in connection with the effectiveness of the Fifth Restatement Agreement.

SECTION 3.17. Use of Proceeds. The Borrowers will use the proceeds of the Loans and will request the issuance of Letters of Credit only for purposes set forth in Section 5.11.

SECTION 3.18. Credit Card Agreements. Section 3.18 of the Disclosure Letter (as updated from time to time as permitted by Section 5.16) sets forth a list of all Credit Card Agreements to which any Loan Party is a party. A true and complete copy of each Credit Card Agreement listed in Section 3.18 of the Disclosure Letter has been delivered to the Administrative Agent, together with all material amendments, waivers and other modifications thereto. All such Credit Card Agreements are in full force and effect, currently binding upon each Loan Party that is a party thereto and, to the knowledge of the Loan Parties, binding upon other parties thereto in accordance with their terms. The Loan Parties are in compliance in all material respects with each such Credit Card Agreement.

ARTICLE IV

Conditions

SECTION 4.01. Fifth Restatement Effective Date. The amendment and restatement of the Existing Credit Agreement to be in the form of this Agreement shall become effective upon, and only upon, the satisfaction of the following conditions precedent:

(a) The Administrative Agent shall have received from each Borrower, each Loan Guarantor, each Lender and each Issuing Bank a duly executed counterpart of the Fifth Restatement Agreement.

(b) The Administrative Agent and the Lenders shall have received a favorable written opinion (addressed to the Administrative Agent, the Lenders and the Issuing Banks and dated the Fifth Restatement Effective Date) of counsel to the Borrowers and the other Loan Parties as the Administrative Agent shall reasonably request, each such opinion to be in form, scope and substance reasonably satisfactory to the Administrative Agent.

(c) (i)The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct (A) in the case of the representations and warranties qualified as to materiality, in all respects and (B) otherwise, in all material respects, in each case on and as of the Fifth Restatement Effective Date, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date and (ii) at the time of and immediately after giving effect to the

Transactions to occur on the Fifth Restatement Effective Date, no Default shall have occurred and be continuing.

(d) The Administrative Agent shall have received as to each Loan Party such customary documents and certificates as it shall reasonably have requested relating to the organization, existence and good standing of such Loan Party and the authorization of the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent.

(e) The Administrative Agent shall have received a completed Borrowing Base Certificate, which shall be dated the Fifth Restatement Effective Date and signed by a Financial Officer of the Company and shall set forth information required therein as of the last day of the most recent month ended at least 15 days prior to the Fifth Restatement Effective Date.

(f) The Administrative Agent shall have received a solvency certificate from the Company’s chief financial officer in substantially the form attached hereto as Exhibit J.

(g) The Administrative Agent shall have received a certificate, dated the Fifth Restatement Effective Date and signed by the chief financial officer of the Company, certifying satisfaction of the conditions set forth in paragraphs (c) and (j) of this Section 4.01.

(h) All fees due to the Administrative Agent, the Arrangers and the Lenders in connection with the effectiveness of this Agreement, and all expenses to be paid or reimbursed to the Administrative Agent and the Arrangers on or prior to the Fifth Restatement Effective Date that have been invoiced at least three Business Days prior to such date, shall have been paid, in each case, from the proceeds of the initial funding hereunder.

(i) The Administrative Agent shall have received from each Loan Party the documentation and other information required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the Patriot Act, at least 3 Business Days prior to the Fifth Restatement Effective Date to the extent such information has been requested at least 5 Business Days prior to the Fifth Restatement Effective Date.

(j) The Collateral and Guarantee Requirement shall have been satisfied.

(k) The Administrative Agent and the Lenders shall have received the Disclosure Letter, dated the Fifth Restatement Effective Date and signed by a Financial Officer or other executive officer of the Company.

The Administrative Agent shall notify the Company and the Lenders of the Fifth Restatement Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, unless each of the foregoing conditions shall have been satisfied (or waived in accordance with Section 9.02) at or prior to 5:00 p.m., New York City time, on February 27, 2018, this Agreement shall not become effective.

SECTION 4.02. Each Credit Event. (a) Except as provided in paragraph (b) of this Section 4.02, the obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(i) The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct (A) in the case of the representations and warranties qualified as to materiality, in all respects and (B) otherwise, in all material respects, in each case on and as of the date of the making of such Loan or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date.

(ii) At the time of and immediately after giving effect to the making of such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(iii) After giving effect to the making of such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, the Aggregate Credit Exposure shall not exceed the lesser of (i) the total Revolving Commitments then in effect or (ii) other than in the case of a Protective Advance or an Overadvance, the Borrowing Base then in effect, and, other than in the case of a Protective Advance or an Overadvance, the Administrative Agent shall have received a Borrowing Base Certificate as of a date not earlier than the last day of the most recent fiscal month ended at least 20 days prior to the date of the making of such Loan or such issuance, amendment, renewal or extension.

Each making of a Loan and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (i), (ii) and (iii) of this Section 4.02(a).

(b) Notwithstanding the failure to satisfy the conditions precedent set forth in paragraph (a)(i) or (a)(ii) of this Section 4.02, unless otherwise directed by the Required Lenders, the Administrative Agent may, but shall have no obligation to, continue to make Loans and an Issuing Bank may, with the consent of the Administrative Agent, but shall have no obligation to, issue, amend, renew or extend or cause to be issued, amended, renewed or extended any Letter of Credit for the ratable account and risk of Lenders from time to time if the Administrative Agent believes that making such Loans or taking such action with respect to such Letter of Credit is in the best interests of the Lenders.

ARTICLE V

Affirmative Covenants

Until the Revolving Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document (other than Banking Services Obligations, Swap Obligations and contingent or indemnity obligations for which no claim has been made) have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Loan Parties covenant and agree, jointly and severally, with the Lenders that:

SECTION 5.01. Financial Statements; Borrowing Base and Other Information. The Borrowers will furnish to the Administrative Agent, for distribution to each Lender:

(a) within 90 days after the end of each fiscal year of the Company, its audited consolidated balance sheet and related consolidated statements of operations, comprehensive income, equity and cash flows as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all audited by and accompanied by the opinion of Deloitte & Touche LLP or another independent registered public accounting firm of recognized national standing (without a “going concern” or like qualification, exception or emphasis and without any qualification or exception as to the scope of such audit, other than solely with respect to, or resulting solely from, an upcoming maturity date under this Agreement or other Indebtedness occurring within one year from the time such opinion is delivered) to the effect that such consolidated financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as of the end of and for such fiscal year on a consolidated basis in accordance with GAAP;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, its consolidated balance sheet as of the end of such fiscal quarter, the related consolidated statements of operations and comprehensive income for such fiscal quarter and the then elapsed portion of the fiscal year and the related consolidated statement of cash flows for the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of the Company as presenting fairly, in all material respects, the financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as of the end of and for such fiscal quarter and such portion of the fiscal year on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c) during any Enhanced Financial Reporting Period, within 30 days after the end of each of the first two fiscal months of each fiscal quarter of the Company, the consolidated balance sheet and related statements of operations and comprehensive income of the Company as of the end of and for such fiscal month and the then elapsed portion of the fiscal year and the related consolidated statement of cash flows of the Company for the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of the Company as presenting fairly in all material respects the financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as of the end of and for such fiscal month and such portion of the fiscal year on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(d) concurrently with each delivery of financial statements under clause (a), (b) or (c) above, a completed Compliance Certificate signed by a Financial Officer of the Company (i) certifying, in the case of the financial statements delivered under clause (b) or (c), that such financial statements present fairly in all material respects the financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) to the extent applicable, setting forth reasonably detailed calculations demonstrating compliance with Section 6.12, (iv) if any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04, specifying the effect of such change on the financial statements accompanying such certificate, (v) certifying that all notices required to be provided under Sections 5.03 and 5.04 have been provided and (vi) if there are any Unrestricted Subsidiaries, setting forth financial information in detail reasonably satisfactory to the Administrative Agent for the applicable period for such Unrestricted Subsidiaries;

(e) [reserved];

(f) within 20 days after the first Business Day of March of each year, a completed Supplemental Perfection Certificate, signed by a Financial Officer of the Company, setting forth the information required pursuant to the Supplemental Perfection Certificate;

(g) within 30 days after the Company is required to file its annual report on Form 10-K with the SEC, a copy of the plan and forecast (including a projected consolidated balance sheet, statement of operations and statement of cash flow) of the Company for each quarter of the upcoming fiscal year;

(h) as soon as available but in any event within 20 days (or, during any Enhanced Borrowing Base Reporting Period, 3 days) after each Borrowing Base Reporting Date, a Borrowing Base Certificate setting forth a computation of the Borrowing Base as of such Borrowing Base Reporting Date, together with supporting information and any additional reports with respect to the Borrowing Base that the Administrative Agent may reasonably request;

(i) as soon as available but in any event within 20 days (or, during any Enhanced Borrowing Base Reporting Period, 3 days) after each Borrowing Base Reporting Date, the following information as of such Borrowing Base Reporting Date, all delivered electronically in a text formatted file reasonably acceptable to the Administrative Agent:

(i) a detailed aging of the Loan Parties’ Credit Card Accounts Receivable (A) including aging by each credit card issuer and credit card processor and (B) reconciled to the Borrowing Base Certificate delivered as of such date, prepared in a manner reasonably acceptable to the Administrative Agent, together with a summary specifying the balance due from each credit card issuer or credit card processor;

(ii) a schedule detailing the Loan Parties’ Inventory, in form reasonably satisfactory to the Administrative Agent, (A) by location (showing Inventory in transit, any Inventory located with a third party under any consignment, bailee arrangement or warehouse agreement), by product type and by volume on hand, which Inventory shall be valued at the lower of cost (determined on a first-in, first-out basis) or market and adjusted for Reserves as the Administrative Agent has previously indicated to the Borrower Representative are deemed by the Administrative Agent to be appropriate, (B) including a report of any variances or other results of Inventory counts performed by the Loan Parties since the last Inventory schedule (including information regarding sales or other reductions, additions, returns, credits issued by the Loan Parties), and (C) reconciled to the Borrowing Base Certificate delivered as of such date;

(iii) a worksheet of calculations prepared by the Loan Parties to determine Eligible Credit Card Accounts Receivable and Eligible Inventory, such worksheets detailing the Credit Card Accounts Receivable and Inventory excluded from Eligible Credit Card Accounts Receivable and Eligible Inventory and the reasons for such exclusion; and

(iv) a reconciliation of the Loan Parties’ Credit Card Accounts Receivable and Inventory between the amounts shown in the Loan Parties’ general ledger and financial statements and the reports delivered pursuant to clauses (i) and (ii) above;

(j) at any time that any Revolving Loan is outstanding or the LC Exposure is equal to or greater than $100,000,000, as soon as available but in any event within 20 days after the end of each calendar month, (i) a schedule and aging of the Loan Parties’ accounts payable as of the month then ended and (ii) a reconciliation of the loan balance per the Loan Parties’ general ledger to the loan balance under this Agreement, in each case delivered electronically in a text formatted file reasonably acceptable to the Administrative Agent;

(k) at such other times as may be reasonably requested by the Administrative Agent, copies of all Tax returns filed by any Loan Party with the IRS;

(l) within 20 days after the first Business Day of March of each year, commencing with March 2019, a certificate of good standing for each Borrower from the appropriate governmental officer in its jurisdiction of incorporation, formation, or organization;

(m) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the SEC, or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be;

(n) promptly after any written request therefor, evidence of insurance renewals as required under Section 5.08 in form and substance reasonably acceptable to the Administrative Agent; and

(o) promptly after any written request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

Information required to be delivered pursuant to clause (a), (b) or (m) of this Section shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on an IntraLinks or similar site to which the Lenders have been granted access or shall be available on the website of the SEC at http://www.sec.gov. Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.

SECTION 5.02. Notices of Material Events. The Company will furnish to the Administrative Agent (for distribution to the Lenders) written notice promptly upon any Financial Officer, or other officer or employee responsible for compliance with the Loan Documents, of any Borrower becoming aware of any of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any Restricted Subsidiary, or any adverse development in any such pending action, suit or proceeding not previously disclosed in writing by the Company to the Administrative Agent and the Lenders, that in each case would reasonably be expected to result in a Material Adverse Effect or that in any manner questions the validity of any Loan Document;

(c) any Lien (other than a Permitted Encumbrance) or claim made or asserted against any material portion of the Collateral;

(d) any and all default notices received under or with respect to any leased location or public warehouse where Collateral having an aggregate value in excess of

$10,000,000 is located (which shall be delivered within ten Business Days after receipt thereof);

(e) the occurrence of an ERISA Event that has resulted, or would reasonably be expected to result, in a Material Adverse Effect; or

(f) any other development that has resulted, or would reasonably be expected to result, in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Additional Subsidiaries. If any additional Designated Subsidiary is formed or acquired after the Fifth Restatement Effective Date (or any Subsidiary becomes a Designated Subsidiary), the Company will promptly notify the Administrative Agent thereof and will, as promptly as practicable, and in any event within 60 days (or such longer period as the Administrative Agent may agree) or, with respect to Mortgaged Property held by such Designated Subsidiary and specifically the items required by paragraph (f) of the definition of the term “Collateral and Guarantee Requirement” relating thereto, 90 days (or such longer period as the Administrative Agent may agree) after such Designated Subsidiary is formed or acquired (or such Subsidiary becomes a Designated Subsidiary) (i) cause such Designated Subsidiary to execute and deliver a Joinder Agreement and (ii) cause the Collateral and Guarantee Requirement to be satisfied with respect to such Designated Subsidiary and with respect to any Equity Interests in or Indebtedness of such Designated Subsidiary owned by or on behalf of any Loan Party.

SECTION 5.04. Information Regarding Collateral. (a) Each Loan Party will furnish to the Administrative Agent prompt (and in any event within 30 days thereof (or such longer period as the Administrative Agent may agree)) written notice of any change in (i) its legal name, as set forth in its organizational documents, (ii) its jurisdiction of organization or the form of its organization (including as a result of any merger or consolidation), (iii) the location of its chief executive office or (iv) its organizational identification number, if any, and its Federal Taxpayer Identification Number, in each case under this clause (iv), only with respect to any Loan Party organized under the laws of a jurisdiction that requires such information to be set forth on the face of a UCC financing statement of such Loan Party. Each Loan Party also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(b) If (i) any Mortgaged Property is acquired by any Loan Party after the Fifth Restatement Effective Date or (ii) any material assets are acquired by any Loan Party after the Fifth Restatement Effective Date (other than assets constituting Collateral under the Collateral Documents that become subject to the Lien of the Collateral Documents upon the acquisition thereof), the Loan Parties will promptly notify the

Administrative Agent thereof and will cause such assets to be subjected to a Lien securing the Secured Obligations and will take such actions as shall be necessary or reasonably requested by the Administrative Agent to satisfy the Collateral and Guarantee Requirement, including to grant and perfect such Lien, all at the expense of the Loan Parties and, in the case of clause (ii), all to the extent required by this Agreement or the Collateral Documents. It is understood and agreed that, notwithstanding anything to the contrary set forth in this Agreement or in any Collateral Document, the Loan Parties shall not be required to (A) grant leasehold mortgages, (B) obtain landlord lien waivers, estoppels or Collateral Access Agreements, (C) enter into Deposit Account Control Agreements in respect of any Excluded Deposit Account, (D) perfect security interests in any assets represented by a certificate of title or (E) enter into any Collateral Documents governed by the laws of a jurisdiction other than the United States.

(c) If, despite the restrictions set forth in Section 6.02, the Company or any Subsidiary shall grant a Lien on any of its assets to secure Indebtedness under the Term Credit Agreement or any Refinancing Indebtedness in respect thereof and the Secured Obligations are not secured by a Lien on such assets, the Company will (i) promptly notify the Administrative Agent and cause such assets to be subjected to a Lien securing the Secured Obligations and (ii) take, or cause such Subsidiary to take, as the case may be, such actions as shall be necessary or reasonably requested by the Administrative Agent to satisfy the Collateral and Guarantee Requirement, including to grant and perfect such Lien, and to cause such Liens securing Indebtedness under the Term Credit Agreement or such Refinancing Indebtedness in respect thereof and such Liens securing the Secured Obligations to become subject to the Intercreditor Agreement, all at the expense of the Loan Parties.

SECTION 5.05. Existence; Conduct of Business. Each Loan Party will, and will cause each Restricted Subsidiary to, do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect (i) its legal existence and (ii) the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, except in the case of clause (ii) where failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation, dissolution, disposition or other transaction permitted under Section 6.03 or 6.05.

SECTION 5.06. Payment of Obligations. Each Loan Party will, and will cause each Restricted Subsidiary to, pay or discharge all its material obligations, including material Tax liabilities (whether or not shown on a Tax return), before the same shall become delinquent or in default, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) such Loan Party or such Restricted Subsidiary has set aside on its books reserves with respect thereto to the extent required by GAAP and (iii) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation or (b) the failure to make payment would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 5.07. Maintenance of Properties. Each Loan Party will, and will cause each Restricted Subsidiary (other than an Immaterial Subsidiary) to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08. Insurance. The Loan Parties will, and will cause each Restricted Subsidiary to, maintain, with financially sound and reputable insurance companies, insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations. Each such policy of liability or casualty insurance maintained by or on behalf of Loan Parties shall (a) in the case of each liability insurance policy (other than workers’ compensation, director and officer liability or other policies in which such endorsements are not customary), name the Administrative Agent, on behalf of the Lender Parties, as an additional insured thereunder and (b) in the case of each casualty insurance policy, contain a loss payable clause or endorsement that names the Administrative Agent, on behalf of the Lender Parties, as a loss payee thereunder, and the Loan Parties will use commercially reasonable efforts to have each such policy provide for at least 30 days’ (or such shorter number of days as may be agreed to by the Administrative Agent) prior written notice to the Administrative Agent of any cancellation of such policy. With respect to each Flood Hazard Property owned by any Loan Party with respect to which flood insurance has been made available under Flood Insurance Laws, the applicable Loan Party (i) has obtained and will maintain, with financially sound and reputable insurance companies, flood insurance in such amount and otherwise on such terms as shall be required to comply with all applicable rules and regulations promulgated pursuant to Flood Insurance Laws and (ii) promptly upon request of the Administrative Agent or any Lender, will deliver to the Administrative Agent or such Lender the applicable Flood Insurance Documents and such other evidence of compliance, including evidence of annual renewals of such insurance, as may be reasonably requested by the Administrative Agent or such Lender and as shall be in form and substance reasonably acceptable to the Administrative Agent or such Lender.

SECTION 5.09. Books and Records; Inspection Rights. Each Loan Party will, and will cause each Restricted Subsidiary to, (a) keep proper books of record and account in which full, true and correct (in all material respects) entries in accordance with GAAP and applicable law are made of all dealings and transactions in relation to its business and activities and (b) permit any representatives designated by the Administrative Agent or any Lender (to the extent accompanying the Administrative Agent or any designated representative thereof) (including employees of the Administrative Agent, any Lender or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent), upon reasonable prior notice (but in no event more than once each fiscal year of the Company unless an Event of Default has occurred and is continuing), to visit and inspect its properties, to examine and make extracts from its books and records and to discuss its affairs, finances and condition with its officers and, accompanied by one or more such officers or their designees if requested by the Company, independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested. The Loan Parties shall have the right to have a representative present at any and all inspections. Notwithstanding anything herein to the contrary, the right of the Administrative Agent or any Lender to conduct appraisals or field examinations shall be governed exclusively by Sections 5.12 and 5.13, respectively, and shall not be limited by this Section.

SECTION 5.10. Compliance with Laws. Each Loan Party will, and will cause each Restricted Subsidiary to, comply with all laws (including Environmental Laws and orders of any Governmental Authority) applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.11. Use of Proceeds. The proceeds of Loans made, and Letters of Credit issued, on or after the Fifth Restatement Effective Date will be used for working capital, capital expenditures, and other lawful corporate purposes of the Borrowers and their Restricted Subsidiaries (including acquisitions, investments and restricted payments to the extent permitted under this Agreement). No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board of Governors, including Regulations T, U and X.

SECTION 5.12. Appraisals. The Loan Parties will provide to the Administrative Agent from time to time upon the Administrative Agent’s request, appraisals (or updates thereof) of the Inventory of the Loan Parties from appraisers selected and engaged by the Administrative Agent, prepared on a basis consistent in all material respects with the inventory appraisals delivered pursuant to the Existing Credit Agreement (with such adjustments as shall be deemed appropriate to reflect events or changes in circumstances after the dates of such appraisals); provided that the Administrative Agent shall be entitled to request only one such appraisal in any period of 12 consecutive months, except that (a) at any time when Availability shall have been less than the greater of (i) 17.5% of the Credit Limit then in effect and (ii) $70,000,000 for three consecutive Business Days, the Administrative Agent may request a second appraisal during such period, (b) if an Event of Default shall have occurred and be continuing, there shall be no limitation on the number of appraisals that the Administrative Agent may request and (c) if the Company or any Restricted Subsidiary shall have consummated any Permitted Acquisition, the Administrative Agent may request a separate appraisal of the Inventory acquired thereby to the extent the Loan Parties desire to include such Inventory in Eligible Inventory. For purposes of the foregoing, it is understood that a single appraisal may consist of appraisals of the assets of each Loan Party and may be conducted at multiple sites. The first appraisal requested during any period of 12 consecutive months shall be at the expense of the Loan Parties unless (A) Availability shall have been equal to or greater than 70% of the Credit Limit at all times during the period of 12 consecutive months preceding such request and (B) such appraisal is not requested pursuant to clause (b) or (c) of the proviso in the first sentence of this Section, in which case the Loan Parties shall not be responsible for the expense of such appraisal. Any appraisal requested pursuant to the proviso in the first sentence of this Section shall be at the expense of the Loan Parties, except in the case of clause (a) thereof, if prior to the Administrative Agent’s request for a second appraisal, Availability shall have been greater than or equal to the greater of (x) 17.5% of the Credit Limit then in effect and (y) $70,000,000 for 30 consecutive days, in which case the Loan Parties shall not be responsible for the expense of such second appraisal. Notwithstanding the foregoing, upon reasonable advance notice to the Company, the Administrative Agent may request one appraisal in any calendar year in addition to those authorized by the preceding sentences of this Section; provided that the Loan Parties will not be responsible for the expense of appraisals conducted pursuant to this sentence.

SECTION 5.13. Field Examinations. At any time that the Administrative Agent requests, the Company and the Restricted Subsidiaries will allow the Administrative Agent to conduct, or engage a third party to conduct, field examinations (or updates thereof) upon reasonable prior notice during normal business hours to ensure the adequacy of Collateral included in the Borrowing Base and related reporting and control systems; provided that the Administrative Agent shall be entitled to conduct only one such field examination in any period of 12 consecutive months, except that (a) at any time when Availability shall have been less than the greater of (i) 17.5% of the Credit Limit then in effect and (ii) $70,000,000 for three consecutive Business Days, the Administrative Agent may conduct a second field examination during such period, (b) if an Event of Default shall have occurred and be continuing, there shall be no limitation on the number of field examinations that the Administrative Agent may conduct and (c) if the Company or any Restricted Subsidiary shall have consummated any Permitted Acquisition, the Administrative Agent may conduct a separate field examination of the Collateral acquired thereby to the extent the Loan Parties desire to include such Collateral in the Borrowing Base. For purposes of the foregoing, it is understood that a single field examination may consist of examinations of the assets of each Loan Party and may be conducted at multiple sites. The first field examination requested during any period of 12 consecutive months shall be at the expense of the Loan Parties unless (A) Availability shall have been equal to or greater than 70% of the Credit Limit at all times during the period of 12 consecutive months preceding such request and (B) such field examination is not requested pursuant to clause (b) or (c) of the proviso in the first sentence of this Section, in which case the Loan Parties shall not be responsible for the expense of such field examination. Any field examination requested pursuant to the proviso in the first sentence of this Section shall be at the expense of the Loan Parties, except in the case of clause (a) thereof, if prior to the Administrative Agent’s request for a second field examination, Availability shall have been greater than or equal to the greater of (x) 17.5% of the Credit Limit then in effect and (y) $70,000,000 for 30 consecutive days, in which case the Loan Parties shall not be responsible for the expense of such second field examination. Notwithstanding the foregoing, upon reasonable advance notice to the Company, the Administrative Agent may conduct, or engage a third party to conduct, one field examination in any calendar year in addition to those authorized by the preceding sentences of this Section; provided that the Loan Parties will not be responsible for the expense of field examinations conducted pursuant to this sentence.

SECTION 5.14. Depository Banks. The Loan Parties will, and will cause the Restricted Subsidiaries to, maintain the Administrative Agent or one or more Lenders acceptable to the Administrative Agent as their principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity, and other Deposit Accounts for the conduct of their business; provided that the Loan Parties shall not be required to satisfy the foregoing requirement with respect to (a) the Deposit Accounts of the Acquired Company and its subsidiaries maintained with any financial institution with which the Acquired Company or any such subsidiary maintained a Deposit Account prior to the Fourth Restatement Effective Date or (b) any Deposit Account that is an Excluded Deposit Account.

SECTION 5.15. Further Assurances. The Loan Parties will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents) that may be required under any applicable law, or that the Administrative Agent may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied at all times, all at the expense of the Loan Parties. The Loan Parties also agree to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents.

SECTION 5.16. Credit Card Agreements and Notifications. Each Loan Party will (a) comply in all material respects with all its obligations under each Credit Card Agreement to which it is party and (b) maintain credit card arrangements solely with the credit card issuers and credit card processors identified in Section 3.18 of the Disclosure Letter; provided, however, that the Company may amend Section 3.18 of the Disclosure Letter to remove any credit card issuer or credit card processor identified in such Section of the Disclosure Letter or to add additional credit card issuers and credit card processors that are satisfactory to the Administrative Agent in its reasonable discretion, and concurrently with the making of any such amendment the Company shall provide to the Administrative Agent evidence that a Credit Card Notification shall have been delivered to any credit card issuer or credit card processor added to such Section of the Disclosure Letter.

SECTION 5.17. Designation of Unrestricted Subsidiaries. The Company may at any time designate any of its Restricted Subsidiaries (other than the Acquired Company or any Borrowing Subsidiary) as an Unrestricted Subsidiary; provided that (a) both before and after giving effect to such designation, the Payment Conditions are satisfied and (b) no Subsidiary may be designated as an Unrestricted Subsidiary if (i) it owns any Equity Interests in any Restricted Subsidiary or (ii) it is a “Restricted Subsidiary” (or comparable definition) for the purpose of the Term Credit Agreement, any Refinancing Indebtedness in respect thereof or any other Specified Indebtedness. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Loan Parties therein at the date of designation in an amount equal to the fair market value of the Company’s or its Restricted Subsidiaries’ (as applicable) Investments therein.

SECTION 5.18. Post Closing Requirements. The Loan Parties shall satisfy each of the requirements set forth in the Post-Closing Letter Agreement on or before the date specified in the Post-Closing Letter Agreement for each such requirement, or such later date as may be permitted with respect thereto pursuant to the terms of the Post-Closing Letter Agreement.

ARTICLE VI

Negative Covenants

Until the Revolving Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document (other than Banking Services Obligations, Swap Obligations and contingent or indemnity obligations for which no claim has been made) have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Loan Parties covenant and agree, jointly and severally, with the Lenders that:

SECTION 6.01. Indebtedness; Certain Equity Securities. (a) The Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i) Indebtedness created under the Loan Documents;

(ii) Indebtedness existing on the Fifth Restatement Effective Date and set forth in Section 6.01 of the Disclosure Letter and Refinancing Indebtedness in respect thereof;

(iii) Indebtedness of the Company to any Restricted Subsidiary and of any Restricted Subsidiary to the Company or any other Restricted Subsidiary; provided that (A) such Indebtedness shall not have been transferred to any Person other than the Company or any Restricted Subsidiary, (B) any such Indebtedness owing by any Loan Party to a Restricted Subsidiary that is not a Loan Party shall be unsecured and subordinated in right of payment to the Obligations and (C) any such Indebtedness shall be incurred in compliance with Section 6.04;

(iv) Guarantees incurred in compliance with Section 6.04;

(v) Indebtedness of the Company or any Restricted Subsidiary (A) incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and Synthetic Lease Obligations, provided that such Indebtedness is incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement and the principal amount of such Indebtedness does not exceed the cost of acquiring, constructing or improving such fixed or capital assets or (B) assumed in connection with the acquisition of any fixed or capital assets, and Refinancing Indebtedness in respect of any of the foregoing; provided that the aggregate principal amount of Indebtedness permitted by this clause (v) at the time of incurrence thereof shall not exceed the greater of (x) $75,000,000 and (y) 1.50% of Total Assets (determined at the time of such incurrence);

(vi) Indebtedness in respect of netting services, overdraft protections and deposit and checking accounts, in each case, in the ordinary course of business;

(vii) Indebtedness in respect of letters of credit, bank guarantees and similar instruments issued for the account of the Company or any Restricted Subsidiary in the ordinary course of business supporting obligations under workers’ compensation, health, disability, unemployment insurance and other social security laws;

(viii) Indebtedness of the Company or any Restricted Subsidiary in the form of bona fide purchase price adjustments, earn-outs, indemnification or other similar obligations incurred in connection with any Permitted Acquisition or other Investment permitted by Section 6.04;

(ix) [Reserved];

(x) (A) Indebtedness of the Loan Parties under the Term Credit Agreement in an aggregate principal amount at any time outstanding not to exceed (x) together with the aggregate principal amount of Refinancing Indebtedness then outstanding under clause (B) below incurred in respect of Indebtedness originally incurred under this clause (A)(x), $2,000,000,000 plus (y) an unlimited amount so long as, in the case of this clause (A)(y), after giving effect to the incurrence of such Indebtedness and any related transaction, on a Pro Forma Basis, the Senior Secured Leverage Ratio as of the last day of the most recent fiscal quarter of the Company for which financial statements have been (or are required to have been) delivered pursuant to Section 5.01(a) or (b) shall not exceed 2.00 to 1.00 and (B) Refinancing Indebtedness in respect of Indebtedness incurred pursuant clause (A); provided that any such Indebtedness incurred in reliance on this clause (x), and any Guarantees in respect thereof, satisfy the requirements of, and constitute, Permitted Term Indebtedness;

(xi) Indebtedness of Loan Parties in respect of surety bonds (whether bid, performance, appeal or otherwise) and performance and completion guarantees and other obligations of a like nature, in each case incurred in the ordinary course of business;

(xii) (A) Permitted Unsecured Debt; provided that, after giving effect to the incurrence of such Indebtedness and any related transaction, on a Pro Forma Basis, the Interest Coverage Ratio shall be no less than 2.00 to 1.00 (calculated as of the last day of the fiscal quarter of the Company then most recently ended for which financial statements have been (or are required to have been) delivered pursuant to Section 5.01(a) or (b)); provided, further that the aggregate principal amount of Indebtedness of the Restricted Subsidiaries that are not Loan Parties permitted by this clause (xii) at the time of incurrence thereof shall not exceed the greater of (x) $75,000,000 and (y) 1.50% of Total Assets (determined at the time of such incurrence) and (B) Refinancing Indebtedness in respect of Indebtedness incurred pursuant to clause (A);

(xiii) Indebtedness incurred under leases of real property in respect of tenant improvements;

(xiv) Indebtedness of a Restricted Subsidiary assumed in connection with any Permitted Acquisition (so long as (A) if secured, such Indebtedness is secured only by assets of the Person or Persons acquired pursuant to, or the assets acquired in, such Permitted Acquisition, (B) neither the Company nor any Restricted Subsidiary (other than, in the case of a Permitted Acquisition of one or more Persons, such Person or Persons and its or their respective subsidiaries) is an obligor with respect to such Indebtedness and (C) such Indebtedness is not incurred in contemplation of such Permitted Acquisition) and any Refinancing Indebtedness in respect thereof;

(xv) other Indebtedness in an aggregate principal amount not to exceed at the time of incurrence thereof the greater of (A) $150,000,000 and (B) 3.00% of Total Assets (determined at the time of such incurrence);

(xvi) Indebtedness consisting of (A) the financing of insurance premiums and (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xvii) obligations under any agreement governing the provision of treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services; and

(xviii) Indebtedness in the form of Swap Agreements permitted under Section 6.07.

(b) The accrual of interest, the accretion of accreted value and the payment of interest or dividends in the form of additional Indebtedness or Disqualified Stock, as applicable, the accretion of original issue discount, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies shall not be deemed to be an incurrence of Indebtedness or Disqualified Stock for purposes of Section 6.01(a).

(c) For purposes of determining compliance with this Section 6.01, (i) Indebtedness need not be permitted solely by reference to one category of permitted Indebtedness described in this Section 6.01 but may be permitted in part under any combination thereof and (ii) in the event that an item of Indebtedness (or any portion thereof) (other than any item of Indebtedness set forth in Section 6.01(a)(i) or 6.01(a)(x)) meets the criteria of more than one clause of this Section 6.01 (other than Section 6.01(a)(i) or 6.01(a)(x)), the Company, in the Company’s sole discretion, will divide, classify or reclassify (or later divide, classify and reclassify) such item of Indebtedness (or any portion thereof) among such clauses.

SECTION 6.02. Liens. The Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any asset now owned or hereafter acquired, or assign or sell any accounts receivable or rights in respect thereof of the Company or any Domestic Subsidiary that is a Restricted Subsidiary, except:

(a) Liens created under the Loan Documents;

(b) Permitted Encumbrances;

(c) any Lien on any asset of the Company or any Restricted Subsidiary existing on the Fifth Restatement Effective Date and set forth in Section 6.02 of the Disclosure Letter; provided that (i) such Lien shall not apply to any other asset of the Company or any Restricted Subsidiary and (ii) such Lien shall secure only those obligations that it secures on the Fifth Restatement Effective Date and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof;

(d) any Lien existing on any asset prior to the acquisition thereof by the Company or any Restricted Subsidiary or existing on any asset of any Person that becomes (including pursuant to a Permitted Acquisition) a Restricted Subsidiary (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into a Restricted Subsidiary in a transaction permitted hereunder) after the Fifth Restatement Effective Date prior to the time such Person becomes a Restricted Subsidiary (or is so merged or consolidated); provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary (or such merger or consolidation), (ii) such Lien shall not apply to any other assets of the Company or any Restricted Subsidiary (other than, in the case of any such merger or consolidation, the assets of any special purpose merger Restricted Subsidiary that is a party thereto) and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary (or is so merged or consolidated) and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof;

(e) Liens on fixed or capital assets acquired, constructed or improved by the Company or any Restricted Subsidiary; provided that (i) such Liens secure only Indebtedness permitted by Section 6.01(a)(v) and obligations relating thereto not constituting Indebtedness and (ii) such Liens shall not apply to any other asset of the Company or any Restricted Subsidiary (other than the proceeds and products thereof); provided further that in the event purchase money obligations are owed to any Person with respect to financing of more than one purchase of any fixed or capital assets, such

Liens may secure all such purchase money obligations and may apply to all such fixed or capital assets financed by such Person;

(f) (i) in connection with the sale or transfer of any Equity Interests or other assets in a transaction permitted under Section 6.05, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof or (ii) sales, dispositions or discounts permitted pursuant to Section 6.05(c);

(g) in the case of (i) any Restricted Subsidiary that is not a wholly-owned Restricted Subsidiary or (ii) the Equity Interests in any Person that is not a Restricted Subsidiary, any encumbrance or restriction, including any put and call arrangements, related to Equity Interests in such Restricted Subsidiary or such other Person set forth in the organizational documents of such Restricted Subsidiary or such other Person or any related joint venture, shareholders’ or similar agreement;

(h) Liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements made by the Company or any Restricted Subsidiary in connection with any letter of intent or purchase agreement for a Permitted Acquisition or other transaction permitted hereunder;

(i) Liens on the Collateral securing Indebtedness and Guarantees of the Loan Parties permitted by Section 6.01(a)(x) and obligations relating thereto not constituting Indebtedness; provided that (i) any such Liens on the ABL Priority Collateral shall be junior and subordinate to the Liens thereon securing the Secured Obligations pursuant to the Intercreditor Agreement and (ii) the administrative agent, collateral agent, trustee and/or any similar representative (in each case, as determined by the Administrative Agent) acting on behalf of the holders of such Indebtedness shall have become party to the Intercreditor Agreement;

(j) any Lien on assets of any Foreign Subsidiary; provided that such Lien shall secure only Indebtedness of such Foreign Subsidiary permitted by Section 6.01(a) and obligations relating thereto not constituting Indebtedness;

(k) other Liens securing Indebtedness or other obligations in an aggregate principal amount at the time of incurrence of such Liens not to exceed the greater of (i) $150,000,000 and (ii) 3.00% of Total Assets (determined at the time of incurrence of such Liens) (it being understood that in the event any such Liens extend to Credit Card Accounts Receivable or Inventory, such Credit Card Accounts Receivable or Inventory shall, to the extent otherwise included therein, cease to be Eligible Credit Card Accounts Receivable or Eligible Inventory, as applicable); and

(l) non-exclusive licenses of intellectual property granted in the ordinary course of business.

For purposes of determining compliance with this Section 6.02, (i) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens described in this Section 6.02 but may be permitted in part under any combination thereof and (ii) in the event that a Lien securing an item of Indebtedness (or any portion thereof) (other than any Lien permitted by Section 6.02(a) or 6.02(i)) meets the criteria of more than one clause of this Section 6.02 (other than Section 6.02(a) or 6.02(i)), the Company, in the Company’s sole discretion, will divide, classify or reclassify (or later divide, classify or reclassify) such Lien securing such item of Indebtedness (or any portion thereof) among such clauses.

SECTION 6.03. Fundamental Changes; Business Activities. (a) The Company will not, and will not permit any Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Restricted Subsidiary may (A) merge into the Company in a transaction in which the Company is the surviving entity and (B) merge into a Borrowing Subsidiary in a transaction in which the Borrowing Subsidiary is the surviving entity, (ii) any Person (other than the Company) may merge into or consolidate with any Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary and (A) if any party to such merger or consolidation is a Borrowing Subsidiary, a Borrowing Subsidiary and (B) if any party to such merger or consolidation is a Loan Party, a Loan Party, (iii) any Restricted Subsidiary (other than a Borrowing Subsidiary) may merge into or consolidate with any Person (other than the Company) in a transaction permitted under Section 6.05 in which, after giving effect to such transaction, the surviving entity is not a Restricted Subsidiary and (iv) any Restricted Subsidiary (other than a Borrowing Subsidiary) may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders; provided that any such merger or consolidation involving a Person that is not a wholly-owned Restricted Subsidiary immediately prior to such merger or consolidation shall not be permitted unless it is also permitted by Section 6.04.

(b) The Company will not, and will not permit any of its Restricted Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Company and the Restricted Subsidiaries on the Fifth Restatement Effective Date and businesses reasonably related or complementary thereto.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Company will not, and will not permit any Restricted Subsidiary to, purchase, hold, acquire (including pursuant to any merger or consolidation), make or otherwise permit to exist any Investment in any other Person, except:

(a) Investments in cash and Permitted Investments;

(b) Investments existing on, or contractually committed to as of, the Fifth Restatement Effective Date and set forth in Section 6.04 of the Disclosure Letter and any extensions, renewals or reinvestments thereof (but not any additions thereto (including any capital contributions) made after the Fifth Restatement Effective Date);

(c) Investments by the Company and the Restricted Subsidiaries in Equity Interests in their respective subsidiaries; provided that (i) such subsidiaries are Subsidiaries prior to such Investments and (ii) the aggregate amount of such Investments by the Loan Parties in, and loans and advances by the Loan Parties to, and Guarantees by the Loan Parties of Indebtedness and other obligations of, Restricted Subsidiaries that are not Loan Parties (excluding all such Investments, loans, advances and Guarantees existing on the Fifth Restatement Effective Date and permitted by clause (b) above) permitted pursuant this clause (c) and pursuant to clauses (d) and (e) below shall not exceed at the time of the making thereof the greater of (A) $200,000,000 and (B) 3.50% of Total Assets (determined at the time of the making of such Investment);

(d) loans or advances made by the Company to any Restricted Subsidiary or made by any Restricted Subsidiary to the Company or any other Restricted Subsidiary; provided that (i) the Indebtedness resulting therefrom is permitted by Section 6.01(a)(iii) and (ii) the amount of such loans and advances made by the Loan Parties to Restricted Subsidiaries that are not Loan Parties shall be subject to the limitation set forth in clause (c) above;

(e) Guarantees by the Company or any Restricted Subsidiary of Indebtedness or other obligations of the Company or any Restricted Subsidiary (including any such Guarantees (i) arising as a result of any such Person being a joint and several co-applicant with respect to any letter of credit or letter of guaranty or (ii) of any leases of retail store locations and related obligations arising thereunder); provided that the aggregate amount of Indebtedness and other obligations of Restricted Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party shall be subject to the limitation set forth in clause (c) above;

(f) Guarantees of the obligations of the Canadian Subsidiaries under real property leases; provided that the aggregate amount of Guarantees under this clause (f) may not exceed $100,000,000 at any time outstanding;

(g) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(h) any Permitted Acquisition; provided that (i) both before and after giving effect to such Permitted Acquisition, the Payment Conditions are satisfied and (ii) the Company shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Company confirming that the requirements of the definition of the term “Permitted Acquisition” and this clause (h) have been satisfied;

(i) deposits, prepayments and other credits to suppliers, lessors and landlords made in the ordinary course of business;

(j) advances by the Company or any Restricted Subsidiary to employees in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes;

(k) Investments made as a result of receipt of non-cash consideration from a sale, transfer or other disposition of assets permitted under Section 6.05(h);

(l) Investments in the form of Swap Agreements permitted under Section 6.07;

(m) investments constituting deposits described in clauses (c) and (d) of the definition of “Permitted Encumbrances” and endorsements of instruments for collection or deposit in the ordinary course of business;

(n) acquisitions by any Restricted Subsidiary of individual retail store locations and leases;

(o) other Investments; provided that (i) both before and after giving effect to such Investment, the Payment Conditions are satisfied and (ii) the Company shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Company confirming that the requirements of this clause (o) have been satisfied; provided further that a purchase or acquisition (in one transaction or a series of transactions) of all or substantially all the assets of any Person or of a business unit, division, product line or line of business of any Person, may be only made in reliance on clause (h) of this Section and not on this clause (o);

(p) other Investments in an aggregate amount not to exceed at the time of the making thereof the greater of (i) $200,000,000 and (ii) 3.50% of Total Assets (determined at the time of the making of such Investment); and

(q) Investments in respect of actions permitted by Section 6.05(g).

For the purposes of this Section, any unreimbursed payment by the Company or any Restricted Subsidiary for goods or services delivered to any Subsidiary shall be deemed to be an Investment in such Subsidiary.

For purposes of determining compliance with this Section 6.04, (i) any Investment need not be permitted solely by reference to one category of permitted Investments described in this Section 6.04 but may be permitted in part under any combination thereof and (ii) in the event that any Investment meets the criteria of more than one clause of this Section 6.04 (other than Section 6.04(o)), the Company, in the Company’s sole discretion, will divide, classify or reclassify (or later divide, classify and reclassify) such Investment among such clauses (other than Section 6.04(o)).

SECTION 6.05. Asset Sales. The Company will not, and will not permit any Restricted Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Company permit any Restricted Subsidiary to issue any additional Equity Interests in such Restricted Subsidiary (other than to the Company or any other Restricted Subsidiary in compliance with Section 6.04, and other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) (each of the foregoing, an “Asset Sale”), except:

(a) (i) sales of inventory, (ii) sales, transfers and other dispositions of used, surplus, obsolete or outmoded machinery or equipment, (iii) contributions of merchandise to charitable organizations, to the extent in the ordinary course of business and consistent with past practices, and (iv) dispositions of cash and Permitted Investments, in each case (other than in the case of clause (iii) and (iv)) in the ordinary course of business;

(b) sales, transfers, leases and other dispositions to the Company or any Restricted Subsidiary; provided that any such sales, transfers, leases or other dispositions involving a Restricted Subsidiary that is not a Loan Party shall be made in compliance with Sections 6.04 and 6.09;

(c) the sale or discount of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not in connection with any financing transaction;

(d) dispositions of assets subject to any casualty or condemnation proceeding (including in lieu thereof);

(e) leases or subleases of real property granted by the Company or any Restricted Subsidiary to third Persons not interfering in any material respect with the business of the Company or any Restricted Subsidiary, including retail store lease assignments and surrenders;

(f) the sale, transfer or other disposition of patents, trademarks, copyrights and other intellectual property (i) in the ordinary course of business, including pursuant to non-exclusive licenses of intellectual property; provided that no such sale, transfer or other disposition shall adversely affect in any material respect the fair value of any Eligible Inventory or the ability of the Administrative Agent to dispose of or otherwise realize upon any Eligible Inventory, or (ii) which, in the reasonable judgment of the Company or any Restricted Subsidiary, are determined to be uneconomical, negligible or obsolete in the conduct of business;

(g) direct or indirect transfers or other dispositions by any Restricted Subsidiary of any foreign assets or the Equity Interests of a Foreign Subsidiary that is a Restricted Subsidiary to any other Restricted Subsidiary in connection with the consolidation of foreign operations of the Company and its Subsidiaries;

(h) sales, transfers and other dispositions of assets that are not permitted by any other clause of this Section; provided that if any sale, transfer or other disposition made in reliance on this clause (h) shall constitute a Material Disposition, the Company shall have (i) delivered to the Administrative Agent a completed Borrowing Base Certificate calculating and certifying the Borrowing Base and Availability as of the most recent calculation date for which a calculation of the Borrowing Base shall have been delivered pursuant to Section 4.02(a)(iii) or 5.01(h) (or, prior to the first such delivery following the Fifth Restatement Effective Date, for the Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 4.01(e)) giving effect to such sale, transfer or other disposition, and to any adjustments to the Borrowing Base required by Section 2.23, on a Pro Forma Basis as if effected immediately prior to such calculation date and (ii) substantially simultaneously with the consummation of such sale, transfer or other disposition, to the extent that the Aggregate Credit Exposure would otherwise exceed the Borrowing Base recalculated pursuant to clause (i) above, prepaid Loans and/or cash collateralized Letters of Credit in an amount sufficient to eliminate such excess; and

(i) the elimination or forgiving of intercompany balances in connection with intercompany restructurings (including dissolutions, liquidations and mergers) between or among the Company and its Restricted Subsidiaries;

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by clause (a)(ii), (a)(iii), (a)(iv), (b), (c), (d), (e), (f), (g) or (i) above) shall be made for fair value and, in the case of sales, transfers, leases and other dispositions permitted by clause (h) above, for at least 75% cash consideration; provided that for purposes of the foregoing, the amount of (i) any liabilities (as shown on the Company’s most recent balance sheet or in the notes thereto) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Secured Obligations) that are assumed by the transferee of any such assets and from which the Company and all Restricted Subsidiaries have been validly released by all creditors in writing, (ii) any securities received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale, and (iii) any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed $75,000,000, shall be deemed to be cash for purposes of this paragraph and for no other purpose.

Notwithstanding the foregoing, other than dispositions to the Company or any Restricted Subsidiary in compliance with Section 6.04, and other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable requirements of law, no such sale, transfer or other disposition of any Equity Interests in any Borrowing Subsidiary shall be permitted.

SECTION 6.06. Sale/Leaseback Transactions. The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction, except for any such sale of any fixed or capital assets that is made for cash consideration in an amount not less than the cost of such fixed or capital asset and is consummated within 270 days after the Company or a Restricted Subsidiary acquires or completes the construction of such fixed or capital assets.

SECTION 6.07. Swap Agreements. The Company will not, and will not permit any Restricted Subsidiary to, enter into any Swap Agreement, other than Swap Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Company or a Restricted Subsidiary is exposed in the conduct of its business or the management of its liabilities and not for speculative purposes.

SECTION 6.08. Restricted Payments; Certain Payments of Indebtedness. (a) The Company will not, and will not permit any Restricted Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(i) the Company may declare and pay dividends with respect to its Equity Interests payable solely in additional Equity Interests (other than Disqualified Stock) of the Company;

(ii) any Restricted Subsidiary may declare and pay dividends or make other distributions with respect to its Equity Interests, or make other Restricted Payments in respect of its Equity Interests, in each case ratably to the holders of such Equity Interests (or, if not ratably, on a basis more favorable to the Company and the Restricted Subsidiaries);

(iii) the Company may make (A) Restricted Payments, not exceeding $25,000,000 during any fiscal year of the Company, pursuant to and in accordance with stock option plans or other equity or benefit plans for management or employees of the Company and the Restricted Subsidiaries in effect from time to time (with any unused amount available in subsequent fiscal years) and (B) Restricted Payments on or about the Fourth Restatement Effective Date pursuant to the Acquisition Agreement and in accordance with stock option plans or other equity benefit plans for management and employees of the Acquired Company and its subsidiaries;

(iv) the Company may repurchase Equity Interests upon the exercise of stock options, deferred stock units and restricted shares to the extent such Equity Interests represent a portion of the exercise price of such stock options, deferred stock units or restricted shares;

(v) the Company may make cash payments in lieu of the issuance of fractional shares representing insignificant interests in the Company in connection with the exercise of warrants, options or other securities convertible into or exchangeable for shares of common stock in the Company;

(vi) the Company may repurchase shares of its common stock and make other Restricted Payments, provided that at the time of and immediately after giving effect to any such repurchase or other Restricted Payment referred to in this clause (vi), (A) no Event of Default then exists or would arise as a result of the making of such repurchase or other Restricted Payment, (B) average Availability, determined on a Pro Forma Basis after giving effect to such repurchase or other Restricted Payment, shall be, at all times during the period commencing on the 30th day before such repurchase or other Restricted Payment through and including the date of the making of such repurchase or other

Restricted Payment (and immediately after giving effect thereto), not less than the greater of (x) 15% of the Credit Limit then in effect and (y) $62,500,000, (C) the Fixed Charge Coverage Ratio, computed on a Pro Forma Basis after giving effect to such repurchase or other Restricted Payment, for the most recent period of four fiscal quarters of the Company for which financial statements shall have been delivered pursuant to Section 5.01(a) or (b) prior to the making of such repurchase or other Restricted Payment, shall be not less than 1.00 to 1.00; provided that the provisions of this clause (C) shall not be applicable if the average Availability, determined on a Pro Forma Basis after giving effect to such repurchase or other Restricted Payment, shall be, at all times during the period commencing on the 30th day before such repurchase or Restricted Payment through and including the date of the making of such repurchase or other Restricted Payment (and immediately after giving effect thereto), not less than the greater of (x) 20% of the Credit Limit then in effect and (y) $70,000,000, and (D) in each case, the Company shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Company in form and detail reasonably satisfactory to the Administrative Agent setting forth a reasonably detailed calculation of such Availability and, if applicable, the Fixed Charge Coverage Ratio, and confirming that the other requirements of this clause (vi) have been satisfied;

(vii) so long as no Event of Default has occurred and is continuing, the Company may declare and make Restricted Payments in an aggregate amount not to exceed $12,500,000 in any fiscal quarter in respect of dividends on the Company’s common stock; provided that such amount shall increase to $17,500,000 in any fiscal quarter if the Senior Secured Leverage Ratio as of the end of the most recent fiscal quarter of the Company for which financial statements have been (or are required to have been) delivered pursuant to Section 5.01(a) or (b) is less than 1.75 to 1.00;

(viii) the Company and its Restricted Subsidiaries may make other Restricted Payments in an aggregate amount not to exceed $10,000,000; and

(ix) the Company and its Restricted Subsidiaries may make Restricted Payments made to consummate the transactions permitted by Section 6.05(g).

(b) The Company will not, and will not permit any Restricted Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness permitted by Section 6.01(a)(xii), or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any other Specified Indebtedness, except:

(i) payments of regularly scheduled interest and principal payments as and when due in respect of any Specified Indebtedness, other than payments in respect of any Subordinated Indebtedness prohibited by the subordination provisions thereof;

(ii) refinancings of Specified Indebtedness with the proceeds of other Indebtedness permitted under Section 6.01;

(iii) payment of secured Indebtedness that becomes due as a result of (A) any voluntary sale or transfer of any assets securing such Indebtedness or (B) any casualty or condemnation proceeding (including a disposition in lieu thereof) of any assets securing such Indebtedness;

(iv) payments of or in respect of Indebtedness solely by issuance of the Equity Interests (other than Disqualified Stock) of the Company;

(v) payments of or in respect of Indebtedness incurred by any Restricted Subsidiary that is not a Loan Party; and

(vi) other payments of or in respect of Indebtedness; provided that (A) both before and after giving effect to such payment, the Payment Conditions are satisfied and (B) the Company shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Company confirming that the requirements of this clause (vi) have been satisfied.

(c) The Company will not, and will not permit any Restricted Subsidiary to, amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of any documentation governing Specified Indebtedness.

SECTION 6.09. Transactions with Affiliates. The Company will not, and will not permit any Restricted Subsidiary to, sell, lease, license or otherwise transfer any assets to, or purchase, lease, license or otherwise acquire any assets from, or otherwise engage in any other transactions involving aggregate consideration in excess of $5,000,000 with, any of its Affiliates, except (a) transactions on terms and conditions not less favorable to the Company or such Restricted Subsidiary than those that would prevail in an arm’s-length transaction with unrelated third parties, (b) transactions between or among the Company and the Restricted Subsidiaries, (c) any Restricted Payment permitted by Section 6.08 or Investments permitted pursuant to Section 6.04(j), (d) the payment of reasonable fees and compensation to, and the providing of reasonable indemnities on behalf of, directors and officers of the Company or any Restricted Subsidiary, as determined by the board of directors of the Company in good faith, (e) employment contracts or subscription, put/call arrangements with employees, officers or directors and (f) the transactions described in Section 6.09 of the Disclosure Letter.

SECTION 6.10. Restrictive Agreements. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that restricts or imposes any condition upon (a) the ability of the Company or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its assets to secure any Secured Obligations or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to its Equity Interests or to make or repay loans or advances to the Company or any other Loan Party or to Guarantee the Secured Obligations; provided that (i) the foregoing shall not apply to (A) restrictions and conditions imposed by law or by any Loan Document, (B) restrictions and conditions existing on the Fifth Restatement Effective Date identified in Section 6.10 of the Disclosure Letter (but shall apply to any amendment or modification expanding the scope of any such restriction or condition), (C) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (D) in the case of any Restricted Subsidiary that is not a wholly-owned Restricted Subsidiary, restrictions and conditions imposed by its organizational documents or any related joint venture or similar agreement, provided that such restrictions and conditions apply only to such Restricted Subsidiary and to any Equity Interests in such Restricted Subsidiary, (E) restrictions and conditions set forth in the Term Credit Agreement or the definitive documentation governing any Permitted Term Indebtedness, Permitted Unsecured Debt or any Refinancing Indebtedness in respect of any of the foregoing, provided that such restrictions and conditions are no more onerous than those set forth in the Term Credit Agreement as in effect on the Fifth Restatement Effective Date, (F) restrictions and conditions imposed by agreements relating to Indebtedness of Restricted Subsidiaries that are not Loan Parties permitted under Section 6.01(a) and (G) restrictions and conditions imposed on cash to secure letters of credit and other segregated deposits that are permitted pursuant to Section 6.02(h), provided that such restrictions and conditions apply only to such Restricted Subsidiaries that are not Loan Parties, (ii) clause (a) of the foregoing shall not apply to (A) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by Section 6.01(a)(v) if such restrictions or conditions apply only to the assets securing such Indebtedness and (B) customary provisions in leases and other agreements restricting the assignment thereof and (iii) clause (b) of the foregoing shall not apply to restrictions and conditions imposed by agreements relating to Indebtedness of any Restricted Subsidiary in existence at the time such Restricted Subsidiary became a Restricted Subsidiary and otherwise permitted under Section 6.01(a) (but shall apply to any amendment or modification expanding the scope of, any such restriction or condition), provided that such restrictions and conditions apply only to such Restricted Subsidiary.

SECTION 6.11. Amendment of Organizational Documents. The Company will not, and will not permit any Restricted Subsidiary to, amend, modify or waive any of its rights under its certificate of incorporation, by-laws or other organizational documents, in either case, to the extent such amendment, modification or waiver would be materially adverse to the rights or interests of the Lenders hereunder or under any other Loan Document.

SECTION 6.12. Fixed Charge Coverage Ratio. The Company will not permit the Fixed Charge Coverage Ratio for any period of four fiscal quarters ending during any Covenant Period to be less than 1.00 to 1.00.

SECTION 6.13. Accounting Changes. The Company will not make any change in the Company’s fiscal quarter or fiscal year other than as required pursuant to GAAP or to align the fiscal quarters and/or fiscal years, as applicable, of the Company and the Acquired Company; provided, however, that in each case, the Company and the

Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal quarter or fiscal year.

SECTION 6.14. Sanctions. The Company and its Subsidiaries will not, directly or indirectly, use the proceeds of any Borrowing or any Letter of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by an individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent, or otherwise) of Sanctions.

SECTION 6.15. Anti-Corruption Laws. The Company and its Subsidiaries will not, directly or indirectly, use the proceeds of any Borrowing or any Letter of Credit for any purpose which would breach any Anti-Corruption Laws.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) the Borrowers shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrowers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation, warranty or certification made or deemed made by the Company or any Restricted Subsidiary in this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been materially incorrect when made or deemed made (or, in the case of any representation, warranty or certification qualified by materiality, incorrect);

(d) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in the second sentence of Section 2.09(a), Section 5.02(a), 5.05 (with respect to the Company’s or a Borrowing Subsidiary’s existence) or 5.11 or in Article VI;

(e) the Loan Parties shall fail to comply with Section 5.01(h), 5.01(i) or 5.08 or Article VII of the Restated Security Agreement and any such failure shall continue unremedied for a period of three Business Days or more, or any Loan Party shall fail to observe or perform any other covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in clause (a), (b) or (d) of this Article or in the preceding provisions of this clause (e)), and such failure shall continue unremedied for a period of 30 days after receipt of written notice thereof from the Administrative Agent;

(f) any Loan Party or any Restricted Subsidiary shall fail to make any payment (whether of principal, interest, termination payment or other payment obligation and regardless of amount) in respect of any Material Indebtedness when and as the same shall become due and payable (after giving effect to any applicable grace period);

(g) any event or condition shall occur that results in any Material Indebtedness becoming due, or being terminated or required to be prepaid, repurchased, redeemed or defeased, prior to its scheduled maturity, or that enables or permits (with the giving of notice, if required) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf, or, in the case of any Swap Agreement, the applicable counterparty, to cause any Material Indebtedness to become due, or to terminate or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to (i) any secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the assets securing such Indebtedness or (ii) any Indebtedness that becomes due as a result of a voluntary refinancing thereof permitted under Section 6.01;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Company or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation (other than any liquidation permitted by Section 6.03(a)(iv)), reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors, or the board of directors (or similar governing body) of the Company or any Material Subsidiary (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to above in this clause (i) or clause (h) of this Article;

(j) the Company or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $75,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment and has not denied coverage) shall be rendered against the Company or any Restricted Subsidiary, or any combination thereof, and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any Restricted Subsidiary to enforce any such judgment;

(l) one or more ERISA Events shall have occurred that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

(m) a Change in Control shall occur;

(n) the Loan Guarantee shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Loan Guarantee, or any Loan Guarantor shall fail to comply in any material respect with any of the terms or provisions of the Loan Guarantee to which it is a party, or any Loan Guarantor shall deny that it has any further liability under the Loan Guarantee to which it is a party, or shall give notice to such effect (except as a result of the release thereof as provided herein); or

(o) any Lien purported to be created under any Collateral Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any material Collateral, with the priority required by the applicable Collateral Document, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents to a Person that is not a Loan Party, (ii) the release thereof as provided in the applicable Collateral Document or Section 9.02(c), (iii) as a result of the failure of the Administrative Agent to (A) maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Restated Security Agreement or (B) continue in accordance with applicable law the effectiveness of any UCC financing statement or (iv) as to Collateral constituting Mortgaged Property, to the extent the losses of the Lender Parties are covered by a Lender’s title insurance policy in favor of the Administrative Agent, on behalf of the Lender Parties, and the applicable insurer has not denied coverage;

then, and in every such event (other than an event with respect to any Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower Representative, take either or both of the following actions, at the same or different times: (i) terminate the Revolving Commitments, and thereupon the Revolving Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in the case of any event with respect to any Borrower described in clause (h) or (i) of this Article, the Revolving Commitments shall immediately and automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall immediately and automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers to the extent permitted by applicable law.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and the Issuing Banks hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors to serve as administrative agent and collateral agent under the Loan Documents, and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the United States of America, each of the Lenders and the Issuing Banks hereby grants to the Administrative Agent any required powers of attorney to execute any Collateral Document governed by the laws of such jurisdiction on such Lender’s or Issuing Bank’s behalf.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender or an Issuing Bank as any other Lender or Issuing Bank and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or the Issuing Banks.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties), (b) the Administrative Agent shall not have any duty to take any discretionary action or to exercise any discretionary power, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion, could expose the Administrative Agent to liability or be contrary to any Loan Document or applicable law, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any Subsidiary or other Affiliate thereof that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or in the absence of its own bad faith, gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment). The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by the Borrower Representative or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate (including any Borrowing Base Certificate), report or other document delivered hereunder or in connection with any Loan Document, (iii) qualification of (or lapse of any qualification of) any Account or Inventory under the eligibility criteria set forth herein, other than eligibility criteria expressly referring to the matters described therein being acceptable or satisfactory to, or being determined by, the Administrative Agent, (iv) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (v) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (vi) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vii) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein as being acceptable or satisfactory to the Administrative Agent. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any loss, cost or expense suffered by any Borrower or any Lender as a result of any determination of the Aggregate Credit Exposure, the Borrowing Base or the component amounts of any of the foregoing.

The Administrative Agent shall be entitled to rely, and shall not incur any liability for relying, upon any notice, request, certificate (including any Borrowing Base Certificate), consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof). The Administrative Agent also shall be entitled to rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof), and may act upon any such statement prior to receipt of written confirmation thereof. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or amendment of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank sufficiently in advance to the making of such Loan or the issuance, extension, renewal or amendment of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts

The Administrative Agent may perform any of and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of and all of their duties and exercise their rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the bad faith, negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with bad faith, gross negligence or willful misconduct in the selection of such sub-agents.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower Representative. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor that is an Eligible Successor Agent. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, in consultation with the Borrower Representative, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which is an Eligible Successor Agent, until such time, if any, as the Required Lenders appoint a successor Administrative Agent. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrower Representative, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Lender Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Lender Parties and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, provided that (i) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender and each Issuing Bank. After the Administrative Agent’s resignation hereunder, the provisions of this Article, Section 2.17(d) and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above.

Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, any Arranger, any Lender or any Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, any Lender or any Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Each Lender and Issuing Bank, by delivering its signature page to the Fifth Restatement Agreement and funding its Loans on the Fifth Restatement Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender or Issuing Bank hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Fifth Restatement Effective Date.

The Loan Parties acknowledge and agree that the Administrative Agent may prepare and distribute to the Lenders Reports containing information obtained by the Administrative Agent through the conduct of appraisals and field examinations pursuant to Sections 5.12 and 5.13 and the exercise of its inspection rights under Section 5.09. Each Lender hereby agrees that (a) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (b) the Administrative Agent (i) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (ii) shall not be liable for any information contained in any Report; (c) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (d) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

Except with respect to the exercise of setoff rights of any Lender in accordance with Section 9.08 or with respect to a Lender’s right to file a proof of claim in an insolvency proceeding, no Lender Party (other than the Administrative Agent) shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Secured Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Lender Parties in accordance with the terms thereof. In the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent, as agent for and representative of the Lender Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent on behalf of the Lender Parties at such sale or other disposition. In furtherance of the foregoing and not in limitation thereof, no agreement giving rise to Banking Services Obligations or Swap Obligations that constitute Secured Obligations will create (or be deemed to create) in favor of any Lender Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral, except to the extent such failure is the result of the Administrative Agent’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final and nonappealable judgment.

In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any LC Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposure and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim under Sections 2.12, 2.13, 2.15, 2.16, 2.17 and 9.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, each Issuing Bank and each other Lender Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Banks or the other Lender Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03).

The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and, except solely to the extent of the Borrowers’ rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Borrowers or any other Loan Party shall have any rights as a third party beneficiary of any such provisions. Each Lender Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Loan Guarantee provided under the Loan Documents, to have agreed to the provisions of this Article and Section 9.19.

Notwithstanding anything herein to the contrary, neither the Arrangers nor any Person named on the cover page of this Agreement as a Syndication Agent or a Documentation Agent shall have any duties or obligations under this Agreement or any other Loan Document (except in its capacity, as applicable, as a Lender or an Issuing Bank), but all such Persons shall have the benefit of the indemnities provided for hereunder.

The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

In its capacity, the Administrative Agent is a “representative” of the Lender Parties within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code. Each Lender authorizes the Administrative Agent to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Lender Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Lender Parties.

The bank serving as the Administrative Agent hereunder has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and related legislation (the “Flood Laws”). The Administrative Agent will post on the Platform (or otherwise distribute to each Lender) documents that it receives in connection with the Flood Laws. However, the Administrative Agent reminds each Lender and Participant that, pursuant to the Flood Laws, each federally regulated Lender (whether acting as a Lender or Participant) is responsible for assuring its own compliance with the flood insurance requirements.

Each Lender (a) represents and warrants, as of the date such Person became a Lender party hereto, to and (b) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, that at least one of the following is and will be true: (i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Revolving Commitments, (ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments and this Agreement, (iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Revolving Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments and this Agreement or (iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

In addition, unless clause (i) of the immediately preceding paragraph is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in clause (iv) of the immediately preceding paragraph, such Lender further (a) represents and warrants, as of the date such Person became a Lender party hereto, to and (b) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that: (i) neither the Administrative Agent nor the Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto), (ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50,000,000, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E), (iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations), (iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Revolving Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder and (v) no fee or other compensation is being paid directly to the Administrative Agent or any Arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Revolving Commitments or this Agreement.

The Administrative Agent and the Arrangers hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the Transactions in that such Person or an Affiliate thereof (a) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Revolving Commitments and this Agreement, (b) may recognize a gain if it extended the Loans, the Letters of Credit or the Revolving Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Revolving Commitments by such Lender or (c) may receive fees or other payments in connection with the Transactions, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) of this Section), all notices and other communications provided for herein shall be in writing and shall be delivered by e-mail, hand or overnight courier service, mailed by certified or registered mail or, except in the case of notices or communications to the Borrower Representative or any other Loan Party, sent by facsimile, as follows:

(i) if to any Loan Party, to the Borrower Representative at:

933 MacArthur Boulevard

Mahwah, NJ 07430

Attention: Robb Giammatteo, SVP and Chief Financial Officer

E-mail: robb.giammatteo@ascenaretail.com

With a copy to the Borrower Representative at:

933 MacArthur Boulevard

Mahwah, NJ 07430

Attention: Duane Holloway, General Counsel and SVP

E-mail: duane.holloway@ascenaretail.com

(ii) if to the Administrative Agent, JPMCB in its capacity as an Issuing Bank or the Swingline Lender, to JPMorgan Chase Bank, N.A. at:

4 New York Plaza, 17th Floor

Mail Code: NY1-E061

New York, New York 10004

Attention: Ascena Retail Group, Inc. Credit Risk Manager

Facsimile No: (212) 623-7309

E-mail: donna.diforio@jpmorgan.com

(iii) if to any other Issuing Bank, to it at its address, e-mail or facsimile number most recently specified by it in a notice delivered to the Administrative Agent and the Borrower Representative; and

(iv) if to any other Lender, to it at its address, e-mail or facsimile number set forth in its Administrative Questionnaire.

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, (ii) sent by facsimile shall be deemed to have been given when sent (or, if not given during normal business hours for the recipient, at the opening of business on the next Business Day for the recipient), it being understood that notices and other communications shall not be sent by facsimile to the Borrower Representative or any Loan Party, and (iii) delivered through electronic communications to the extent provided in paragraph (b) of this Section shall be effective as provided in such paragraph.

(b) Notices and other communications to the Lenders and Issuing Banks hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices under Article II to any Lender or Issuing Bank if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower Representative (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Any party hereto may change its address, email or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d) The Loan Parties agree that the Administrative Agent may, but shall not be obligated to, make any Communication by posting such Communication on Debt Domain, Intralinks, Syndtrak or a similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available”. Neither the Administrative Agent nor any of its Related Parties warrants, or shall be deemed to warrant, the adequacy of the Platform and each expressly disclaims liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made, or shall be deemed to be made, by the Administrative Agent or any of its Related Parties in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties have any liability to the Loan Parties, any Lender, any Issuing Bank or any other Person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Communications through the Platform.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Except as provided in Sections 2.09(e), 2.14(b), 5.16 or 9.02(d), and except for the execution and delivery of the Joinder Agreements, none of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that (A) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Company and the Administrative Agent to cure any technical error, ambiguity, omission, defect or inconsistency so long as, in each case, (1) such amendment does not adversely affect the rights of any Lender or (2) the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment and (B) no such agreement shall (1) increase the Revolving Commitment of any Lender without the written consent of such Lender (provided that the Administrative Agent may make Protective Advances and Overadvances as set forth in Section 2.04 or 2.05, as applicable), (2) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender directly affected thereby, (3) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Revolving Commitment, without the written consent of each Lender directly affected thereby, (4) change Section 2.18(b) or 2.18(d) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender, (5) increase the advance rates set forth in the definition of Borrowing Base or add new categories of eligible assets, without the written consent of the Supermajority Lenders, (6) change any of the provisions of this Section or the percentage set forth in the definition of the term “Required Lenders” or “Supermajority Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (7) change Section 2.20 without the consent of each Lender (other than any Defaulting Lender), (8) release Loan Guarantors representing all or substantially all the value of the Loan Guarantees from their obligation under such Loan Guarantees (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender, or (9) except as provided in paragraph (c) of this Section or in any Collateral Document, release all or substantially all Liens on the Collateral without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be (it being understood that any change to Section 2.20 shall require the consent of the Administrative Agent, the

Swingline Lender and the Issuing Banks). The Administrative Agent may also amend Schedule 2.01 to reflect increases in the Revolving Commitments in the manner contemplated by Section 2.09 or assignments entered into pursuant to Section 9.04.

(c) The Lenders and the Issuing Banks hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, (i) to release or to subordinate any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (A) upon the termination of all the Revolving Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations) and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to each affected Lender, (B) constituting property being sold, disposed of or transferred, if the Loan Party selling, disposing of or transferring such property certifies to the Administrative Agent that the sale, disposition or transfer is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), and to the extent that the property being sold, disposed of or transferred constitutes 100% of the Equity Interest of a Subsidiary, the Administrative Agent is authorized to release any Loan Guarantee provided by such Subsidiary, (C) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction not prohibited under this Agreement and (D) as required to effect any sale, disposition or other transfer of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII, (ii) to release any Loan Guarantee provided by any Subsidiary that may be dissolved pursuant to Section 6.03(a)(iv) in connection with a voluntary liquidation or dissolution thereof permitted by such Section and, in connection therewith, to release any Liens granted to the Administrative Agent by such Subsidiary on any Collateral, if the Company certifies to the Administrative Agent that such liquidation or dissolution is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), (iii) to release any Loan Guarantee provided by any Excluded Subsidiary and, in connection therewith, to release any Liens granted to the Administrative Agent by such Subsidiary on any Collateral and to release any pledge of voting Equity Interests of such Subsidiary in excess of 65% of the aggregate voting Equity Interests of such Subsidiary, (iv) to release any Loan Guarantee provided by any Subsidiary that becomes an Immaterial Subsidiary or an Unrestricted Subsidiary and, in connection therewith, to release any Liens granted to the Administrative Agent by such Subsidiary on any Collateral and to release any pledge of Equity Interests of such Subsidiary and (v) to release or subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(d) or 6.02(e). The Lenders and the Issuing Banks hereby further irrevocably authorize the release or subordination of Liens on the Term Priority Collateral as provided in the Intercreditor Agreement. Except as provided above and in paragraphs (b) and (d) of this Section, the Administrative Agent will not release or subordinate any Liens on Collateral without the prior written authorization of the Required Lenders; provided that, the Administrative Agent may in its discretion, release or subordinate its Liens on Collateral valued in the aggregate not in excess of $10,000,000 during any calendar year without the prior written authorization of the Required Lenders. Any such release or subordination shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released or subordinated) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Upon any sale or other transfer by any Loan Party (other than to a Borrower or any other Loan Party) of any Collateral in a transaction permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest created under any Collateral Document in any Collateral pursuant to this Section, the security interests in such Collateral created by the Collateral Documents shall be automatically released. In connection with any termination or release pursuant to this Section, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 9.02(c) shall be without recourse to or warranty by the Administrative Agent.

(d) Notwithstanding anything herein to the contrary, the Administrative Agent may, without the consent of any Lender Party, consent to a departure by any Loan Party from any covenant of such Loan Party set forth in this Agreement or in any Collateral Document to the extent such departure is consistent with the authority of the Administrative Agent set forth in the definition of the term “Collateral and Guarantee Requirement”.

(e) The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, waivers or other modifications on behalf of such Lender. Any amendment, waiver or other modification effected in accordance with this Section 9.02 shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrowers shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and their respective Affiliates, including the reasonable and documented out-of-pocket fees, charges and disbursements of one primary counsel for the Administrative Agent, the Arrangers and their Affiliates, and if deemed necessary by the Administrative Agent, one local counsel in each applicable jurisdiction, in connection with the preparation of this Agreement and the other Loan Documents, the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facility provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Arranger, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Arranger, any Issuing Bank or any Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan

Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Subject to the provisions of Sections 5.09, 5.12 and 5.13, expenses subject to reimbursement by the Borrowers under this Section include, without limiting the generality of the foregoing, reasonable costs and expenses incurred in connection with:

(i) appraisals and insurance reviews;

(ii) field examinations and the preparation of Reports based on the fees charged by a third party retained by the Administrative Agent or the internally allocated fees for each Person employed by the Administrative Agent with respect to each field examination;

(iii) taxes, fees and other charges for (A) lien searches and (B) filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent’s Liens;

(iv) sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and

(v) forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.

All of the foregoing costs and expenses may be charged to the Borrowers as Revolving Loans or to another deposit account, all as described in Section 2.18(c).

(b) The Borrowers agree, jointly and severally, to indemnify the Administrative Agent (or any sub-agent thereof), the Arrangers, each Syndication Agent, each Documentation Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the syndication of the credit facility provided for herein and the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto and thereto of their respective obligations hereunder and thereunder or the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds thereof (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on, at, to or from any property owned or operated by the Company or any of its Subsidiaries, or any other Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether such proceeding is initiated against or by any party to this Agreement (including the Company), or any Affiliate thereof, by an Indemnitee or any third party or whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses (A) are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or from a material breach by such Indemnitee of its agreements hereunder (other than any unintentional breach that is corrected promptly after such Indemnitee becomes aware thereof), or (B) have arisen from a proceeding by an Indemnitee against another Indemnitee not involving any act or omission of the Company or any Subsidiary (other than a proceeding against the Administrative Agent, an Arranger, an Issuing Bank or the Swingline Lender in its capacity or in fulfilling its role as such). This Section 9.03(b) shall not apply to any Taxes (other than Other Taxes or any Taxes that represent losses, claims, damages or related expenses arising from any non-Tax claim).

(c) To the extent the Borrowers fail to pay any amount required to be paid by them to the Administrative Agent (or any sub-agent thereof), any Issuing Bank or the Swingline Lender, or any Related Party of any of the foregoing, under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, such Issuing Bank, the Swingline Lender or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or such sub-agent), such Issuing Bank or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), any Issuing Bank or the Swingline Lender in connection with such capacity.

(d) To the extent permitted by applicable law, no Loan Party shall assert, and each hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet) or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable not later than 10 days after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any

Issuing Bank that issues any Letter of Credit), except that (i) the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by a Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section), the Arrangers, the Syndication Agents, the Documentation Agents and, to the extent expressly contemplated hereby, the sub-agents of the Administrative Agent and the Related Parties of any of the Administrative Agent, the Arrangers, the Syndication Agents, the Documentation Agents, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i)Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:

(A) the Borrower Representative; provided that no consent of the Borrower Representative shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default referred to in clause (a), (b), (h), (i) or (j) of Article VII has occurred and is continuing, any other assignee; provided that if the Borrower Representative has not provided written notice of its objection to any proposed assignment within 10 Business Days of its receipt thereof from the Administrative Agent, the Borrower Representative shall be deemed to have consented to such proposed assignment;

(B) the Administrative Agent;

(C) the Swingline Lender; provided that if the Swingline Lender has not provided written notice of its objection to any proposed assignment within 10 Business Days of its receipt thereof from the Administrative Agent, the Swingline Lender shall be deemed to have consented to such proposed assignment; and

(D) each Issuing Bank; provided that if any Issuing Bank has not provided written notice of its objection to any proposed assignment within 10 Business Days of its receipt thereof from the Administrative Agent, such Issuing Bank shall be deemed to have consented to such proposed assignment.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment or Loans, the amount of the Revolving Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower Representative and the Administrative Agent otherwise consent; provided that no such consent of the Borrower Representative shall be required if an Event of Default referred to in clause (a), (b), (h), (i) or (j) of Article VII has occurred and is continuing; provided that if the Borrower Representative has not provided written notice of its objection to any proposed assignment within 10 Business Days of its receipt thereof from the Administrative Agent, the Borrower Representative shall be deemed to have consented to such proposed assignment;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption (or an agreement incorporating by reference a form of Assignment and Assumption posted on the Platform), together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent any Tax forms required by Section 2.17(f) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company, the Subsidiaries and other Affiliates thereof or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable law, including Federal, State and foreign securities laws.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting solely for this purpose as non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and records of the names and addresses of the Lenders, and the Revolving Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, any Issuing Bank and, as to entries pertaining to it, any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption (or an agreement incorporating by reference a form of Assignment and Assumption posted on the Platform) executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05, 2.06(d), 2.06(e), 2.07(b), 2.17(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrowers, the Administrative Agent, the Issuing Banks or the Swingline Lender, sell participations to one or more Eligible Assignees (“Participants”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (B) of the first proviso to Section 9.02(b) that affects such Participant or requires the approval of all the Lenders or all the affected Lenders. Subject to paragraph (c)(ii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(d) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower Representative’s request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.19(b) with respect to any Participant. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain records of the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Revolving Commitments or Revolving Loans or its other obligations under this Agreement or any other Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Revolving Commitment or Revolving Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Arranger, the Syndication Agents, the Documentation Agents, any Issuing Bank, any Lender or any Affiliate of any of the foregoing may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan Document was executed and delivered or became effective or any credit was extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any LC Exposure is outstanding and so long as the Revolving Commitments have not expired or terminated. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement or any other Loan Document, in the event that an Issuing Bank shall have provided to the Administrative Agent a written consent to the release of the Lenders from their obligations hereunder with respect to any Letter of Credit issued by such Issuing Bank (whether as a result of the obligations of any Borrower in respect of such Letter of Credit having been collateralized in full by a deposit of cash with such Issuing Bank, or being supported by a letter of credit that names such Issuing Bank as the beneficiary thereunder, or otherwise), then from and after such time such Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Loan Documents (including for purposes of determining whether the Borrower is required to comply with Article V or Article VI, but excluding Sections 2.15, 2.16, 2.17, 2.21 and 9.03 and any expense reimbursement or indemnity provisions set forth in any other Loan Document), and the Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Sections 2.06(d) or 2.06(e). The provisions of Sections 2.15, 2.16, 2.17, 2.21 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Revolving Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness; Electronic Execution. This Agreement may be executed (including through execution of the Fifth Restatement Agreement) in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable or indemnities and expense reimbursements owed to the Administrative Agent, the Arrangers, the Issuing Banks or their Related Parties, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective as provided in the Fifth Restatement Agreement and Section 4.01 and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement, the Fifth Restatement Agreement or any other Loan Document by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement or the Fifth Restatement Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and any other Loan Document and the transactions contemplated hereby or thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent.

SECTION 9.07. Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower or any Loan Guarantor against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The applicable Lender shall notify the Borrower Representative and the Administrative Agent of such set-off or application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO BANKS.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each Loan Party hereby irrevocably and unconditionally agrees that all claims arising out of or relating to this Agreement or any other Loan Document brought by it or any of its Affiliates shall be brought, and shall be heard and determined, exclusively in such New York State or, to the extent permitted by law, in such Federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or any of its properties in the courts of any jurisdiction.

(c) Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below) with the same degree of care that it uses to protect its own confidential information, but in no event less than a commercially reasonable degree of care, except that Information may be disclosed (a) to its Related Parties, including accountants, legal counsel and other agents and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its Related Parties) to any swap or derivative transaction relating to the Company or any Subsidiary or its obligations, (g) on a confidential basis to any rating agency in connection with rating the Company or the Subsidiaries or the credit facilities provided for herein, (h) with the consent of the Company, or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender, or any Affiliate of any of the foregoing, on a non-confidential basis from a source other than the Borrowers; provided that, in the case of clause (c) above, the party disclosing such information shall provide to the Company prior written notice of such disclosure to the extent permitted by applicable law (and to the extent commercially feasible under the circumstances) and shall cooperate with the Company, at the Company’s sole expense, in obtaining a protective order for, or other confidential treatment of, such disclosure, in each case at the Company’s sole expense. For the purposes of this Section, “Information” means all information received from the Borrowers relating to the Company or any Subsidiary or their businesses or the Collateral, other than (i) any such information that is available to the Administrative Agent, any Issuing Bank or any Lender, or any Affiliate of any of the foregoing, on a non-confidential basis prior to disclosure by the Borrowers and (ii) information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Borrowers after the Fourth Restatement Effective Date, such information is clearly identified at the time of delivery as confidential.

EACH LENDER ACKNOWLEDGES THAT INFORMATION FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY, THE SUBSIDIARIES AND ITS OTHER AFFILIATES AND THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-

PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWERS OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY, THE SUBSIDIARIES AND ITS OTHER AFFILIATES AND THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

SECTION 9.13. Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Anything contained in this Agreement to the contrary notwithstanding, neither any Issuing Bank nor any Lender shall be obligated to extend credit to the Borrowers in violation of applicable law.

SECTION 9.14. USA PATRIOT Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Borrowers and the Loan Guarantors that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers and the Loan Guarantors, which information includes the names and addresses of the Borrowers and the Loan Guarantors and other information that will allow such Lender to identify the Borrowers and the Loan Guarantors in accordance with the Patriot Act.

SECTION 9.15. Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected by possession. Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

SECTION 9.16. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.17. No Fiduciary Relationship. Each Loan Party, on behalf of itself and its subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Company, the Subsidiaries and its other Affiliates, on the one hand, and the Administrative Agent, the Arrangers, the Syndication Agents, the Documentation Agents, the Lenders, the Issuing Banks and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Arrangers, the Syndication Agents, the Documentation Agents, the Lenders, the Issuing Banks or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications. The Administrative Agent, the Arrangers, the Syndication Agents, the Documentation Agents, the Lenders, the Issuing Banks and their Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Company, the Subsidiaries and its other Affiliates, and none of the Administrative Agent, the Arrangers, the Syndication Agents, the Documentation Agents, the Lenders, the Issuing Banks or their Affiliates has any obligation to disclose any of such interests to the Company, the Subsidiaries or its other Affiliates. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it or any of its Affiliates may have against the Administrative Agent, the Arrangers, the Syndication Agents, the Documentation Agents, the Lenders, the Issuing Banks and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.18. Joinder of Subsidiaries. Upon the execution and delivery by a Designated Subsidiary and the Administrative Agent of a Joinder Agreement reasonably acceptable to the Administrative Agent, and delivery to the Administrative Agent of such documents and opinions with respect to such Designated Subsidiary as may reasonably be requested by the Administrative Agent, such Designated Subsidiary shall become a Loan Guarantor hereunder, with the same force and effect as if originally named as such herein (and, if the Company shall so desire and such Joinder Agreement shall so specify and the conditions of Section 2.22 shall be met, a Borrowing Subsidiary), and without the consent of any other party hereto. The rights and obligations of each

Loan Party hereunder and under the other Loan Documents shall remain in full force and effect notwithstanding the addition of any Subsidiary as a party to this Agreement.

SECTION 9.19. Intercreditor Agreement. (a) Each of the Lenders (which term shall for the purposes of this Section 9.19 includes each Issuing Bank) and the other Lender Parties acknowledges that obligations of the Company and the Subsidiary Loan Parties under the Term Credit Agreement are (and obligations in respect of any other Permitted Term Indebtedness may in the future be) secured by Liens on assets of the Company and the Subsidiary Loan Parties that constitute Collateral and that the relative Lien priorities and other creditor rights of the Lender Parties and the secured parties under the Term Credit Agreement (or in respect of such other Permitted Term Indebtedness) will be set forth in the Intercreditor Agreement. Each of the Lenders and the other Lender Parties hereby acknowledges that it has received a copy of the Intercreditor Agreement. Each of the Lenders and the other Lender Parties hereby irrevocably authorizes and directs the Administrative Agent to execute and deliver, in each case on behalf of such Lender Party and without any further consent, authorization or other action by such Lender Party, the Intercreditor Agreement and any documents relating thereto.

(b) Each of the Lenders and the other Lender Parties hereby irrevocably (i) consents to the treatment of Liens provided for under the Intercreditor Agreement, including to the subordination of the Liens on the Term Priority Collateral securing the Secured Obligations on the terms set forth in the Intercreditor Agreement, (ii) agrees that, upon the execution and delivery thereof, such Lender Party will be bound by the provisions of the Intercreditor Agreement as if it were a signatory thereto and will take no actions contrary to the provisions of the Intercreditor Agreement, (iii) agrees that no Lender Party shall have any right of action whatsoever against the Administrative Agent as a result of any action taken by the Administrative Agent pursuant to this Section 9.19 or in accordance with the terms of the Intercreditor Agreement, (iv) authorizes and directs the Administrative Agent to carry out the provisions and intent of each such document and (v) authorizes and directs the Administrative Agent to take such actions as shall be required to release Liens on the Collateral in accordance with the terms of the Intercreditor Agreement.

(c) Each of the Lenders and the other Lender Parties hereby irrevocably further authorizes and directs the Administrative Agent to execute and deliver, in each case on behalf of such Lender Party and without any further consent, authorization or other action by such Lender Party, any amendments, supplements or other modifications of the Intercreditor Agreement that the Borrowers may from time to time request and that are reasonably acceptable to the Administrative Agent (i) to give effect to any establishment, incurrence, amendment, extension, renewal, refinancing or replacement of any Secured Obligations or the Indebtedness under the Term Credit Agreement or any Permitted Term Indebtedness, (ii) to confirm for any party that the Intercreditor Agreement is effective and binding upon the Administrative Agent on behalf of the Lender Parties or (iii) to effect any other amendment, supplement or modification permitted by the terms of the Intercreditor Agreement.

(d) Each of the Lenders and the other Lender Parties hereby irrevocably further authorizes and directs the Administrative Agent to execute and deliver, in each case on behalf of such Lender Party and without any further consent, authorization or other action by such Lender Party, any amendments, supplements or other modifications of any Collateral Document to add or remove any legend that may be required pursuant to the Intercreditor Agreement.

(e) The Administrative Agent shall have the benefit of the provisions of Article VIII and Section 9.03 with respect to all actions taken by it pursuant to this Section 9.19 or in accordance with the terms of the Intercreditor Agreement to the full extent thereof.

SECTION 9.20. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any related agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

ARTICLE X

Loan Guarantee

SECTION 10.01. Guarantee. Each Loan Guarantor hereby agrees that it is jointly and severally liable for, and absolutely, irrevocably and unconditionally guarantees to the Administrative Agent, the Lenders, the Issuing Banks and the other Lender Parties, the prompt payment and performance when due, whether at stated

maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all reasonable costs and expenses, including, without limitation, all court costs and attorneys’ and paralegals’ fees and expenses paid or incurred by the Administrative Agent, the Issuing Banks and the Lenders in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, any Borrower, any Loan Guarantor or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, being collectively called the “Guaranteed Obligations”); provided, that the guarantee of any Subsidiary Loan Party will not apply to any Swap Obligation if and to the extent that it would be unlawful for such Subsidiary Loan Party to guarantee such Swap Obligation under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary Loan Party’s failure for any reason (and after giving effect to the guarantees by the other Loan Guarantors of the Secured Obligations of such Subsidiary Loan Party) to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guarantee of such Subsidiary Loan Party becomes effective with respect to such Swap Obligation. Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guarantee apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.

SECTION 10.02. Guarantee of Payment. This Loan Guarantee is a Guarantee of payment and not of collection. Each Loan Guarantor waives any right to require the Administrative Agent, any Issuing Bank, any Lender or any other Lender Party to sue any Borrower, any other Loan Guarantor, any other guarantor, or any other Person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or to enforce its rights against any collateral securing all or any part of the Guaranteed Obligations.

SECTION 10.03. No Discharge or Diminishment of Loan Guarantee. (a) Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Borrower or any other guarantor of or other Person liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party or its assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other right which any Loan Guarantor may have at any time against any Obligated Party, the Administrative Agent, any Issuing Bank, any Lender, or any other Person, whether in connection herewith or in any unrelated transaction.

(b) The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c) Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, any Issuing Bank, any Lender or any other Lender Party to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection or invalidity of any indirect or direct security for the obligations of any Borrower for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other Person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, any Issuing Bank, any Lender or any other Lender Party with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).

SECTION 10.04. Defenses Waived. To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of any Borrower or any Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Borrower or any Loan Guarantor, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party or any other Person. Each Loan Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. The Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guarantee except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.

SECTION 10.05. Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any Collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Administrative Agent, the Issuing Banks, the Lenders and the other Lender Parties.

SECTION 10.06. Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, each Loan Guarantor’s obligations under this Loan Guarantee with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, the Issuing Banks, the Lenders or the other Lender Parties are in possession of this Loan Guarantee. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Administrative Agent.

SECTION 10.07. Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guarantee, and agrees that none of the Administrative Agent, any Issuing Bank or any Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.

SECTION 10.08. Taxes. The provisions of Section 2.17 shall apply mutatis mutandis to all payments by the Loan Guarantors of the Guaranteed Obligations.

SECTION 10.09. Maximum Liability. The provisions of this Loan Guarantee are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Loan Guarantor under this Loan Guarantee would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Loan Guarantor’s liability under this Loan Guarantee, then, notwithstanding any other provision of this Loan Guarantee to the contrary, the amount of such liability shall, without any further action by the Loan Guarantors or the Lenders, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Loan Guarantor’s “Maximum Liability”). This Section with respect to the Maximum Liability of each Loan Guarantor is intended solely to preserve the rights of the Lenders to the maximum extent not subject to avoidance under applicable law, and no Loan Guarantor nor any other Person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Loan Guarantor hereunder shall not be rendered voidable under applicable law. Each Loan Guarantor agrees that the

Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Loan Guarantor without impairing this Loan Guarantee or affecting the rights and remedies of the Lenders hereunder; provided that nothing in this sentence shall be construed to increase any Loan Guarantor’s obligations hereunder beyond its Maximum Liability.

SECTION 10.10. Contribution. In the event any Loan Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Loan Guarantee or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Loan Guarantee, each other Loan Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s Applicable Share of such payment or payments made, or losses suffered, by such Paying Guarantor. For purposes of this Section, each Non-Paying Guarantor’s “Applicable Share” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (a) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Borrowers after the Original Effective Date (whether by loan, capital infusion or by other means) to (b) the aggregate Maximum Liability of all Loan Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Loan Guarantor, the aggregate amount of all monies received by such Loan Guarantors from the Borrowers after the Original Effective Date (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Loan Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Loan Guarantor’s Maximum Liability). Each of the Loan Guarantors covenants and agrees that its right to receive any contribution under this Loan Guarantee from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Guaranteed Obligations. This provision is for the benefit of the Administrative Agent, the Issuing Banks, the Lenders and the Loan Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

SECTION 10.11. Liability Cumulative. The liability of each Loan Party as a Loan Guarantor under this Article X is in addition to and shall be cumulative with all other liabilities of each Loan Party to the Administrative Agent, the Issuing Banks and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

ARTICLE XI

The Borrower Representative

SECTION 11.01. Appointment; Nature of Relationship. The Company is hereby appointed by each of the Borrowers as its contractual representative (herein referred to as the “Borrower Representative”) hereunder and under each other Loan Document, and each of the Borrowers irrevocably authorizes the Borrower Representative to act as the contractual representative of such Borrower with the rights and duties expressly set forth herein and in the other Loan Documents. The Borrower Representative agrees to act as such contractual representative upon the express conditions contained in this Article XI. Additionally, the Borrowers hereby appoint the Borrower Representative as their agent to receive all of the proceeds of the Loans in the Funding Account(s), at which time the Borrower Representative shall promptly disburse such Loans to the appropriate Borrower. The Administrative Agent, the Issuing Banks and the Lenders, and their respective Related Parties, shall not be liable to the Borrower Representative or any Borrower for any action taken or omitted to be taken by the Borrower Representative or the Borrowers pursuant to this Section.

SECTION 11.02. Powers. The Borrower Representative shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Borrower Representative by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Borrower Representative shall have no implied duties to the Borrowers, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Borrower Representative.

SECTION 11.03. Employment of Agents. The Borrower Representative may execute any of its duties as the Borrower Representative hereunder and under any other Loan Document by or through authorized officers.

SECTION 11.04. Notices. Each Borrower shall immediately notify the Borrower Representative of the occurrence of any Default hereunder referring to this Agreement describing such Default and stating that such notice is a “notice of default.” In the event that the Borrower Representative receives such a notice, the Borrower Representative shall give prompt notice thereof to the Administrative Agent and the Lenders. Any notice provided to the Borrower Representative hereunder shall constitute notice to each Borrower on the date received by the Borrower Representative.

SECTION 11.05. Successor Borrower Representative. Upon the prior written consent of the Administrative Agent, the Borrower Representative may resign at any time, such resignation to be effective upon the appointment of a successor Borrower Representative. The Administrative Agent shall give prompt written notice of such resignation to the Lenders.

SECTION 11.06. Execution of Loan Documents; Borrowing Base Certificate. The Borrowers hereby empower and authorize the Borrower Representative,

on behalf of the Borrowers, to execute and deliver to the Administrative Agent and the Lenders the Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents, including, without limitation, the Borrowing Base Certificates and the Compliance Certificates. Each Borrower agrees that any action taken by the Borrower Representative or the Borrowers in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers.

SECTION 11.07. Reporting. Each Borrower hereby agrees that such Borrower shall furnish promptly after each fiscal month to the Borrower Representative any certificate or report requested by the Borrower Representative, on which the Borrower Representative shall rely to prepare the Borrowing Base Certificates and Compliance Certificates required pursuant to the provisions of this Agreement.

[Remainder of page intentionally left blank]

EXHIBIT D

RESTATED FORM OF COMPLIANCE CERTIFICATE

EXHIBIT D

[FORM OF] COMPLIANCE CERTIFICATE

[The form of this Compliance Certificate has been prepared for convenience only, and is not to affect, or to be taken into consideration in interpreting, the terms of the Credit Agreement referred to below. The obligations of the Loan Parties under the Credit Agreement are as set forth in the Credit Agreement, and nothing in this Compliance Certificate, or the form hereof, shall modify such obligations or constitute a waiver of compliance therewith in accordance with the terms of the Credit Agreement. In the event of any conflict between the terms of this Compliance Certificate and the terms of the Credit Agreement, the terms of the Credit Agreement shall govern and control, and the terms of this Compliance Certificate are to be modified accordingly.]

To:	The Lenders party to the Credit Agreement described below

This Compliance Certificate is furnished pursuant to that certain Amended and Restated Credit Agreement dated as of January 3, 2011, as amended and restated as of February [27], 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Ascena Retail Group, Inc., a Delaware corporation (the “Company”), the Borrowing Subsidiaries party thereto, the other Loan Parties party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES IN HIS CAPACITY AS AN OFFICER OF THE COMPANY AND NOT IN HIS INDIVIDUAL CAPACITY, ON BEHALF OF THE COMPANY AND THE OTHER BORROWERS, THAT:

1. I am the duly elected [            ]1 of the Company.

2. [Attached as Schedule I hereto are the consolidated financial statements required by Section 5.01(a) of the Credit Agreement as of the end of and for the fiscal year ended [ ], setting forth in each case in comparative form the figures for the prior fiscal year, all audited by and accompanied by the opinion of [Deloitte & Touche LLP]2 required by Section 5.01(a) of the Credit Agreement.] [or] [The consolidated financial statements required by Section 5.01(a) of the Credit Agreement as the end of and for the fiscal year ended [            ], setting forth in each case in comparative form the figures for the prior fiscal year, all audited by and accompanied by the opinion of [Deloitte & Touche LLP]3 required by Section 5.01(a) of the Credit Agreement have been filed with the SEC and are available on the website of the SEC at http://www.sec.gov.]

[1]	To be completed by any of the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller.
[2]	Or another independent registered public accounting firm of recognized national standing.
[3]	Or another independent registered public accounting firm of recognized national standing.

[or]

[Attached as Schedule I hereto are the consolidated financial statements required by Section 5.01(b) of the Credit Agreement as of the end of and for the fiscal quarter ended [    ] and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period of (or, in the case of the balance sheet, as of the end of) the previous fiscal year.] [or] [The consolidated financial statements required by Section 5.01(b) of the Credit Agreement as of the end of and for the fiscal quarter ended [ ] and the then elapsed portion of the fiscal year have been filed with the SEC and are available on the website of the SEC at http://www.sec.gov]. Such financial statements present fairly in all material respects the consolidated financial position, consolidated results of operations and consolidated cash flows of the Company and its consolidated Subsidiaries as of the end of and for such fiscal quarter and such portion of the fiscal year on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes.]

[Attached as Schedule I hereto are the consolidated financial statements required by Section 5.01(c) of the Credit Agreement as of the end of and for the fiscal month ended [    ] and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period of (or, in the case of the balance sheet, as of the end of) the previous fiscal year. Such financial statements present fairly in all material respects the consolidated financial position, consolidated results of operations and consolidated cash flows of the Company and its consolidated Subsidiaries as of the end of and for such fiscal month and such portion of the fiscal year on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes.]

3. I have reviewed the terms of the Credit Agreement, and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Company and its Subsidiaries during the accounting period covered by the attached financial statements.

4. The examinations described in paragraph 3 did not disclose, and I have no knowledge of[, in each case except as set forth below,] (i) the existence of any condition or event which constitutes a Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate or (ii) any change in GAAP or in the application thereof that has occurred since the date of the audited financial statements referred to in Section 3.04 of the Credit Agreement.

5. [Schedule II hereto sets forth financial data and computations evidencing compliance with the covenant set forth in Section 6.12 of the Credit Agreement, all of which data and computations are true, complete and correct.]4

6. Schedule [III] hereto sets forth the Applicable Rate calculation for the fiscal quarter most recently ended, based upon the Borrowing Base Certificate delivered in respect thereof.

[4]	Include to the extent calculation is required under Section 5.01(d) of the Credit Agreement.

2

7. [Enclosed with this Compliance Certificate is a completed Supplemental Perfection Certificate required by Section 5.01(f) of the Credit Agreement.]5

8. [Schedule [IV] hereto sets forth the Liquidity calculation and financial data and computations evidencing compliance with the second sentence of Section 2.09(a), all of which data and computations are true, complete and correct.]6

9. [Schedule [V] hereto sets forth a reasonably detailed reconciliation (which may be in footnote form) of the consolidated financial statements delivered in connection with this Compliance Certificate, eliminating the financial data of the Unrestricted Subsidiaries of the Company included therein.]7

10. All notices required under Sections 5.03 and 5.04 of the Credit Agreement have been provided.

Described below are the exceptions, if any, to paragraph 4 by listing (i) the nature of each Default, the period during which it has existed and the action which the Borrowers have taken, are taking, or propose to take with respect to each such Default or (ii) any change in GAAP or the application thereof and the effect of such change on the attached financial statements:

[5]	Include only in the case of a Compliance Certificate accompanying annual financial statements.
[6]	Include only after the first calculation of the Short-Dated TLB Amount in accordance with the definition of the term “Maturity Date”.
[7]	Include only if an Unrestricted Subsidiary exists during the accounting period covered by the financial statements delivered in connection with a Compliance Certificate.

3

The foregoing certifications, together with the computations set forth in the Schedules hereto, are made solely in the capacity of the undersigned as an officer of the Company, and not individually, and delivered this      day of                 , 20[    ].

ASCENA RETAIL GROUP, INC.,
as Borrower Representative,

by:

Name:

Title:

4

SCHEDULE II

For the period of four fiscal quarters ended [            ]:

1.	Consolidated Net Income: (i)-(ii) =	$[___,___,___]

	(i) the net income or loss of the Company and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP:	$[___,___,___]

(ii)[1]  To the extent included in net income referred to in (i):

(a)   the income of any Person (other than the Company) that is not a Restricted Subsidiary except to the extent of the amount of cash dividends or similar cash distributions actually paid by such Person to the Company or, subject to clauses (b) and (c) below, any of the Restricted Subsidiaries during such period:

$[___,___,___]

(b)   the income of, and any amounts referred to in clause (a) above paid to, any Restricted Subsidiary (other than a Loan Party) to the extent that, on the date of determination, the declaration or payment of cash dividends or similar cash distributions by such Restricted Subsidiary is restricted by operation of the terms of its organizational documents or any agreement, instrument, judgment, decree, statute, rule or regulation applicable to such Restricted Subsidiary :

$[___,___,___]

(c)   the income or loss of, and any amounts referred to in clause (a) above paid to, any Restricted Subsidiary that is not wholly owned by the Company to the extent such income or loss or such amounts are attributable to the noncontrolling interest in such Restricted Subsidiary:

$[___,___,___]

	(d) the effects of purchase accounting adjustments or the cumulative effect of a change in accounting principles:	$[___,___,___]

[1]	Items to be set forth without duplication.

2.	Consolidated EBITDA[2]: (i)+(ii)+(iii)-(iv)-(v)-(vi) =		$[___,___,___]

	(i)	Consolidated Net Income for such period :	$[___,___,___]

(ii)[3]

(a)   consolidated interest expense (and, to the extent not reflected therein, bank and letter of credit fees and costs of surety bonds in connection with financing activities and administrative agency fees and rating agency fees for ratings required pursuant to any Indebtedness) for such period (including imputed interest expense in respect of Capital Lease Obligations and Synthetic Lease Obligations):

$[___,___,___]

(b)   consolidated income tax expense for such period, including state, franchise, excise and similar taxes and foreign withholding taxes paid or accrued, including any penalties and interest relating thereto:

$[___,___,___]

		(c) all amounts attributable to depreciation and amortization for such period:	$[___,___,___]

		(d) any extraordinary, unusual or non-recurring charges for such period:	$[___,___,___]

		(e) any non-cash compensation charges, including charges arising from restricted stock and stock-option grants, for such period:	$[___,___,___]

(f)   any other non-cash charges (other than the write-down or write-off of current assets, any additions to bad debt reserve or bad debt expense or any accruals for estimated sales discounts, returns or allowances) for such period:

$[___,___,___]
		(g) any losses for such period attributable to early extinguishment of Indebtedness or obligations under	$[___,___,___]

[2]	Consolidated EBITDA shall be calculated so as to exclude the effect of any gain or loss that represents after-tax gains or losses attributable to any sale, transfer or other disposition of assets by the Company or any Restricted Subsidiary, other than dispositions of inventory and other dispositions in the ordinary course of business. For purposes of calculating Consolidated EBITDA (except, other than as set forth in the definition of Fixed Charge Coverage Ratio, for purposes of determining compliance with Section 6.12 of the Credit Agreement) for any period, if during such period the Company or any Restricted Subsidiary shall have consummated a material Pro Forma Event since the first day of such period, Consolidated EBITDA for such period shall be calculated on a Pro Forma Basis after giving effect thereto. All items under (ii), (iii), (iv), (v) and (vi) shall be determined on a consolidated basis in accordance with GAAP.
[3]	Items to be set forth without duplication and to the extent deducted (and not added back) in determining Consolidated Net Income.

2

any Swap Agreement:

(h) any costs, fees, losses and expenses paid in connection with, and other unusual or non-recurring charges (or losses) relating to, the Transactions for such period:	$[___,___,___]

(i)  restructuring costs, charges or reserves, business optimization costs, charges or reserves (including any operating expenses directly attributable to the implementation of cost savings initiatives), recruiting fees, retention fees, signing bonuses, fees of restructuring or business optimization consultants, integration and non-recurring severance, relocation, consolidation, transition, integration or other similar charges and expenses, contract termination costs, excess pension charges, system establishment charges, closure or transition costs, expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, fees, expenses or charges relating to curtailments or modifications to pension and post-retirement employee benefit plans and litigation settlements or losses outside the ordinary course of business:[4]

$[___,___,___]

(j)  costs, fees, losses, expenses, premiums or penalties incurred during such period in connection with Permitted Acquisitions (whether or not consummated), other Investments consisting of acquisitions of assets or equity constituting a business unit, line of business, division or entity (whether or not consummated) and permitted Asset Sales (whether or not consummated), other than Asset Sales effected in the ordinary course of business:

$[___,___,___]

(k) any fees, expenses or charges incurred during such period in connection with any permitted issuance of	$[___,___,___]

[4]	The aggregate amount added back pursuant to this clause (i) for any four fiscal quarter period of the Company, when aggregated with the amount of any increase for such period in Consolidated EBITDA pursuant to clause (b) of the definition of the term “Pro Forma Basis” in the Credit Agreement, (other than such pro forma adjustments, and add-backs pursuant to this clause (i), related to the Transactions (as defined in the Existing Credit Agreement) reflected in the model provided by the Company to the Arrangers on July 10, 2015) shall not exceed 20% of Consolidated EBITDA for such period (prior to giving effect to any increase pursuant to such clause (b) or this clause (i)).

3

debt, equity securities or any refinancing transactions (whether or not consummated and including amendments and modifications thereto):

(l)  the excess of rent expense in respect of operating leases in accordance with GAAP for such period over cash rent expense in respect of operating leases for such period (to the extent exceeding cash rent):

$[___,___,___]

(m) to the extent not included in the calculation of Consolidated Net Income, any expenses, charges or losses for such period that are covered by insurance or indemnification or refunding or are otherwise subject to reimbursement from a third party if the Company has made a reasonable determination that such amounts will be reimbursed within 365 days of such determination:[5]

$[___,___,___]

(iii)	to the extent not included in the calculation of Consolidated Net Income, proceeds of business interruption insurance:	$[___,___,___]

(iv)[6]	all cash payments made during such period on account of non-cash charges that were or would have been added to Consolidated Net Income pursuant to clauses (d), (e) or (f) above in such period or in a previous period:	$[___,___,___]

(v)[7]	(a) any extraordinary, unusual, or non-recurring gains and all non-cash items of income (other than normal accruals in the ordinary course of business) for such period:	$[___,___,___]

[5]	If such amounts are not actually reimbursed during such projected 365 day period, they shall be subtracted in determining Consolidated EBITDA for each subsequent fiscal period which includes the fiscal quarter in which such 365 day period ends.
[6]	Items to be set forth without duplication and to the extent not deducted in determining Consolidated Net Income.
[7]	Items to be set forth without duplication and to the extent included in determining Consolidated Net Income.

4

		(b) any gains for such period attributable to early extinguishment of Indebtedness or obligations under any Swap Agreement:	$[___,___,___]

	(vi)	the amount, if any, by which cash rent expense for such period exceeded rent expense in respect of operating leases in accordance with GAAP for such period:	$[___,___,___]

3.	Consolidated EBITDAR: (i)+(ii) =		$[___,___,___]

	(i)	Consolidated EBITDA for such period:	$[___,___,___]

	(ii)	Consolidated Rental Expense for such period[8]:	$[___,___,___]

4.	Consolidated Cash Interest Expense: (i)-(ii) =		$[___,___,___]

(i)

(a)   the total interest expense (including that portion attributable to Capital Lease Obligations in accordance with GAAP and capitalized interest) of the Company and its Restricted Subsidiaries with respect to all outstanding Indebtedness of the Company and its Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Swap Agreements but excluding, however, any amount not payable in cash (including amortization of deferred financing costs, debt issuance costs or other financing fees) and any amounts referred to in Section 2.12 of the Credit Agreement payable on or before the Fourth Restatement Effective Date:

$[___,___,___]

(b)   to the extent not reflected in cash interest expense pursuant to clause (i)(a) above, bank fees and costs of surety bonds in connection with financing activities and administrative agency fees and rating agency fees for ratings required pursuant to any Indebtedness paid by the Company or any Restricted Subsidiary during such period:

$[___,___,___]

(c)   any interest paid in cash and accrued during such period in respect of Indebtedness of the Company or any Restricted Subsidiary that is required to be capitalized rather than included in consolidated

[8]	Item to be set forth without duplication and to the extent deducted (and not added back) in determining such Consolidated EBITDA. Determined on a consolidated basis in accordance with GAAP.

5

		interest expense for such period in accordance with GAAP:	$[___,___,___]

(d)   any cash payments made by the Company or any Restricted Subsidiary during such period in respect of non-cash amounts attributable to accretion or amortization of debt discounts or accrued interest (including interest payable in kind) amortized or accrued in a previous period:

$[___,___,___]

	(ii)	cash interest income of the Company and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP:	$[___,___,___]

5.	Consolidated Fixed Charges[9]: (i)+(ii)+(iii)+(iv)+(v)+(vi)+(vii) =		$[___,___,___]

	(i)	Consolidated Cash Interest Expense for such period:	$[___,___,___]

	(ii)	Consolidated Rental Expense for such period:	$[___,___,___]

	(iii)	mandatory principal prepayments (other than arising from an asset sale or from the refinancing of such Indebtedness with long-term Indebtedness (excluding Loans)) and scheduled principal payments on Indebtedness made during such period:	$[___,___,___]

	(iv)	expense for income taxes paid in cash during such period:	$[___,___,___]

	(v)	Restricted Payments paid in cash during such period pursuant to Section 6.08(a)(iii), 6.08(a)(vi), 6.08(a)(vii) and 6.08(a)(viii) of the Credit Agreement:	$[___,___,___]

	(vi)	the aggregate amount of principal payments on Capital Lease Obligations during such period:	$[___,___,___]

	(vii)	mandatory cash contributions to any Plan during such period:	$[___,___,___]

6.	Fixed Charge Coverage Ratio:[10] ((i)-(ii))/(iii) =		[ ] to [ ]

[9]	Item to be set forth without duplication and calculated for the Company and the Restricted Subsidiaries on a consolidated basis.
[10]	In the event that the Company or any Restricted Subsidiary shall have completed a Material Acquisition or a Material Disposition during the relevant period, the Fixed Charge Coverage Ratio shall be determined for such period on a Pro Forma Basis.

6

(i)	Consolidated EBITDAR for such period:	$[___,___,___]

(ii)	Capital Expenditures for such period (except to the extent financed with long-term Indebtedness (excluding Loans)):	$[___,___,___]

(iii)	Consolidated Fixed Charges for such period:	$[___,___,___]

7

SCHEDULE [III]

Applicable Rate Calculation

1.	Average Daily Availability: ((i)(a)/(i)(b))/((ii)(a)/(ii)(b)) =		$[___,___,___]

	(i)	(a) the sum, for each day in the applicable fiscal quarter, of (A) the total Credit Limit then in effect minus (B) the Aggregate Credit Exposure on such day:	$[___,___,___]

		(b) Days in applicable fiscal quarter:	[__]

	(ii)	(a) the sum of the total Revolving Commitments in effect for each day during such fiscal quarter:	$[___,___,___]

		(b) Days in applicable fiscal quarter:	[__]

2.	Applicable Rate Category: = [1] / [2] [1]		[__]

3.	Applicable Rate:

	(i)	ABR Spread:	[__]%

	(ii)	Eurodollar Spread:	[__]%

	(iii)	Standby Letter of Credit Fee:	[__]%

	(iv)	Commercial Letter of Credit Fee:	[__]%

[1]	If Average Daily Availability is >50%, indicate “1”. If Average Daily Availability is ≤50%, indicate “2”.

SCHEDULE [IV]

Liquidity Calculation

1.	Liquidity: ((i)(a) – (i)(b)) + (ii) =			$[___,___,___]

	(i)	(a)	(A) the total Credit Limit in effect on the date of this Certificate minus (B) the Aggregate Credit Exposure as of the date of this Certificate:	$[___,___,___]

		(b)	the greater of (A) $100,000,000 and (B) 20% of the Credit Limit in effect on the date of this Certificate:	$[___,___,___]

	(ii)		the amount of Additional Eligible Pledged Cash as of the date of this Certificate:	$[___,___,___]

2.	Short-Dated TLB Amount (as of the date of this Certificate):			$[___,___,___]

SCHEDULE [V]

Unrestricted Subsidiary Reconciliation

2